UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cablevision Systems Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

SPECIAL MEETING OF STOCKHOLDERS
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Cablevision Stockholder:

You are cordially invited to attend a special meeting of stockholders of Cablevision Systems Corporation to be held on October 24, 2007 at 11:00 A.M., New York time, at our corporate headquarters building at 1111 Stewart Avenue, Bethpage, New York, 11714. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Cablevision Systems Corporation (“Cablevision”), Central Park Holding Company, LLC (an entity organized by certain members and affiliates of the Dolan family) and Central Park Merger Sub, Inc. (a wholly-owned subsidiary of Central Park Holding Company, LLC formed to effect the merger and related transactions discussed below). Pursuant to the merger agreement, Central Park Merger Sub, Inc. will merge with and into Cablevision, with Cablevision continuing as the surviving corporation. You will also be asked to consider and vote upon a proposed amendment to Cablevision’s amended and restated certificate of incorporation to make Section A.X. of Article Fourth, which provides that each class of Cablevision common stock must receive identical consideration upon a merger of Cablevision, inapplicable to the merger and the other transactions contemplated by the merger agreement. This amendment is necessary because the Cablevision Class A common stock and the Cablevision Class B common stock are being treated differently in the merger in that shares of Cablevision Class B common stock are being indirectly converted into equity of the surviving corporation and will not receive the cash merger consideration, as further discussed below. The completion of the merger is conditioned upon, among other things, adoption and approval of the merger agreement and approval of the proposed amendment to Cablevision’s certificate of incorporation.

If the merger is completed, then each share of Cablevision Class A common stock will be converted into the right to receive $36.26 in cash (other than shares held by certain members of the Dolan family and trusts for their benefit, who are more specifically identified in the attached proxy statement (the “Dolan Family Continuing Investors”), restricted stock, shares held in treasury by Cablevision and shares held by stockholders who have perfected their appraisal rights under Delaware law). Immediately prior to the merger, the Dolan Family Continuing Investors will exchange all of their shares of Cablevision common stock for equity interests in Central Park Holding Company, LLC. In the merger, all of the outstanding shares of Central Park Merger Sub, Inc. will be converted into equity interests in the surviving corporation. As a result of the merger, Cablevision will be privately owned by the Dolan Family Continuing Investors, which includes members of senior management, through their ownership of Central Park Holding Company, LLC. A copy of the merger agreement is included as Annex A to the attached proxy statement.

A special committee of your board of directors, consisting of two independent directors, has unanimously determined that the merger agreement is fair to, and in the best interests of, the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) and has recommended to the full Cablevision board of directors that the board of directors approve the merger agreement and the related amendment to Cablevision’s certificate of incorporation. In determining to make its recommendation to the board of directors, the special committee considered, among other things, the opinions of Lehman Brothers and Morgan Stanley, the financial advisors to the special committee, to the effect that, as of the date of their opinions, the cash merger consideration of $36.26 per share to be received by the holders of Cablevision Class A common stock (other than shares held by the Dolan Family Continuing Investors) in the merger is fair, from a financial point of view, to those holders. The opinions of Lehman Brothers and Morgan Stanley are subject to the assumptions, limitations and qualifications set forth in those opinions, which are included as Annex C and Annex D, respectively, in the attached proxy statement.

Cablevision’s board of directors, after considering factors including the unanimous determination and recommendation of the special committee, determined that the merger agreement is advisable and fair to and in the best interests of the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) and approved the merger agreement and the related amendment to Cablevision’s certificate of incorporation. Accordingly, Cablevision’s board of directors recommends that you vote in favor of the adoption and approval of the merger agreement and approval of the proposed amendment to the certificate of incorporation. In arriving at their respective recommendations of the merger agreement and the amendment to the certificate of incorporation, Cablevision’s board of directors and its special committee carefully considered a number of factors which are described in the attached proxy statement.

The attached proxy statement provides you with detailed information about the merger agreement, the merger and the amendment to the certificate of incorporation. We urge you to read the entire document carefully, following which you are asked to return your proxy at your first convenience. The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock, voting together as a single class, and (2) the outstanding shares of Cablevision Class A common stock not held by certain members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries are required to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock, voting together as a single class, (2) the outstanding shares of Cablevision Class A common stock, voting as a separate class, and (3) the outstanding shares of Cablevision Class B common stock, voting as a separate class, are required to approve the amendment to Cablevision’s certificate of incorporation.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-758-5880.

On behalf of your board of directors, thank you for your continued interest and support.

Sincerely,

Charles F. Dolan
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

The attached proxy statement is dated September ●, 2007 and is first being mailed to stockholders on or about September ●, 2007.

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is very important. Please remember that in the case of the proposals to approve the merger agreement and the amendment to Cablevision’s certificate of incorporation, a failure to vote, or an abstention from voting, will have the same effect as a vote against the proposal. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy or vote via telephone or the Internet.

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On October 24, 2007

We will hold a special meeting of stockholders of Cablevision Systems Corporation on October 24, 2007 at 11:00 A.M., New York time, at our corporate headquarters building at 1111 Stewart Avenue, Bethpage, New York, 11714. The purpose of the special meeting is:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Cablevision Systems Corporation (“Cablevision”), Central Park Holding Company, LLC and Central Park Merger Sub, Inc. (“Merger Sub”), as it may be amended from time to time, which, among other things, provides for the merger of Merger Sub with and into Cablevision, with Cablevision continuing as the surviving corporation.

2. To consider and vote upon a proposal to approve an amendment to Cablevision’s Amended and Restated Certificate of Incorporation, to make Section A.X. of Article Fourth, which provides that holders of each class of Cablevision common stock must receive identical consideration upon a merger of Cablevision, inapplicable to the merger and the other transactions contemplated by the merger agreement.

3. To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal 1 or proposal 2.

4. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of Cablevision common stock at the close of business on October 4, 2007, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Cablevision’s headquarters, 1111 Stewart Avenue, Bethpage, New York, after October 4, 2007, and at the special meeting. We are commencing our solicitation of proxies on September ●, 2007, which is before the October 4, 2007 record date. We will continue to solicit proxies until the October 24, 2007 stockholders meeting and each stockholder of record on October 4, 2007 will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you deliver a proxy prior to the record date and remain a holder on the record date you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

We have described the merger agreement, the merger and the charter amendment in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock, voting together as a single class, and (2) the outstanding shares of Cablevision Class A common stock not held by certain members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries, are required to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock, voting together as a single class, (2) the outstanding shares of Cablevision Class A common stock, voting as a separate class, and (3) the outstanding shares of Cablevision Class B common stock, voting as a separate class, are required to approve the amendment to Cablevision’s certificate of incorporation. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote “against” either the merger agreement or the amendment to the certificate of incorporation.

Under Delaware law, holders of Cablevision’s common stock have the right to dissent from the merger and to seek judicial appraisal of the “fair value” of their shares upon compliance with the requirements of the Delaware General Corporation Law. This right is explained more fully under “Special Factors — Appraisal Rights of Stockholders” in the accompanying proxy statement. The appraisal rights provisions of Delaware law are attached to the accompanying proxy statement as Annex B.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy as soon as possible or vote via telephone or the Internet to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, then you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, then you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

Victoria D. Salhus
Secretary
Bethpage, New York
September ●, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date, and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by proxy via telephone or the Internet or if you abstain from voting, that will have the same effect as a vote “against” adoption of the merger agreement and the amendment to the certificate of incorporation. You may revoke your proxy and vote in person if you decide to attend the special meeting.

If you have certificates representing shares of Cablevision common stock, then please do not send your certificates to Cablevision at this time. If the merger agreement is adopted and the merger completed, then you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of Cablevision common stock.

If you have any questions or need assistance in voting your shares of Cablevision common stock, then please call D. F. King & Co., Inc., which is assisting Cablevision, toll-free at 1-800-758-5880.

SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement and may not contain all of the information that may be important in your consideration of the proposed merger and the proposed amendment to our certificate of incorporation. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

•	Purpose of the Stockholder Vote. You are being asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of May 2, 2007, by and among Cablevision Systems Corporation (which we sometimes refer to in this proxy statement as “we” or “Cablevision”), Central Park Holding Company, LLC (which we refer to as “Parent”) and Central Park Merger Sub, Inc. (which we refer to as “Merger Sub”), and an amendment to the amended and restated certificate of incorporation of Cablevision (which we refer to as the “charter amendment”). See “The Special Meeting” beginning on page 62, “The Merger Agreement” beginning on page 65 and “The Charter Amendment” beginning on page 79.

•	The Parties. Cablevision is one of the nation’s leading telecommunications and entertainment companies. Its cable television operations serve more than three million households in the New York metropolitan area. Cablevision’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Parent and its wholly-owned subsidiary, Merger Sub, have been organized by certain members and affiliates of the Dolan family. (We sometimes refer to the members and affiliates of the Dolan family who will own Parent at and immediately following the merger, each of whom is listed on Exhibit A to the merger agreement, as the “Dolan Family Continuing Investors.” Among the Dolan Family Continuing Investors are Charles F. Dolan, our Chairman, and James L. Dolan, our Chief Executive Officer.) See “Special Factors — Effects of the Merger” beginning on page 43, “Information Concerning Cablevision” beginning on page 80 and “Information Concerning Parent and Merger Sub” beginning on page 90.

•	The Merger. Merger Sub will be merged with and into Cablevision, with Cablevision continuing as the surviving corporation. Immediately following the merger, Cablevision, as the surviving corporation in the merger (which we refer to as the “Surviving Corporation”), will become a wholly-owned subsidiary of Parent, which in turn will be owned by the Dolan Family Continuing Investors. See “Special Factors — Effects of the Merger” beginning on page 43 and “Special Factors — Structure and Steps of the Merger” beginning on page 50. The merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

•	The Merger Consideration. The merger agreement contemplates that holders of Cablevision Class A common stock (other than holders who are Dolan Family Continuing Investors, holders of restricted stock and holders that perfect appraisal rights under Delaware law) will receive the merger consideration of $36.26 in cash for each share of Cablevision Class A common stock if the merger is completed. The amount of the merger consideration was the result of extensive negotiations between the special committee and the Dolan Family Continuing Investors and their respective financial and legal advisors during which the special committee was deliberate in its process, taking approximately five months to analyze and evaluate the Dolan Family Continuing Investors’ proposal and to negotiate with the Dolan Family Continuing Investors the terms of the proposed merger, ultimately resulting in a more than 34% increase in the merger consideration over that initially proposed by the Dolan Family Continuing Investors. As such, the merger consideration represents a negotiated amount for the acquisition of the common stock of Cablevision not already owned by the Dolan Family Continuing Investors through the proposed merger. See “Special Factors — Background of the Merger — The October 2006 Proposal” beginning on page 5 and “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger — The Special Committee” beginning on page 17.

i

•	Effects of the Merger. If the merger is completed, holders of Cablevision Class A common stock will receive $36.26 per share in cash for each share of Cablevision Class A common stock, unless the holder is one of the Dolan Family Continuing Investors, a holder of restricted stock or a dissenting stockholder that perfects appraisal rights under Delaware law. As a result of the merger, Cablevision’s stockholders, other than the Dolan Family Continuing Investors, will no longer have an equity interest in Cablevision, Cablevision Class A common stock will no longer be listed on The New York Stock Exchange, and the registration of Cablevision common stock under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated. However, the Surviving Corporation and its subsidiary, CSC Holdings, Inc., will continue to file periodic reports with the Securities and Exchange Commission (which we refer to as the “SEC”) as may be required by applicable securities laws and the indentures governing their outstanding debt securities. See “Special Factors — Effects of the Merger” beginning on page 43.

•	Continued Investment by Certain Members and Affiliates of the Dolan Family. The Dolan Family Continuing Investors will exchange all of their shares of Cablevision common stock (approximately 2,119,074 shares of Cablevision Class A common stock and 55,289,351 shares of Cablevision Class B common stock) for membership interests in Parent, which owns Merger Sub, pursuant to an exchange agreement. In the merger, their shares of Cablevision common stock will then be cancelled and all of the outstanding stock of Merger Sub will be converted into stock of Cablevision. As a result of these transactions, the Dolan Family Continuing Investors will own all of the outstanding equity interests in Parent, and Parent will own all of the outstanding common stock of Cablevision. See “Special Factors — Structure and Steps of the Merger” and “Special Factors — Interests of Certain Persons in the Merger — Dolan Family Continuing Investors’ Investment in Cablevision” beginning on pages 50 and 47, respectively. When we refer to the exchange agreement in this proxy statement, we are referring to the Exchange Agreement, dated as of May 2, 2007, among Parent and the Dolan Family Continuing Investors, as the exchange agreement may be amended from time to time.

•	Effect of the Amendment to the Certificate of Incorporation. Cablevision’s amended and restated certificate of incorporation provides that holders of each class of Cablevision common stock must receive identical consideration upon a merger of Cablevision. Cablevision is proposing to amend its certificate of incorporation to make this provision inapplicable to the merger and the other transactions contemplated by the merger agreement, because shares of Cablevision Class B common stock could be deemed to be indirectly converted into equity of the Surviving Corporation and will not receive the cash merger consideration. See “Special Factors — Structure and Steps of the Merger” beginning on page 50.

•	Required Vote; Voting Agreement. At the special meeting, each stockholder of record holding Cablevision Class A common stock on the record date is entitled to one vote on each matter submitted to a vote for each share of Cablevision Class A common stock held, and each stockholder of record holding Cablevision Class B common stock on the record date is entitled to ten votes on each matter submitted to a vote for each share of Cablevision Class B common stock held. Pursuant to a voting agreement with Cablevision, the Dolan Family Continuing Investors have agreed to vote all of their shares of Cablevision common stock in favor of the adoption and approval of the merger agreement and the approval of the charter amendment. As of August 31, 2007, the parties to the voting agreement collectively held shares of Cablevision common stock representing approximately 87.4% of the outstanding shares of Cablevision Class B common stock, less than 1% of the outstanding shares of Cablevision Class A common stock, and approximately 64.6% of the total voting power of the outstanding Cablevision common stock voting together as a single class.

Under the terms of the merger agreement, the merger agreement must be adopted and approved by the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon held by unaffiliated stockholders (which includes all stockholders other than the Dolan Family Continuing Investors, Parent, any subsidiary of Parent, certain other Dolan family entities that are not the Dolan Family Continuing Investors and executive officers and directors of Cablevision and its subsidiaries). We refer to this separate class vote as the “Majority of the Minority” vote. The voting agreement described above will have no effect on this requirement. Based on the number of shares of Cablevision Class A common stock expected to be outstanding on the record date, approximately 113 million shares of Cablevision Class A common stock owned by unaffiliated stockholders must be voted in favor of the proposal to adopt and approve the merger agreement in order for the proposal to be approved. Under Delaware law, adoption and approval of the merger agreement also requires the affirmative vote of the holders of a majority of the voting power of Cablevision Class A common stock and Class B common stock voting together as a single class. The voting agreement described above assures that this approval requirement will be obtained. The charter amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Cablevision Class A common stock and Class B common stock entitled to vote thereon, voting together as one class, and by each class voting separately as a class. See “The Special Meeting — Vote Required; How Shares Are Voted” beginning on page 64.

The voting agreement assures that the required combined vote of the two classes and the separate vote of the Cablevision Class B common stock will be obtained. Based upon the number of shares of Cablevision Class A common stock expected to be outstanding on the record date, approximately 116 million shares of Cablevision Class A common stock must be voted in favor of the proposal to adopt the charter amendment in order for the proposal to be approved. Under the voting agreement described above, the approximately 2.1 million shares of Cablevision Class A common stock owned by the Dolan Family Continuing Investors (representing less than 1% of the shares of Cablevision Class A common stock outstanding on the record date) will be voted in favor of the charter amendment.

•	Recommendations. The special committee of independent directors of Cablevision’s board of directors that was appointed to review and evaluate the acquisition proposal from the Dolan family has unanimously determined that the merger agreement is fair to, and in the best interests of, the unaffiliated stockholders of Cablevision Class A common stock and recommended to the full Cablevision board of directors that the board of directors approve the merger agreement and the charter amendment. The material factors that led the special committee to conclude that the merger agreement is fair included:

•	the cash consideration of $36.26 per share payable in the merger, which represents a premium to the historical trading price of the Cablevision Class A common stock, is one of the highest per subscriber valuations in the cable industry, and is near the high-end of the per share price range published by research analysts at 18 Wall Street firms prior to the announcement of the execution of the merger agreement;

•	the opinions received by the special committee from its financial advisors, Lehman Brothers and Morgan Stanley, to the effect that as of the date of the merger agreement, the $36.26 merger consideration payable pursuant to the merger agreement was fair, from a financial point of view, to the unaffiliated stockholders of Cablevision Class A common stock;

•	their belief that it was unlikely a transaction could be concluded with a third party because the Dolan Family Continuing Investors would not agree to any transaction involving a sale of their stake in Cablevision;

•	the terms of the merger agreement, including the condition that the merger agreement be approved by a Majority of the Minority vote;

•	the availability of appraisal rights to dissenting stockholders who perfect those rights; and

•	the guarantee entered into by Charles F. Dolan and James L. Dolan of certain potential obligations and liabilities of Parent and Merger Sub under the merger agreement.

After considering factors, including the unanimous recommendation of the special committee, Cablevision’s board of directors (except for members of the Dolan family, who did not participate in the consideration of these matters) has:

•	determined that the merger agreement is advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock;

•	approved the merger agreement and the charter amendment; and

•	recommended that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment.

Given that the members of the Dolan family on the board of directors did not participate in the consideration of these matters, each matter upon which stockholders are being asked to vote was approved by a majority of the directors who are not employees of Cablevision. Charles D. Ferris, a director elected by the holders of Cablevision Class A common stock, joined in the vote of the board approving the merger transaction. He has advised the board that he wishes to remain neutral with respect to the board’s recommendation that Cablevision unaffiliated stockholders vote in favor of the merger transaction, indicating that by virtue of the Majority of the Minority voting requirement, the unaffiliated stockholders are well positioned to decide whether the merger transaction should be consummated.

See “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger” beginning on page 17.

•	Opinions of Financial Advisors. The special committee received opinions from each of Lehman Brothers and Morgan Stanley to the effect that, as of the date of their opinions, the merger consideration of $36.26 per share to be received by the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) pursuant to the merger agreement is fair, from a financial point of view, to such holders. These opinions are subject to the assumptions, limitations and qualifications set forth in the opinions, which are attached as Annex C and Annex D, respectively, to this proxy statement. See “Special Factors — Opinions of Financial Advisors” beginning on page 22.

•	Guarantee. Parent and Merger Sub are newly-formed companies with no significant assets. Charles F. Dolan and James L. Dolan have entered into a guarantee pursuant to which they have guaranteed the due and punctual payment to Cablevision of up to $300 million in respect of any obligation or liability payable to Cablevision by Parent or Merger Sub as a result of a material breach by Parent or Merger Sub of its obligations under the merger agreement. See “The Merger Agreement — Guarantee” beginning on page 78.

•	Financing of the Merger. Completion of the merger is conditioned upon the receipt of required financing. Merger Sub has delivered to Cablevision a commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Bank of America, N.A., Banc of America Securities LLC and Banc of America Bridge LLC covering approximately $15.5 billion in debt financing to fund the merger consideration, to refinance certain indebtedness of Cablevision and certain of its subsidiaries and to provide working capital after the merger. The commitment letter contemplates that the existing notes and debentures of Cablevision, CSC Holdings, Inc. and Rainbow National Services LLC will remain outstanding following completion of the transaction. The commitment letter is subject to certain conditions. See “Special Factors — Financing of the Merger” beginning on page 52.

•	Appraisal Rights. If you do not vote in favor of the merger and you fulfill several procedural requirements, Delaware law entitles you to a judicial appraisal of the “fair value” of your shares. The “fair value” of shares of Cablevision common stock would be determined by a court pursuant to Delaware law. Any Cablevision stockholder that wishes to exercise appraisal rights must not vote in favor of the adoption and approval of the merger agreement and must comply with all of the procedural requirements provided by Delaware law. The procedures are summarized in greater detail in “Special Factors — Appraisal Rights of Stockholders” beginning on page 58 and the relevant text of the appraisal rights statute is attached as Annex B to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights.

•	Tax Consequences. In general, your receipt of cash pursuant to the merger agreement will be a taxable transaction to you. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See “Special Factors — Material United States Federal Income Tax Considerations” beginning on page 48.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Where and When Is the Special Meeting?

A:	We will hold a special meeting of stockholders of Cablevision on October 24, 2007 at 11:00 A.M., New York time, at our corporate headquarters building at 1111 Stewart Avenue, Bethpage, New York, 11714.

Q:	What am I Being Asked to Vote On?

A:	You are being asked to adopt and approve the merger agreement, pursuant to which an entity created by members of the Dolan Family Continuing Investors will acquire Cablevision and each share of Cablevision Class A common stock not held by the Dolan Family Continuing Investors or by stockholders who exercise appraisal rights will be converted into $36.26 in cash. After the merger, Cablevision will be a privately-owned company, wholly-owned by the Dolan Family Continuing Investors. Stockholders also are being asked to consider and approve a proposed amendment to Cablevision’s certificate of incorporation to make a requirement that each class of Cablevision common stock receive identical consideration upon a merger of Cablevision, inapplicable to the merger and other transactions contemplated by the merger agreement. In addition, in the event that there are not sufficient votes to adopt the merger agreement or approve the amendment to the certificate of incorporation at the special meeting, you are being asked to consider and approve any proposal which might be made to postpone or adjourn the special meeting in order to solicit additional proxies.

Q:	Does Cablevision’s Board of Directors Recommend Approval of the Merger Agreement and the Charter Amendment?

A:	Yes. Cablevision’s board of directors recommends that Cablevision stockholders adopt and approve the merger agreement and approve the charter amendment.

The special committee of independent directors of Cablevision’s board of directors that was appointed to review and evaluate the acquisition proposal from the Dolan Family Continuing Investors unanimously determined that the merger agreement is fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock and recommended to the full Cablevision board of directors that the board of directors approve the merger agreement and the charter amendment. After considering factors including the unanimous recommendations of the special committee, Cablevision’s board of directors has:

•	determined that the merger agreement is advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock;

•	approved the merger agreement and the charter amendment;

•	recommended that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment; and

•	recommended that Cablevision’s stockholders vote in favor of the adjournment proposal.

Given that the members of the Dolan family on the board of directors did not participate in the consideration of these matters, each matter upon which stockholders are being asked to vote was approved by a majority of the directors who are not employees of Cablevision. Charles D. Ferris, a director elected by the holders of Cablevision Class A common stock, joined in the vote of the board approving the merger transaction. He has advised the board that he wishes to remain neutral with respect to the board’s recommendation that Cablevision unaffiliated stockholders vote in favor of the merger transaction, indicating that by virtue of the Majority of the Minority voting requirement, the unaffiliated stockholders are well positioned to decide whether the merger transaction should be consummated.

Q:	What is the Record Date for the Special Meeting?

A:	The record date for the special meeting is October 4, 2007. Only holders of Cablevision common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. We are commencing our solicitation of proxies on September ●, 2007, which is before the October 4, 2007 record date. We will continue to solicit proxies until the October 24, 2007 stockholders meeting and each stockholder of record on October 4, 2007 will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you deliver a proxy prior to the record date and remain a holder on the record date you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

v

Q.	What Constitutes a Quorum for the Special Meeting?

A.	The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting. Where a separate class vote is required (such as for the charter amendment), a quorum will consist of the majority of votes entitled to be cast by the stockholders of the class entitled to vote with respect to that matter.

Q:	What do I Need to do Now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card or by voting via telephone or the Internet as soon as possible so that your shares can be represented at the special meeting. Your vote is important. Whether or not you plan to attend the special meeting, you should sign and mail your proxy card or vote via telephone or the Internet at your first convenience. Remember, if you fail to vote your shares, that will have the same effect as a vote “against” the adoption and approval of the merger agreement and the approval of the charter amendment.

Q:	Should I Send in My Stock Certificates Now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Cablevision stock certificates for cash.

Q:	If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares for you only if you provide your broker with your specific voting instructions. You should follow the directions provided by your broker to vote your shares, including instructions for telephone and Internet voting. Without your instructions your shares of Cablevision common stock will not be voted, which will have the same effect as a vote “against” the adoption and approval of the merger agreement and the approval of the charter amendment. Please make certain to return your proxy or voting instruction card for each separate account you maintain to ensure that all of your Cablevision shares are voted.

Q:	May I Change My Vote After I Have Mailed My Signed Proxy Card?

A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy to the Secretary of Cablevision before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must contact your broker or bank and follow the directions provided to change your voting instructions.

Q:	When do You Expect the Merger to be Completed?

A:	We are working to complete the merger as quickly as possible after the special meeting if the merger agreement is adopted and approved and the charter amendment is approved by stockholders at the special meeting. We hope to complete the merger during 2007, although there can be no assurance that we will be able to do so.

Q:	Why is My Vote Important?

A:	Among other required votes, the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Cablevision Class A common stock not held by certain members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries. Because this vote is based upon a majority of the outstanding shares, your failure to vote or your abstention from voting will have the same effect as a vote “against” the adoption and approval of the merger agreement. Similarly, the affirmative vote of the holders of a majority of outstanding shares of Cablevision Class A common stock, voting as a separate class, is required to approve the amendment to Cablevision’s certificate of incorporation. Your failure to vote to approve the charter amendment or your abstention from voting will have the same effect as a vote “against” the charter amendment.

Approval of the charter amendment is a condition to the consummation of the merger agreement. The merger will not occur if the charter amendment is not approved even if the merger agreement is adopted by the stockholders.

Q:	Who Can Help Answer My Questions?

A:	If you have any questions about the merger, need additional copies of this proxy statement, or require assistance in voting your shares, you should contact D.F. King & Co., Inc., which is assisting us, as follows:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: 212-269-5550
All Others Call Toll-free: 1-800-758-5880

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, including information set forth or incorporated by reference in this document, contains statements that constitute forward-looking information, including disclosures relating to the merger, projected financial information, valuation information, possible outcomes from strategic alternatives other than the merger, potential actions and performance of competitors, the expected amounts, timing and availability of financing, restructuring charges, availability under credit facilities, levels of capital expenditures, sources of funds, funding requirements, expected changes in basic video customers and revenue generating unit growth, among others. You are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	with respect to the merger: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure of required conditions to close the merger; (2) the outcome of any legal proceedings that have been or may be instituted against Cablevision and others; (3) the inability to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of certain regulatory approvals; (4) the failure to obtain the necessary debt financing; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of financings that will be obtained for the merger and the potential impact on those actual terms of a continuation of current unsettled conditions in the credit markets; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger;

•	any of the assumptions underlying our projected financial information proving to be inaccurate;

•	the level of our revenues;

•	competition from existing competitors (such as Verizon Communications Inc. (“Verizon”) and other telephone companies and direct broadcast satellite (“DBS”) providers), as well as competition from new competitors (such as high-speed wireless providers) entering our franchise areas;

•	demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein;

•	the cost of programming and industry conditions;

•	the regulatory environment in which we operate;

•	developments in the government investigations and litigation related to past practices of Cablevision in connection with grants of stock options and stock appreciation rights;

•	developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•	the outcome of litigation and other proceedings, including the matters described under “Legal Matters” in the notes to our condensed consolidated financial statements;

•	general economic conditions in the areas in which we operate;

•	demand for advertising inventory;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•	the demand for our programming among other cable television and DBS operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television and DBS operators and telephone companies;

•	market demand for new services;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times contemplated (if at all);

•	other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses;

•	financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate; and

•	the other factors described in our Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws. The Transaction Statement on Schedule 13E-3 filed with the SEC with respect to the proposed merger (the “Schedule 13E-3”) will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

x

SPECIAL FACTORS

Background of the Merger

The 2005 Proposal

On June 19, 2005, the board of directors received a proposal from certain members of the Dolan family (whom we refer to as the “2005 Family Group”) to take private the cable and telecommunications businesses of Cablevision for $21.00 per share in cash and to spin-off to stockholders a pro-rata equity interest in Cablevision’s programming, sports and entertainment assets. In its proposal, the 2005 Family Group stated that it was interested only in the proposed transaction and would not sell its ownership interest in Cablevision. The proposal also stated that the 2005 Family Group anticipated that the board of directors would form a special committee of independent directors, which would retain its own legal and financial advisors, to respond to the proposal on behalf of Cablevision’s unaffiliated stockholders.

On June 20, 2005, the 2005 Family Group issued a press release announcing its proposal, and, as part of a “group” for Schedule 13D reporting purposes, also filed an amended Schedule 13D with the SEC, which included as exhibits the letter containing the proposal to Cablevision’s board of directors and the press release, as well as a commitment letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Bank of America with respect to debt financing for the proposal.

On June 21, 2005, at a special meeting of the board of directors of Cablevision, the board of directors determined to establish a special committee of independent directors to consider and act with respect to the proposal. With the assistance of Willkie Farr & Gallagher LLP (“Willkie Farr”), outside counsel to the independent directors, and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), outside counsel to Cablevision, the board of directors considered the independence of Thomas V. Reifenheiser, Vice Admiral USN, John R. Ryan (Ret.) and Vincent Tese, each of whom was an independent director elected by the Class A common stockholders, with respect to service on the special committee. The board of directors determined that there were no relationships with Cablevision or with the 2005 Family Group or any of its representatives that would interfere with the independence of Messrs. Reifenheiser, Ryan or Tese in connection with considering the proposal and appointed them to the special committee. At the board of directors’ meeting, representatives of Willkie Farr also reviewed with the directors their fiduciary duties and responsibilities, as well as the process to be expected in connection with the proposal.

The board of directors then authorized the special committee to exercise the power of the board with respect to the consideration and negotiation of the 2005 Family Group’s proposal or any revised proposal, including the exclusive power and authority to:

•	review, evaluate and negotiate the terms and conditions of the proposal, including any modifications or amendments thereto and any other similar proposal involving Cablevision and the 2005 Family Group;

•	determine whether the proposal was fair to, and in the best interests of, Cablevision and its unaffiliated stockholders and to recommend to the full board of directors what action, if any, should be taken with respect to the proposal; and

•	take any and all actions of Cablevision with respect to the proposal, including reviewing, analyzing, evaluating, authorizing, monitoring and exercising general oversight of all proceedings and activities of Cablevision related to the proposal.

The board of directors also resolved at the meeting that it would not recommend, authorize, approve or endorse the proposal or any other merger, acquisition or similar proposal involving Cablevision, the 2005 Family Group or any of their affiliates unless such transaction was recommended to the board of directors by the special committee. In addition, the board of directors authorized the special committee to retain the services of its own legal and financial advisors at Cablevision’s expense.

On June 21, 2005, the special committee met with representatives of Willkie Farr, which firm had been acting as outside counsel to the independent directors of Cablevision, to discuss the retention of Willkie Farr as outside counsel to the special committee. At the meeting, the special committee determined to retain Willkie Farr as its outside counsel based on a variety of factors, including the reputation and experience of Willkie Farr in mergers and acquisitions transactions, its experience in representing special committees considering going-private proposals, its prior representation of the independent directors of Cablevision and the absence of relationships creating a potential conflict. Later in the meeting, representatives of Willkie Farr and members of the special committee discussed the function of the special committee, the duties and responsibilities of its members and an overview of process with respect to the proposal. The special committee was also informed of the role special committees played in similar transactions and the legal standards applied by the Delaware courts to going-private transactions involving a controlling stockholder.

On June 23, 2005, the special committee met with representatives of Willkie Farr to further review the special committee’s fiduciary obligations and the process of hiring independent financial advisors.

In June and July 2005, a number of shareholder class action lawsuits were filed against Cablevision and its individual directors in the Delaware Chancery Court, the New York Supreme Court for Nassau County and the U.S. District Court for the Eastern District of New York, relating to the 2005 Family Group’s proposal. The complaints alleged breaches of fiduciary duty by Cablevision’s directors for proposing and/or approving the transactions contemplated by the 2005 Family Group’s proposal letter dated June 19, 2005.

On June 30, 2005, the special committee met with representatives of Willkie Farr to discuss, among other matters, the appearance of a possible conflict involving Mr. Tese’s service on the special committee in light of his position as a director of Bear, Stearns & Co. Inc. (“Bear Stearns”), which had been recently identified as a potential financing source for the 2005 Family Group. That day, Mr. Tese submitted his resignation from the special committee in order to avoid even the appearance of any conflict of interest.

On July 1, 2005, the members of the special committee and representatives of Willkie Farr interviewed representatives of seven investment banking firms with the objective of selecting one or more firms as financial advisor to the special committee. These representatives discussed their expertise, experience in and perspective on the cable, telecommunications and entertainment industries, their preliminary view of the substance and process of evaluating the 2005 Family Group’s proposal, as well as information about their respective firms. They also responded to a variety of questions from the special committee regarding their experience in advising special committees in a controlling stockholder context and their independence, objectivity and any relationships that might pose potential conflicts.

On July 5, 2005, the special committee met with representatives of Willkie Farr to consider which of the investment banking firms to select as financial advisor. The special committee instructed representatives of Willkie Farr to obtain additional information and clarifications from certain of the investment banks. After obtaining and reviewing the additional information, the special committee, on July 8, 2005, determined to retain Lehman Brothers and Morgan Stanley as their financial advisors, subject to finalization of satisfactory retention arrangements with these firms. The special committee determined to retain both Lehman Brothers and Morgan Stanley for a variety of reasons, including their reputation, experience and expertise in merger and acquisitions in the cable, telecommunications and entertainment industries, experience in advising special committees in transactions similar to the 2005 Family Group’s proposal, as well as broad investment banking and strong capital markets expertise. Two nationally-recognized investment banks were selected as financial advisors to the special committee in light of the complexity and size of a potential transaction, the multifaceted nature of Cablevision’s businesses and the control position held by the 2005 Family Group. The special committee was also of the view that neither firm had relationships that would compromise their independence. The special committee considered certain past business contacts that each firm had with Cablevision and its affiliates in reaching its determination. In that regard, the special committee took into consideration Morgan Stanley’s previous engagement as financial advisor to the board of directors with respect to the proposed spin-off of Cablevision’s Rainbow Media Enterprises subsidiary and as financial advisor to Cablevision in connection with its sale of the VOOM satellite assets. The special committee considered Lehman Brothers’ earlier engagement as financial advisor to the independent committee of the board of directors in connection with a proposed sale of certain VOOM assets to members of the Dolan family. The special committee was also aware that both Morgan Stanley and Lehman Brothers had from time to time engaged in ordinary course underwriting and lending activities with Cablevision and certain of its subsidiaries. The special committee determined that both financial advisors should work together and coordinate their efforts on all aspects of the assignment, but that they should reach their conclusions with respect to the proposal separately, objectively and independently.

On July 14, 2005, at the instruction of the special committee, representatives of Willkie Farr distributed a memorandum to senior executive management of Cablevision outlining the role of the special committee, the role of management, potential conflicts and cooperation insofar as the 2005 Family Group’s proposal was concerned.

On July 14, 2005, the special committee met, together with representatives of Willkie Farr, and approved engagement letters for Lehman Brothers and Morgan Stanley as the special committee’s financial advisors. The engagement letters provided for a fee to be paid to each of Lehman Brothers and Morgan Stanley as described in “ — Estimated Fees and Expenses.” See also “ — Opinions of Financial Advisors” for a description of the fees paid to each of Lehman Brothers and Morgan Stanley. As part of its deliberations, the special committee considered the structure of the financial advisors’ fees, namely $2,500,000 payable to each following the execution of its respective engagement letter, $2,750,000 payable to each upon the delivery of its respective opinion or upon notification to the special committee that it had completed the work necessary to deliver its respective opinion (not dependent on the outcome of such opinion), and up to $1,500,000 payable to each at the sole discretion of the special committee upon completion of a transaction. The special committee concluded that this fee structure would help ensure that its financial advisors would not be motivated in favor of a proposed transaction that was not in the best interests of the unaffiliated stockholders.

On July 15, 2005, the special committee met with its legal and financial advisors to discuss and consider due diligence requests, financial modeling and financial projections and to prepare for an upcoming meeting with the 2005 Family Group and its advisors.

On July 18, 2005, the special committee caused Cablevision to issue a press release announcing that the special committee had retained Lehman Brothers and Morgan Stanley as its financial advisors and Willkie Farr as its legal counsel in connection with its review of the 2005 Family Group’s proposal.

On July 18, 2005, the special committee and its legal and financial advisors also met at the offices of Willkie Farr with representatives of the 2005 Family Group, including Charles F. Dolan and James L. Dolan, and Debevoise & Plimpton LLP (“Debevoise”), legal advisors to the 2005 Family Group, and Merrill Lynch and Bank of America, financial advisors to the 2005 Family Group, to discuss the 2005 Family Group’s proposal and views on valuation of Cablevision Class A common stock. The discussion highlighted the reasons why the 2005 Family Group believed the proposal was attractive to Cablevision’s unaffiliated stockholders, including providing stockholders with immediate liquidity for Cablevision’s cable and telecommunications business and continuing equity in Cablevision’s programming, sports and entertainment businesses. In support of the 2005 Family Group’s position, their financial advisors discussed recent trends in the cable and entertainment sectors, committed debt financing of the cash portion of the proposal, the increasingly competitive environment, trends in Cablevision’s business, historical and public market valuations, share price performance and comparables, as well as potential value associated with Cablevision’s programming and entertainment business. Charles F. Dolan also reiterated the statement made in the proposal that the 2005 Family Group was interested only in pursuing the proposed transaction, was not willing to own less than all of Cablevision’s cable and telecommunications businesses and would not sell any shares in Cablevision or shares received in the spin-off.

On July 19, 2005, the board of directors of Cablevision adopted resolutions providing for compensation of $30,000 for each of Messrs. Reifenheiser and Ryan for each full month of service on the special committee, pro-rated for any partial month of service.

During the period from July 20, 2005 to July 29, 2005, the special committee and its legal and financial advisors met on multiple occasions to discuss and review financial due diligence, receive management presentations regarding Cablevision’s businesses and review and evaluate management’s financial projections. During this period, the special committee and its legal and financial advisors also met with representatives of the 2005 Family Group and their legal and financial advisors to further review the structure of the proposal and its tax implications and the related financing.

During the month of August 2005, the legal and financial advisors to the special committee participated in numerous management presentation sessions regarding Cablevision’s businesses, as well as sessions with legal and financial advisors to the 2005 Family Group. The special committee received periodic updates from its advisors during this period and discussed with its financial advisors preliminary thoughts regarding valuation.

On August 26, 2005, the special committee and its advisors met at the offices of Willkie Farr with representatives of the 2005 Family Group and its advisors. At this meeting, the 2005 Family Group provided the special committee with additional information regarding the proposal, including clarification of asset allocations between the businesses to be acquired by the 2005 Family Group and the businesses to be spun-off to Cablevision’s stockholders, a revised tax structure and more detail regarding separation and inter-company arrangements.

Following the 2005 Family Group’s presentation, the special committee met with its legal and financial advisors and discussed the presentation. The special committee’s financial advisors indicated that, although additional information was required from the 2005 Family Group to properly evaluate the proposal, they expected to be in a position to make a presentation to the special committee in approximately two weeks.

On September 15, 2005 and September 23, 2005, the special committee and its legal and financial advisors met at the offices of Willkie Farr. At these meetings, representatives of Lehman Brothers and Morgan Stanley made a presentation regarding their financial due diligence and their analysis of historical and projected financial and operating information. The presentation also included an overview of the status of the process, a review of the 2005 Family Group proposal, a discussion of structuring, financing and tax issues related to the proposal, the trading history and performance of Cablevision Class A common stock, market reactions to the proposal, Cablevision’s unique position in the cable industry, projected growth and performance metrics, and their preliminary valuation analysis.

On September 23, 2005, the special committee and its legal and financial advisors met at the offices of Willkie Farr with representatives of the 2005 Family Group and their advisors to present the special committee’s views with respect to the proposal, including a discussion of why it believed the value of the cable and telecommunications businesses of Cablevision was well in excess of the $21.00 per share in cash included in the 2005 Family Group’s proposal and that the value assigned to the spun-off entity on a public trading basis was overstated in the 2005 Family Group’s proposal.

On October 3, 2005, the special committee and its legal and financial advisors met at the offices of Willkie Farr with representatives of the 2005 Family Group and their advisors, at which meeting the representatives of the 2005 Family Group responded to the views of the special committee and its advisors. The financial advisors to the 2005 Family Group indicated their belief that the special committee financial advisors’ valuation analysis: (i) did not reflect inherent business risks and accelerating threats to Cablevision’s cable business; (ii) did not adequately address and incorporate comparative peer group public market trading activity; and (iii) overly relied upon forward-looking valuation metrics tied to financial projections prepared by management that the financial advisors to the 2005 Family Group believed were aggressive and uncertain.

From October 4, 2005 to October 18, 2005, the special committee and its legal and financial advisors considered and reviewed the response of the 2005 Family Group and their advisors.

On October 21, 2005, the special committee and its legal and financial advisors met at the offices of Willkie Farr with representatives of the 2005 Family Group and their advisors to present the special committee’s views in response to the 2005 Family Group presentation on October 3, 2005. At this meeting, the special committee reiterated its views on valuation and its position that significantly greater value needed to be delivered to the unaffiliated stockholders in any going-private transaction.

On October 24, 2005, the 2005 Family Group withdrew its proposal, citing, among other reasons, declining cable and telecommunications sector valuations and an increased competitive environment, and recommended that the board of directors consider and declare a $3 billion special dividend payable pro-rata to all stockholders.

The Special Dividend

During the period from the end of October 2005 through March 2006, the board of directors and management of Cablevision reviewed and analyzed the feasibility and advisability of a special dividend on the common stock of

Cablevision. As part of this process, Cablevision retained financial, valuation and legal advisors to assist with the analysis, including Morgan Stanley as independent financial advisor to the board of directors. After announcing a special dividend in the fall of 2005, Cablevision discovered possible technical covenant violations under the agreements governing certain of its debt obligations and announced on December 19, 2005 that the dividend would not be paid as previously announced.

On November 17, 2005, the plaintiffs in the litigation pending in the New York Supreme Court for Nassau County filed an amended class action and derivative complaint alleging, among other things, that the proposed special dividend constituted breaches of fiduciary duties by the defendants named therein. On December 28, 2005, another shareholder derivative action was filed in the United States District Court for the Eastern District of New York, alleging, among other things, that the proposed special dividend constituted breaches of fiduciary duties by the defendants named therein.

On March 24, 2006, the board of directors determined to establish a special committee of independent directors, consisting of Messrs. Reifenheiser and Ryan, to evaluate the proposed special dividend and to make a recommendation to the board of directors as to whether a special dividend should be paid, and, if so, in what amount. The special dividend committee retained Willkie Farr as its independent legal advisors and Morgan Stanley as its independent financial advisor. The determination by the board of directors to appoint a special committee to evaluate the special dividend was pursuant to an agreement which contemplated the settlement of the ongoing litigation pending in the New York Supreme Court for Nassau County relating to the proposed special dividend.

From March 24, 2006 through April 7, 2006, the special dividend committee met multiple times with representatives of Willkie Farr and Cablevision and Cablevision’s financial, valuation and legal advisors to consider the advisability and feasibility of the proposed special dividend. The special dividend committee and representatives of Willkie Farr and Morgan Stanley also met with counsel to, and financial experts for, the plaintiffs in the litigation pending in the New York Supreme Court for Nassau County relating to the proposed special dividend to consider their views regarding the litigation and the proposed special dividend.

On April 7, 2006, the special dividend committee presented to the board of directors a report detailing the work performed and conclusions reached by the special dividend committee, including a recommendation that the board of directors declare and pay a special dividend. On April 7, 2006, the board of directors determined that the payment of the special dividend was in the best interests of Cablevision and its stockholders and declared a special cash dividend of $10.00 per share on each outstanding share of its Cablevision Class A common stock and Cablevision Class B common stock. On April 10, 2006, the parties to the litigation pending in the New York Supreme Court for Nassau County relating to the proposed special dividend entered into a Stipulation of Compromise and Settlement to settle and resolve that action and to release related claims through the date of the special dividend. The dividend was paid on April 24, 2006 from the proceeds of a $3.0 billion term loan borrowing under the credit agreement of Cablevision’s subsidiary, CSC Holdings.

On January 5, 2007, the New York Supreme Court for Nassau County approved the settlement and dismissed the lawsuit as to all defendants named therein with prejudice. Pursuant to such settlement, the claims asserted in the similar lawsuit pending in the U.S. District Court for the Eastern District of New York were released and forever discharged, and on January 17, 2007, that lawsuit was dismissed with prejudice in its entirety against the defendants named therein.

The October 2006 Proposal

On October 6, 2006, representatives of Willkie Farr met with, and at the request of, Charles F. Dolan and James L. Dolan (the “Dolans”) and their legal advisors, at the offices of Willkie Farr. At the meeting, the Dolans informed representatives of Willkie Farr, acting as counsel to the independent directors of Cablevision, of the Dolans’ continued interest in taking Cablevision private and generally inquired as to the level of receptivity of such a transaction to the independent directors. Representatives of Willkie Farr informed the Dolans that they believed that the independent directors would consider any such transaction which was fair to, and in the best interests of, Cablevision’s unaffiliated stockholders.

On October 8, 2006, the Dolans, acting on behalf of the Dolan Family Continuing Investors, sent a letter to the members of Cablevision’s board of directors setting forth an offer to acquire the publicly-held shares of Cablevision Class A common stock for $27.00 per share in cash. The letter indicated that the Dolan Family Continuing Investors planned to invest all of their Cablevision shares in the transaction and that funds would be provided by committed debt financing from Merrill Lynch and Bear Stearns. In their proposal, the Dolan Family Continuing Investors stated that they were interested only in the proposed transaction and would not sell their ownership interest in Cablevision. The proposal also stated that the Dolan Family Continuing Investors anticipated that the board of directors would form a special committee of independent directors, which would retain its own legal and financial advisors to respond to the proposal on behalf of Cablevision’s unaffiliated stockholders. The Dolan Family Continuing Investors indicated that they did not intend to pursue the proposed transaction without the approval of the special committee.

On October 8, 2006, the Dolans contacted the members of the board of directors who were not Dolan Family Continuing Investors and advised them of the contents of the letter. On the same day, Merrill Lynch and Bear Stearns delivered a commitment letter to Cablevision with respect to proposed debt financing for the proposed transaction. Merrill Lynch and Bear Stearns were engaged on September 26, 2006 to act as joint financial advisors to the Dolans and any new company formed by the Dolans in connection with any proposed transaction with Cablevision. They were engaged based upon their qualifications, expertise and reputation.

On October 9, 2006, the Dolan Family Continuing Investors issued a press release announcing their proposal and, on October 10, 2006, filed an amendment to their Schedule 13D with the SEC, which included as exhibits the proposal letter, the press release and the commitment letter from Merrill Lynch and Bear Stearns.

At a special meeting of the board of directors of Cablevision on October 9, 2006, James L. Dolan made a brief statement on behalf of the Dolan Family Continuing Investors explaining that the Dolan Family Continuing Investors believed their proposal was fair and in the best interests of Cablevision and its unaffiliated stockholders. Representatives of the Dolan Family Continuing Investors excused themselves from the meeting, and the remaining members of the board of directors discussed the proposal. Representatives of Willkie Farr, outside counsel to the independent directors, described to the directors the legal framework for their evaluation of the proposal and the process that would be followed, including the formation of a special committee of the board of directors and the appointment of legal and financial advisors by the special committee. With the assistance of representatives of Willkie Farr and Sullivan & Cromwell, counsel to Cablevision, the board of directors considered the independence of Messrs. Reifenheiser and Ryan, who had served as members of the special committee in connection with the 2005 proposal, with respect to service on the special committee. The board of directors determined that there were no relationships of Mr. Reifenheiser or Mr. Ryan with Cablevision or any representatives of the Dolan Family Continuing Investors that would interfere with their independence in connection with considering the proposal, and, acknowledging their prior experience, appointed Mr. Reifenheiser and Mr. Ryan to constitute the special committee. The board of directors adopted resolutions providing for compensation of $30,000 for each of Messrs. Reifenheiser and Ryan for each full month of service on the special committee, pro-rated for any partial month of service.

The board of directors then authorized the special committee to exercise the power of the board with respect to the consideration and negotiation of the Dolan Family Continuing Investors’ proposal or any revised proposal, including the exclusive power and authority to:

•	review, evaluate and negotiate the terms and conditions of the proposal, including any modifications or amendments thereto and any other similar proposal involving Cablevision and the Dolan Family Continuing Investors;

•	determine whether the proposal was fair to, and in the best interests of, Cablevision and its unaffiliated stockholders and to recommend to the full board of directors what action, if any, should be taken with respect to the proposal; and

•	take any and all actions of Cablevision with respect to the proposal, including to review, analyze, evaluate, authorize, monitor and exercise general oversight of all related proceedings and activities of Cablevision related to the proposal.

The board of directors also resolved at the meeting that it would not recommend, authorize, approve or endorse the proposal or any other merger, acquisition or similar proposal involving Cablevision, the Dolan Family Continuing Investors or any of their affiliates unless such transaction was recommended to the board of directors by the special committee. In addition, the board of directors authorized the special committee to retain the services of its own legal and financial advisors at Cablevision’s expense.

On October 9, 2006, the special committee met with representatives of Willkie Farr, which firm had acted as outside counsel to the Cablevision special committee in connection with the 2005 proposal, to discuss the retention of Willkie Farr as outside counsel to the special committee. At the meeting, the special committee determined to retain Willkie Farr as its outside counsel based on a variety of factors, including the reputation and experience of Willkie Farr in mergers and acquisitions transactions, its experience in representing special committees considering going-private proposals, its prior representation of the Cablevision special committee in connection with the 2005 proposal, its prior representation of the independent directors of Cablevision, and the absence of relationships creating a potential conflict. Later in the meeting, representatives of Willkie Farr and members of the special committee discussed the function of the special committee, the duties and responsibilities of its members and an overview of process with respect to the proposal. The special committee was also informed of the role special committees played in similar transactions and the legal standards applied by the Delaware courts to going-private transactions involving a controlling stockholder.

On October 12, 2006, the Dolan Family Continuing Investors entered into a confidentiality agreement with Cablevision to initiate due diligence. On the same day, at the instruction of the special committee, representatives of Willkie Farr distributed a memorandum to senior executive management of Cablevision outlining the role of the special committee, the role of management, potential conflicts and cooperation insofar as the Dolan Family Continuing Investors’ proposal was concerned.

On October 13, 2006, the members of the special committee interviewed representatives of three investment banking firms with the objective of selecting one or more firms as financial advisor to the special committee. These representatives discussed their expertise, experience in and perspective on the cable, telecommunications and entertainment industries, their preliminary view of the substance and process of evaluating the Dolan Family Continuing Investors’ proposal, as well as information about their respective firms. They also responded to a variety of questions from the special committee regarding their experience in advising special committees in a controlling stockholder context and their independence, objectivity and any relationships that might pose potential conflicts.

On October 15 and 16, 2006, the special committee and representatives of Willkie Farr engaged in further discussions with, and obtained further information from, representatives of Lehman Brothers and Morgan Stanley. After obtaining and reviewing the additional information, the special committee, on October 17, 2006, determined to retain Lehman Brothers and Morgan Stanley as its financial advisors. The special committee determined to retain both Lehman Brothers and Morgan Stanley for a variety of reasons, including their reputation, experience and expertise in mergers and acquisitions in the cable, telecommunications and entertainment industries, experience in advising special committees in transactions similar to the Dolan Family Continuing Investors’ proposal (including their representation of the Cablevision special committee in connection with the 2005 proposal), as well as broad investment banking and strong capital markets expertise. The special committee was also of the view that neither firm had relationships that would compromise their independence. The special committee considered that Lehman Brothers had not undertaken any new assignments for Cablevision since its assignment as financial advisor to the special committee in connection with the 2005 proposal and Morgan Stanley’s only assignment during that period was acting as independent financial advisor to the board of directors and the special dividend committee with respect to the consideration and payment of the special dividend in 2006. The special committee determined that both financial advisors should work together and coordinate their efforts on all aspects of the assignment, but that they should reach their conclusions with respect to the proposal separately, objectively and independently.

On October 17, 2006, the special committee approved engagement letters for Lehman Brothers and Morgan Stanley as the special committee’s financial advisors. The engagement letters provided for a fee to be paid to each of Lehman Brothers and Morgan Stanley as described in “ — Estimated Fees and Expenses.” See also “ — Opinions of Financial Advisors” for a description of the fees paid to each of Lehman Brothers and Morgan Stanley. As part of its deliberations, the special committee considered the structure of the financial advisors’ fees, namely $5,000,000 payable to each following execution of its respective engagement letter, $2,500,000 payable to each upon delivery of its respective opinion or upon the notification to the special committee that it had completed the work necessary to deliver its respective opinion (not dependent on the outcome of such opinion), and up to $7,500,000 payable to each at the sole discretion of the special committee on or before the closing of a transaction. The special committee concluded that this fee structure would help ensure that its financial advisors would not be motivated in favor of a proposed transaction which was not in the best interests of the unaffiliated stockholders. The special committee did not believe that the possible additional payment to its financial advisors on or before the closing of a transaction would adversely impact the independence of the advisors because the payment of any such fee was entirely discretionary on the part of the special committee and both advisors had previously demonstrated in connection with the 2005 Family Group’s proposal that they would not allow a potential payment on completion to compromise their independent advice. Accordingly, the special committee believed that the structure of the fees to be paid to its financial advisors was appropriate under the circumstances because the advisors were incentivized to advocate only that which was in the best interests of unaffiliated stockholders and would not be awarded any additional payments unless, in the sole discretion of the special committee, such payments were warranted.

From mid-October 2006 through January 2007, the legal and financial advisors to the special committee and Debevoise, legal advisors to the Dolan Family Continuing Investors, and Merrill Lynch and Bear Stearns, financial advisors to the Dolans, conducted extensive legal and business due diligence of Cablevision.

In October 2006, a number of shareholder class action lawsuits were filed against Cablevision and its directors in New York Supreme Court, Nassau County, relating to the proposal (the “Transactions Lawsuits”). These lawsuits alleged breaches of fiduciary duty and sought injunctive relief to prevent consummation of the proposed transaction and compensatory damages. In addition, the plaintiffs in the consolidated cases pending in the U.S. District Court for the Eastern District of New York relating to alleged options backdating included in their consolidated complaint a similar claim challenging the proposed transaction (see “— Certain Legal Matters”). On May 7, 2007, an additional similar lawsuit was filed against Cablevision and its directors in New York Supreme Court, Nassau County, relating to the merger.

On October 19, 2006, the legal and financial advisors to the special committee met with the legal advisors to the Dolan Family Continuing Investors and the financial advisors to the Dolans. At the meeting, Merrill Lynch and Bear Stearns, the financial advisors to the Dolans, discussed the Dolan Family Continuing Investors’ proposal. The discussion highlighted the reasons why the Dolan Family Continuing Investors believed the proposal was attractive to Cablevision’s unaffiliated stockholders, including providing unaffiliated stockholders with value certainty, a simpler structure than the 2005 proposal and a meaningful premium to Cablevision’s then current Class A common stock trading price. The Dolans’ financial advisors also discussed the proposed financing structure, including sources and uses of funds, and answered various questions of the special committee’s advisors. On October 20, 2006, the special committee met with its advisors to discuss the presentation of the advisors to the Dolan Family Continuing Investors. The special committee also received an update from its financial advisors on the status of due diligence requests, financial modeling and financial projections.

On October 26, 2006, the financial advisors to the special committee notified the special committee that they had learned from representatives of Cablevision that a draft of Cablevision’s 2007 budget and five year (2007-2011) plan (these are the projections referred to as the “2007 plan” in “ — Projected Financial Information” below), would not be ready until late November 2006. These financial advisors explained that they would not be able to properly evaluate the fairness of the proposed transaction without first reviewing the financial projections contained in the 2007 plan. The special committee discussed the importance of the 2007 plan and authorized their legal advisors to request from Cablevision an expedited review and completion of the 2007 plan, but in a manner that would not compromise the integrity and accuracy of the 2007 plan. Subsequently, representatives of Willkie Farr requested that the 2007 plan be made available to the special committee and its advisors at the earliest possible date so that the special committee could incorporate it into its deliberations on a timely basis.

On October 30, 2006, the special committee and its legal and financial advisors met with members of senior management of Cablevision (other than the Dolans) as part of their due diligence review. At this meeting, members of senior management discussed Cablevision’s business and prospects, and answered questions from the special committee’s advisors.

On November 2, 2006, the special committee held a meeting with its legal and financial advisors. At the meeting, the legal advisors discussed an inquiry received from the legal advisors to the Dolan Family Continuing Investors as to the timing of the special committee’s process. The special committee stated that it would not expedite its process in a manner that would compromise the integrity of its work or Cablevision’s process for preparation of the 2007 plan. The special committee and its advisors discussed issues relating to the special committee’s evaluation process. Following this discussion, the special committee and its financial advisors discussed initial observations from their October 30, 2006 due diligence meeting with Cablevision. The financial advisors explained that they would continue their due diligence review and valuation work; however, they indicated that they would not be able to complete their work until after their review of the 2007 plan. The financial advisors also indicated that they planned to discuss the proposed financing, and possible alternative financing sources, with representatives of the Dolan Family Continuing Investors and their advisors in the near future. The special committee and its advisors agreed that the financial advisors should convey to the Dolan Family Continuing Investors’ advisors various methods of proposed financing that could produce additional value for the unaffiliated stockholders, such as mezzanine debt and preferred stock financings, private equity and strategic partnerships, and asset sales. The financial advisors to the special committee would not have participated in or assisted on these financings or other transactions.

In November 2006, the special committee’s advisors and the Dolan Family Continuing Investors’ advisors continued their due diligence review while management prepared the 2007 plan.

On November 10, 2006, the special committee and its legal and financial advisors held a meeting with the legal advisors to the Dolan Family Continuing Investors and the Dolans’ financial advisors at the offices of Willkie Farr. At the meeting, the Dolans’ financial advisors presented information relating to the Dolan Family Continuing Investors’ proposal and the proposed financing and transaction structure. The special committee and its advisors inquired into leverage issues and other issues relating to the proposed financing structure. The special committee also inquired into the conditionality of the debt commitments from Merrill Lynch and Bear Stearns. The special committee and its advisors indicated that they might be ready to begin substantive discussions relating to the proposal in early December 2006, following their review of the 2007 plan.

On November 21, 2006, management of Cablevision distributed a draft of the 2007 plan to the advisors to the special committee and the advisors to the Dolan Family Continuing Investors. Following receipt of the 2007 plan, the special committee’s financial advisors met with management of Cablevision (other than the Dolans) to review the projections and underlying assumptions, as well as tax and other matters.

On November 29, 2006, Debevoise delivered an initial draft of the merger agreement relating to the proposed transaction to the legal advisors of the special committee.

On December 8, 2006, the special committee and its legal and financial advisors met at the offices of Willkie Farr. At the meeting, representatives of Lehman Brothers and Morgan Stanley made a presentation regarding their financial due diligence and their analysis of historical and projected financial and operating information of Cablevision. The presentation included an overview of the status of the process, a summary of the financial due diligence conducted to date by the financial advisors and a review of the Dolan Family Continuing Investors’ proposal. The presentation contained a comprehensive analysis of management’s projections in comparison with Wall Street analysts’ expectations in terms of revenue, adjusted operating cash flow, or “AOCF”, capital expenditures, and free cash flows for the cable and telecommunications businesses and for the programming, sports and entertainment businesses, and of subscribers, revenue generating units and penetration of basic, data and telephony services for the cable and telecommunications businesses. When we refer in this proxy statement to “AOCF”, we mean net income before taking into account interest expense, taxes, depreciation and amortization, excluding employee stock plan charges or credits, restructuring charges or credits and other charges or credits classified as non-operating items of income or expense in Cablevision’s statement of operations. In certain of the presentations to the special committee, AOCF is referred to as “EBITDA.” When we refer in this proxy statement to “free cash flow,” we mean AOCF less capital expenditures and working capital. Cablevision’s cable operations and results were likewise compared to some of its peers, including Comcast Corporation, which we refer to in this proxy statement as “Comcast,” Time Warner Cable, Charter Communications, Inc. and Mediacom Communications Corporation. A preliminary valuation analysis was presented that utilized various methodologies, including historical share price, Wall Street analysts’ price targets, sum of the parts, transaction premium, discounted future price, discounted cash flow, break-up and leveraged buyout analyses. A recent commentary on the stock as well as an analysis of the recent trading dynamics of Cablevision and its cable peers were likewise included. Finally, the impact of the financing required on the capital structure of Cablevision was considered. The special committee formed the view, in consultation with Lehman Brothers and Morgan Stanley, that the price of $27.00 per share appeared low based on most valuation analyses. Following discussion and consideration of the Dolan Family Continuing Investors’ proposal at this meeting and the presentation of its financial advisors, the special committee and its advisors agreed that Lehman Brothers and Morgan Stanley should fully engage the advisors to the Dolan Family Continuing Investors with respect to their findings and research. Lehman Brothers and Morgan Stanley agreed to meet with the Dolan Family Continuing Investors advisors as soon as possible.

On December 11, 2006, the legal and financial advisors to each of the special committee and the Dolan Family Continuing Investors met at Morgan Stanley. At the meeting, the financial advisors to the special committee indicated to the advisors of the Dolan Family Continuing Investors that they were far apart on valuation as presented in the Dolan Family Continuing Investors’ proposal.

On December 14, 2006, management of Cablevision distributed a preliminary version of the 2007 plan to the advisors to the special committee and the advisors to the Dolan Family Continuing Investors. On December 19, 2006, Cablevision management sent the final version of the 2007 plan, which had no changes from the December 14, 2006 version, to the advisors to the special committee and the advisors to the Dolan Family Continuing Investors.

On December 17, 2006, the legal and financial advisors to the special committee met with the legal and financial advisors to the Dolan Family Continuing Investors at the offices of Willkie Farr. At the meeting, Lehman Brothers and Morgan Stanley discussed their views with respect to the proposal, including the special committee’s concerns regarding valuation and made a presentation which explained the financial advisors’ views that the value of the Cablevision Class A common stock was in excess of the value included in the Dolan Family Continuing Investors’ proposal. The special committee believed, after consultation with Lehman Brothers and Morgan Stanley, that the premium offered by this proposal was low in comparison to precedent transactions. The presentation also focused on the continued appreciation of the cable sector as evidenced by the recent trading performance of some of Cablevision’s peers. Morgan Stanley and Lehman Brothers stated the special committee’s belief, after consultation with Lehman Brothers and Morgan Stanley, that an analysis of the performance of Cablevision’s stock indicated that Cablevision’s fundamental valuation was in excess of the current offer and that the shareholders would likely benefit from continuing to hold the stock.

On December 20, 2006, the special committee and its advisors held a meeting at the offices of Willkie Farr with Charles F. Dolan and James L. Dolan and the advisors to the Dolan Family Continuing Investors. At the meeting, at the direction of the special committee, Lehman Brothers and Morgan Stanley reiterated the concerns of the special committee regarding valuation, and discussed why they believed that the value of the Cablevision Class A common stock was well in excess of the value included in the Dolan Family Continuing Investors’ proposal. Lehman Brothers and Morgan Stanley noted that the then current trading price of Cablevision Class A common stock was in excess of $28.00 per share. At the meeting, Merrill Lynch and Bear Stearns made a presentation in response to the presentation made by Lehman Brothers and Morgan Stanley at the December 17, 2006 meeting. Merrill Lynch and Bear Stearns discussed reasons why they believed the $27.00 per share offer by the Dolan Family Continuing Investors represented an attractive proposal. Among other things, Merrill Lynch and Bear Stearns compared the proposed transaction favorably to other recent cable deals and explained that the offer price represented the highest value per subscriber in the industry in the past five years. They also indicated their belief that the special committee financial advisors’ valuation analysis did not reflect inherent business risks and accelerating competition to Cablevision’s cable business and overly relied upon forward-looking valuation metrics tied to management’s financial projections that Merrill Lynch and Bear Stearns believed were aggressive and uncertain. In particular, they noted that the 2007 plan assumed that Verizon would not continue to further build out its television distribution business in Cablevision’s service territory beyond the end of 2007, and that the 2007 plan would likely need to be revised downward if Verizon followed through on its stated plans to continue the build-out of its FiOS system in Cablevision’s service territory. The special committee and their financial advisors and the Dolan Family Continuing Investors’ financial advisors then discussed their differences in viewpoint regarding Cablevision’s valuation analyses, the unaffected stock price, appropriate precedent transactions and Cablevision’s performance and prospects, including the growth rate of Cablevision’s AOCF relative to its industry peers.

From December 21, 2006 to January 11, 2007, at the direction of the special committee, the special committee’s advisors continued their due diligence review and conducted further discussions with the advisors to the Dolan Family Continuing Investors with respect to valuation. On January 8, 2007, the special committee’s financial advisors met with non-Dolan family members of Cablevision’s management to receive an update on the recent performance of Cablevision’s business, competitive developments related to Verizon FiOS and management assumptions for the competitive environment reflected in the 2007 plan.

On January 4, 2007, representatives of the plaintiffs in the Transactions Lawsuits made a presentation to the special committee and its counsel regarding their views of the substantive merits of the such actions, including their views as to a fair price and fair process, and the special committee and its counsel asked questions and engaged in a dialogue with the representatives of such plaintiffs regarding these issues. On January 5, 2007, representatives of such plaintiffs made a similar presentation to Debevoise, counsel for the Dolan Family Continuing Investors. At these meetings, the representatives of the plaintiffs presented an analysis by Stout Risius Ross, Inc. (“SRR”). SRR’s conclusion based upon its preliminary analysis was that the Cablevision common stock had a value between $35.19 and $43.44. This valuation range was based upon SRR’s assessment of (1) a consolidated entity enterprise value, (2) a simple sum-of-the-parts enterprise value and (3) a sum-of-the-parts value. SRR concluded that the offer price of $27.00 per share was inadequate to Cablevision’s unaffiliated stockholders. We understand that SRR is a financial and operational advisory firm that specializes in investment banking, operational strategy and performance improvement, restructuring and turnaround, valuation and financial opinions, and dispute advisory and forensic services. Neither SRR nor any of its affiliates has had any material relationship with Cablevision or any of its affiliates within the past two years.

On January 9, 2007, the special committee met with its legal and financial advisors to receive a status update. At the meeting, representatives of Lehman Brothers and Morgan Stanley made a presentation which included an analysis of Cablevision’s cable-only valuation multiples and a comparison of multiples to its cable peers, as well as discounted cash flow analyses based on sensitivity cases, including sensitivities reflecting alternative competitive scenarios as compared to the 2007 plan. The sensitivity cases are described under “— Projected Financial Information.”

On January 11, 2007, the Dolans contacted Mr. Reifenheiser to communicate that the Dolan Family Continuing Investors would be submitting a revised offer to the special committee containing a “best and final price” of $30.00 per share in cash (the “revised offer”).

On January 12, 2007, the Dolans, acting on behalf of the Dolan Family Continuing Investors, submitted a letter to the special committee setting forth the revised offer, which would expire at the close of business on January 17, 2007. The letter expressed the view of the Dolan Family Continuing Investors that the revised offer represented a “fair value” and was in the best interests of Cablevision and its unaffiliated stockholders because (i) the revised offer price represented a premium of 25.4% over the trading price of Cablevision Class A common stock immediately prior to the announcement of the proposal in October 2006, (ii) the revised offer price represented a 23.7% premium to the 52-week high closing price for Cablevision Class A common stock at the time of the announcement of the proposal in October 2006, (iii) the revised offer represented a value per subscriber of approximately $4,750, which would be the highest subscriber valuation in the cable industry since 2000, and (iv) the all-cash nature of the consideration provided value certainty. On January 12, 2007, Merrill Lynch and Bear Stearns delivered a revised commitment letter to Cablevision with respect to the financing necessary to complete the revised offer.

On January 12, 2007, the special committee met with its legal and financial advisors. The special committee agreed, in consultation with its advisors, that the revised offer did not represent a fair price based on the valuation work that had been completed by Lehman Brothers and Morgan Stanley and had previously been discussed with the Dolan Family Continuing Investors and their advisors. The special committee and its advisors discussed the special committee’s response to the Dolan Family Continuing Investors’ revised offer.

Also on January 12, 2007, lead counsel for the plaintiffs in the Transactions Lawsuits wrote to the special committee, noting that the revised offer was still below the valuation levels discussed during their January 4, 2007 presentation and urging the special committee to negotiate to seek a higher price and take additional steps to protect the process for the benefit of unaffiliated stockholders of Cablevision Class A common stock.

On January 16, 2007, following further discussions with its advisors, the special committee delivered a letter to the Dolan Family Continuing Investors indicating that the revised offer was inadequate and therefore rejected by the special committee. The letter explained that the revised offer “does not represent fair value for the Company’s public shareholders nor does it contemplate a transaction that is in their best interest.” The special committee noted that the committee and their advisors had analyzed critical financial and related information, including Cablevision’s 2007 plan. The letter indicated that on several occasions prior to the receipt of the revised offer, indications were given by the special committee’s representatives to the Dolan Family Continuing Investors and their advisors of the inadequacy of the $27.00 per share proposal and that general guidance had been provided as to values that the special committee would be willing to consider. The special committee explained that discussions with the Dolan Family Continuing Investors had included suggestions of various methods to produce additional value for the unaffiliated stockholders, including mezzanine debt and preferred stock financings, private equity and strategic partnerships, asset sales, and public stockholder economic participation in future sale transactions. The letter concluded with the special committee welcoming the opportunity to continue to work with the Dolan Family Continuing Investors, the other directors and management of Cablevision with the objective of further enhancing the value of Cablevision and maximizing value to Cablevision’s unaffiliated stockholders.

At the close of business on January 17, 2007, the revised offer expired pursuant to its terms.

On January 18, 2007, lead counsel for the plaintiffs in the Transactions Lawsuits wrote to the Dolan Family Continuing Investors, urging them to raise their offer.

Following the special committee’s rejection of the revised proposal, the special committee received periodic reports from its legal and financial advisors with respect to trading performance and market reaction to fourth quarter 2006 earnings releases of Cablevision, its cable peers and Verizon.

In early March 2007, Charles F. Dolan, in his capacity as chairman and a director of Cablevision, discussed with members of the board of directors potential financial transactions, including another possible special dividend to stockholders and a possible stock buy-back. In mid-March 2007, the Dolans generally discussed with members of the special committee their continued interest in a going-private transaction and suggested to the special committee that it consider a valuation which it would be willing to discuss.

On March 27, 2007, the special committee met with its legal and financial advisors at the offices of Willkie Farr. At the meeting, Lehman Brothers and Morgan Stanley presented and reviewed with the special committee factors and events impacting on valuation since the special committee’s rejection of the $30.00 per share proposal on January 16, 2007. The presentation included a review of Cablevision’s and Comcast’s relative stock trading performance; an overview of media sector trading performance; an analysis of Cablevision’s cable-only valuation multiples and a comparison of multiples to its cable peers; a review of Cablevision’s 2006 actual versus estimated performance; a review of equity research analysts’ price targets and commentary; a comparison of Cablevision’s cable operations relative to its peers; an overview of the fourth quarter 2006 results of Comcast, Time Warner Cable and Verizon; a general overview of share repurchase and special dividend alternatives; and a review of their preliminary discounted cash flow and leveraged buyout valuation analyses.

On April 3, 2007, the special committee and its legal and financial advisors further discussed and considered the presentation made to it the previous week and developed an appropriate response to the Dolans. The special committee concluded that it would only be productive to continue to discuss a going-private transaction that valued Cablevision in excess of $33.00 per share and assuming some continuing participation by Cablevision’s unaffiliated stockholders in Cablevision’s value following the closing. At the request of the special committee, that conclusion was conveyed to the Dolans, together with suggestions of financing alternatives to fund such an amount, including selected asset sales, mezzanine financing, and outside equity.

From April 4, 2007 to April 12, 2007, at the direction of the special committee, financial advisors to the special committee and financial advisors to the Dolan Family Continuing Investors had discussions with respect to the special committee’s position.

On April 12, 2007, the special committee met with the Dolans to discuss the position of the special committee. At that meeting, the Dolans made clear that they were only prepared to engage in preliminary, confidential discussions, that they were not authorized to act on behalf of the Dolan Family Continuing Investors, and that any potential transaction would have to be approved by the Dolan Family Continuing Investors. They also indicated that any deal that they would be willing to consider and propose would not involve an equity partner nor would it contemplate any asset sales to increase the merger price. In addition, they indicated that their objective was to take Cablevision private and that any proposal would not include public stockholder participation in Cablevision following the closing. The Dolans also requested that the special committee indicate to them a valuation that the committee would consider in light of these considerations. From April 13, 2007 to April 18, 2007, the special committee and its legal and financial advisors considered the Dolans’ request.

On April 18, 2007, the special committee conveyed to the Dolans the special committee’s view that it would consider a proposal valuing Cablevision, without any right of its unaffiliated stockholders to participate in Cablevision following the merger, in excess of $36.00 per share, subject to the negotiation of an acceptable merger agreement. The Dolans indicated a preliminary interest in exploring a transaction on such terms, but reiterated that they were only prepared to engage in preliminary, confidential discussions, they were not authorized to act on behalf of the Dolan Family Continuing Investors, and that any potential transaction would have to be approved by the Dolan Family Continuing Investors

On April 19, 2007, legal advisors to the Dolan Family Continuing Investors contacted representatives of Willkie Farr to discuss generally the status and process of a potential going-private transaction and the terms of a related merger agreement.

On April 20, 2007, management of Cablevision (other than the Dolans) discussed with advisors to the Dolan Family Continuing Investors information relating to Cablevision’s preliminary first quarter results. From April 20, 2007 through May 2, 2007, the legal and financial advisors to the special committee and the legal and financial advisors to the Dolan Family Continuing Investors conducted updated legal and business due diligence of Cablevision.

On April 20, 2007, representatives of Willkie Farr made revisions to the draft merger agreement that was originally distributed to them on November 29, 2006. On the same date, representatives of Willkie Farr reviewed with the special committee their proposed revisions to the merger agreement, the status of discussions with the legal advisors to the Dolan Family Continuing Investors, and the status of due diligence. On April 21, 2007, representatives of Willkie Farr delivered a revised draft of the merger agreement to the legal advisors to the Dolan Family Continuing Investors, followed by a discussion on April 22, 2007 amongst these advisors regarding process and a general review of the merger agreement.

On April 23 2007, the legal advisors to the special committee and the legal advisors to the Dolan Family Continuing Investors held a meeting at the offices of Willkie Farr to discuss the merger agreement and related ancillary documents. The parties discussed various issues, including:

•	those relating to the guarantee of the obligations of Parent and Merger Sub;

•	the Majority of the Minority voting condition;

•	the scope of Cablevision’s representations and warranties;

•	the right of the special committee to change its recommendation after the signing of the merger agreement, if any merger agreement were signed; and

•	the reimbursement of the Dolan Family Continuing Investors’ expenses if the merger agreement were terminated other than as a result of a breach by Parent or Merger Sub.

Throughout the week of April 23, 2007, the legal advisors engaged in substantial discussions regarding the merger agreement and related agreements, including consultation with their respective clients.

As a result of negotiations among legal advisors to the special committee and legal advisors to the Dolan Family Continuing Investors, and with lawyers representing plaintiffs in the Transactions Lawsuits, who were informed during the week of April 23 of the preliminary discussions regarding a possible transaction and provided with drafts of the merger agreement and certain financial information on a confidential basis of which they were able to evaluate the fairness of the merger consideration, the Dolan Family Continuing Investors agreed to a number of concessions on the terms of the merger agreement, principally:

•	increasing the size of the guarantee of the obligations of Parent and Merger Sub from $5 million to $20 million, and then from $20 million to $100 million;

•	basing satisfaction of the Majority of the Minority voting condition on obtaining the affirmative vote of a majority of the outstanding shares not held by members of the Dolan Family Continuing Investors, certain parties related to them or executive officers and directors of Cablevision and its subsidiaries;

•	substantially limiting the scope of Cablevision’s representations and warranties, including by eliminating many representations and warranties as to Cablevision’s businesses;

•	expanding the special committee’s right to change its recommendation such that the occurrence of any event, fact, circumstance or development, unknown to the special committee on the date of the merger agreement and that becomes known prior to the adoption and approval of the merger by Cablevision’s stockholders, could serve as a basis for a change in recommendation; and

•	removing any obligation of Cablevision to reimburse the Dolan Family Continuing Investors’ expenses or pay any “break-up fee” in the event the special committee changed its recommendation.

On April 24, 2007, Merrill Lynch, Bear Stearns and Bank of America delivered revised commitment papers to Cablevision in connection with a possible revised offer of the Dolan Family Continuing Investors. From April 24, 2007 to April 27, 2007, the advisors to the Dolan Family Continuing Investors and the special committee, as well as management of Cablevision (other than the Dolans), reviewed the commitment papers, while negotiations continued relating to the merger agreement and related ancillary agreements.

On April 27, 2007, the special committee held a meeting with its legal and financial advisors at the offices of Willkie Farr. Representatives of Willkie Farr informed the special committee as to the status of a possible offer from the Dolan Family Continuing Investors and the status of ongoing negotiations of the merger agreement and related ancillary documents. The special committee also discussed with representatives of Willkie Farr its interest in obtaining assurances from the Dolan Family Continuing Investors that they had not engaged in any discussions regarding any sale of a substantial amount of Cablevision assets or stock in the recent past. The plaintiffs in the Transactions Lawsuits also sought such assurances. On the same day, the members of the Cablevision board of directors who are not members of the Dolan family held a meeting with the advisors to the special committee. At this meeting, the members of the special committee explained that they had previously conveyed to the Dolans the special committee’s view that it would consider a proposal valuing Cablevision Class A common stock in excess of $36.00 per share, without any right of its unaffiliated stockholders to participate in Cablevision following the merger, subject to the negotiation of an acceptable merger agreement and related documentation. The non-Dolan family directors discussed with the financial advisors to the special committee the advisors’ views with respect to such a price per share and asked the special committee’s financial advisors to review their analysis of the fairness of the price. The financial advisors explained that they had valued Cablevision based on a variety of methodologies, including intrinsic valuation methodologies and relative valuation methodologies. Following this discussion, representatives of Willkie Farr updated them on the status of ongoing negotiations of the merger agreement and related ancillary documents and the financing commitment papers. The purpose of the meeting with the non-Dolan family directors was to give them information to allow them to make an informed decision whether to accept a recommendation of the special committee on a transaction if such a recommendation was made. The non-Dolan family directors agreed to continue their consideration of these matters and to meet during the week of April 30, 2007, if necessary.

On April 27 and 28, 2007, representatives of the Dolan Family Continuing Investors contacted certain of the non-Dolan family directors and urged them to seek to complete, to the extent consistent with their fiduciary duties, their consideration of the proposed transaction over the weekend of April 28 and 29, 2007. The Dolans were advised by certain of the directors contacted that completing their consideration on that schedule would not be possible. On April 28 and 29, 2007, negotiations continued relating to the merger agreement and the ancillary documents. The special committee continued discussions with its legal and financial advisors regarding valuation and process. During this time, the special committee and its advisors kept the non-Dolan-family board members apprised of developments.

On April 30, 2007, the special committee held a meeting at the offices of Willkie Farr with its legal and financial advisors. Representatives of Willkie Farr informed the special committee that negotiations were still continuing with respect to the merger agreement and related ancillary documents and discussed several remaining key issues. The Dolans had initially proposed to guarantee the obligations of the acquisition vehicle only up to

$5 million. The proposed guarantee would only apply to obligations resulting from any “willful and material breach” under the merger agreement. Representatives of the special committee indicated that, although the Dolans had agreed to increase the guarantee to $100 million, the guarantee was still too limited. Lead counsel for the plaintiffs in the Transactions Lawsuits also advanced this point with counsel for the Dolan Family Continuing Investors. The special committee agreed that if the acquisition vehicle remained unfunded, the guarantee from the Dolans should be in excess of $100 million. Representatives of Willkie Farr discussed with the special committee the special committee’s concerns, and interest in providing protections in the merger agreement, regarding possible attempts by the Dolan Family Continuing Investors to enter into an alternative transaction involving Cablevision between signing and closing of the proposed merger agreement.

Following the discussions between the special committee and its legal advisors, the financial advisors to the special committee presented a presentation book with respect to a potential proposal in excess of $36.00 per share. The presentation included a general overview of the terms of a potential offer, the transaction history, value creation since the 2005 Family Group’s proposal (including the effects of the $10 per share special dividend on April 24, 2006), as well as a comparison of Cablevision multiples measured against Comcast multiples. The financial advisors also discussed key recent events including the reporting of results of Comcast, Time Warner Cable and Verizon and concerns over the competitive environment. The financial advisors summarized key financial due diligence findings including that although Cablevision’s cable business performance and expectations remained robust, the competitive environment remained a key concern, with Verizon competition beginning to negatively impact Cablevision’s performance, as evidenced by slower growth in revenue generating units as compared to prior historical periods, an expected AOCF shortfall for 2007 (as compared with the 2007 plan) and Cablevision management’s April 2007 projection of 50,000 fewer basic subscriber additions by the end of 2007 than were reflected in the 2007 plan. In addition, the presentation included a review of management projections and a comparison of Cablevision’s operations to its peers and the updated 2007 plan to Wall Street estimates. The special committee was also presented with financial valuation analyses which included historical share price, Wall Street research equity price targets, transaction premia, sum-of-the-parts, break-up and discounted cash flow analyses. The financial advisors also presented to and reviewed with the special committee discounted cash flow sensitivities analyses which reflected the downside sensitivity cases discussed under “Projected Financial Information.” The financial advisors indicated that they believed the process the special committee and its advisors had taken was thorough and proper. Representatives of Willkie Farr then reviewed with both the special committee and the non-Dolan-related directors the status of ongoing negotiations with respect to the merger agreement and related ancillary documents. On that day, the non-Dolan family directors were invited to and participated in certain of the discussions among the special committee and its advisors. The special committee met separately with its advisors to discuss its strategy for responding to a possible offer from the Dolan Family Continuing Investors.

On May 1, 2007, the special committee held meetings with its legal and financial advisors at the offices of Willkie Farr. The non-Dolan-family members of the board of directors were invited to certain of these meetings, and were kept apprised of developments. At the meetings, the advisors to the special committee discussed the current negotiations relating to the financing commitment papers and the merger agreement and related ancillary documents. Representatives of Willkie Farr indicated that the Dolans had agreed to increase the amount of the guarantee of the acquisition vehicle to $200 million. The special committee and its legal advisors agreed to negotiate this number as high as possible and require that the guarantee cover all breaches, not just “willful and material breaches.” Representatives of Willkie Farr explained that the Dolan Family Continuing Investors had also agreed to provide notice between the signing and closing of the merger agreement of any “material transaction” involving Cablevision, which would allow the special committee to change its recommendation to the unaffiliated stockholders. The merger agreement would also contain a representation from the Dolan Family Continuing Investors regarding the absence of any material negotiations between October 8, 2006 (the date the October 2006 proposal was made) and the date of the merger agreement or of any current plan by the Dolan Family Continuing Investors and their affiliates to sell Cablevision or material assets of Cablevision other than in connection with the transactions contemplated by the merger agreement. The special committee and its legal advisors discussed other open issues relating to the merger agreement, as well as concerns relating to the conditionality of the proposed financing commitments. The advisors to the special committee communicated the positions of the special committee on the merger agreement and financing commitment papers to the advisors to the Dolan Family Continuing Investors. The special committee reconvened to discuss the negotiations and strategy. Further meetings and negotiations followed between the special committee and its advisors and the Dolan Family Continuing Investors and their advisors. By the early morning of May 2, 2007, negotiations regarding the merger agreement and related ancillary documents were substantially complete. The Dolans had agreed to a guarantee of the obligations payable by the acquisition vehicle of up to $300 million as a result of any material breach under the merger agreement.

Also during the evening of May 1, 2007, and early morning of May 2, 2007, representatives of certain defendants in the Transactions Lawsuits and in actions relating to alleged options-backdating discussed a possible resolution of the Transactions Lawsuits and the assignment of options backdating claims to the Surviving Corporation with representatives of the plaintiffs in certain of those actions. As a result of these discussions, and following participation by representatives of the plaintiffs in the Transactions Lawsuits in the negotiations leading to increases in consideration since the original October 8, 2006, $27 per share offer and improvements to the structural terms of the merger agreement (as discussed above), the Dolan Family Continuing Investors agreed to a $30 million increase in the merger consideration (which increase was reflected in the $36.26 offer and represented an increase of approximately $0.13 per share (based on the number of shares of Cablevision Class A common stock not owned by the Dolan Family Continuing Investors and outstanding on May 2, 2007)) and reached an agreement in principle, which subsequently was reflected in a memorandum of understanding for the settlement and dismissal of the Transactions Lawsuits and the transfer to the Surviving Corporation of the options backdating claims asserted in the derivative action in the Nassau County Supreme Court, subject to approval of a settlement by the Nassau County Supreme Court. At a later date, representatives of plaintiffs who had brought options-related derivative claims and a going-private claim in the U.S. District Court for the Eastern District of New York agreed to join in the memorandum of understanding. For their work on behalf of stockholders in the Transactions Lawsuits and in the actions relating to alleged options backdating in the Nassau County Supreme Court and the U.S. District Court for the Eastern District of New York, plaintiffs’ counsel intends to request that the Nassau County Supreme Court award them fees, including expenses, of $29,250,000. The settling defendants have agreed not to challenge the fees and expenses application for this amount. Cablevision has agreed to pay such amount, if approved by the court, following completion of the merger.

In the early morning of May 2, 2007, representatives of the Dolan Family Continuing Investors and their legal advisors met with members of the special committee and its legal advisors, as well as the non-Dolan family members of the board of directors. The Dolan Family Continuing Investors presented an offer of $36.26 per share in cash, indicating that the offer included $30 million of incremental value above the maximum price they were willing to pay to acquire the Cablevision shares held by the unaffiliated stockholders, which incremental value was agreed to by the Dolan Family Continuing Investors in order to reach an agreement in principle to settle and resolve certain outstanding litigation (as discussed above). Pursuant to the proposal, the Dolan Family Continuing Investors would contribute approximately $2.1 billion in equity to the transaction through reinvestment of their Cablevision shares in a new privately-owned company. At the same time, the Dolan Family Continuing Investors also received and delivered to Cablevision a commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bear, Stearns Corporate Lending Inc., Bear Stearns, Bank of America N.A., Banc of America Securities LLC, and Banc of America Bridge LLC to Merger Sub covering approximately $15.5 billion in debt financing to fund the merger consideration, to refinance certain indebtedness of Cablevision and its subsidiaries and for working capital purposes.

The special committee met with its legal and financial advisors to discuss the proposal and the other terms of the transaction. Following these discussions, the special committee concluded that it was appropriate and prudent to attempt to negotiate a higher price and decided to respond with a counterproposal of $36.50 per share. The special committee and its legal advisors met with the Dolans and their legal advisors to propose the counteroffer. The Dolans responded by firmly indicating that they had no ability and no intention to pay more than $36.26 per share. The special committee met with its legal and financial advisors to discuss the position of the Dolan Family Continuing Investors. The special committee decided to suggest that negotiations with the Dolan Family Continuing Investors were at an impasse and should be concluded for the day and perhaps resumed the following day or at a later point in time. The special committee and its legal advisors then met with the Dolans and their legal advisors to present this suggestion. The Dolans responded by reiterating their position that they would not increase the offer price in excess of $36.26 per share under any circumstances and that, if a deal were not reached that morning, they would rescind their proposal and negotiations would terminate.

The special committee met with its advisors and considered the position of the Dolan Family Continuing Investors. They discussed the terms of the deal, the risks and consequences of not accepting the proposal and the benefits of affording the unaffiliated stockholders the opportunity and ability to review, evaluate and consider the transaction on their own and based upon the Majority of the Minority approval condition. The financial advisors indicated that they were prepared to render a fairness opinion with respect to the fairness, from a financial point of view, of the consideration to be received by unaffiliated stockholders of Cablevision Class A common stock pursuant to the merger agreement. After further discussions, at the request of the special committee, the financial advisors issued an oral opinion, confirmed in writing later that day, that as of May 2, 2007, and based upon and subject to the matters stated in its opinion, the $36.26 per share to be received by the unaffiliated stockholders of Cablevision Class A common stock, pursuant to the merger agreement, was fair from a financial point of view to such holders. The special committee then held a meeting at which it resolved that the proposal of $36.26 per share, the merger agreement and related ancillary agreements and the transactions contemplated thereby were fair to and in the best interests of Cablevision and its unaffiliated stockholders. The special committee approved, and recommended approval to the board of directors of the proposal, the merger agreement and related ancillary agreements and the transactions contemplated thereby.

Following the special committee meeting, on the morning of May 2, 2007, the board of directors held a meeting to consider the proposal of the Dolan Family Continuing Investors and the recommendation of the special committee. The special committee reported to the board of directors on the special committee’s deliberations, and determination and recommendation, and the legal advisors to the special committee reviewed the terms of the proposed agreements and the resolutions adopted by the special committee. After discussion, the board of directors, other than members of the Dolan family (who recused themselves), then approved the merger agreement and related ancillary agreements and the transactions contemplated thereby.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger

The Special Committee

Cablevision’s board of directors established a special committee consisting of two independent directors, Thomas V. Reifenheiser and Vice Admiral John R. Ryan USN (Ret.), to review, evaluate and make recommendations to the board of directors with respect to the Dolan Family Continuing Investors’ proposed acquisition of the publicly-held shares of Cablevision Class A common stock. The special committee retained Lehman Brothers and Morgan Stanley as its independent financial advisors and retained Willkie Farr as its independent legal counsel. The special committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the Dolan Family Continuing Investors’ proposal and conducted negotiations with the Dolan Family Continuing Investors and their representatives with respect to the merger agreement and the various other agreements related to the merger.

The special committee, by unanimous vote at a meeting held on May 2, 2007, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock. In addition, at the May 2, 2007 meeting, the special committee recommended that the board of directors (1) approve the merger agreement and the related agreements, including the voting agreement and the guarantee, and the consummation of the transactions contemplated thereby, (2) approve the charter amendment and (3) recommend that the holders of shares of Cablevision Class A common stock vote in favor of adoption and approval of the merger agreement and approval of the charter amendment. In reaching its determination, the special committee consulted with and received the advice of its independent financial and legal advisors, considered the prospects of Cablevision, including the uncertainties and risks facing it, and considered the interests of unaffiliated stockholders of Cablevision Class A common stock.

In determining that the merger agreement is advisable and fair to and in the best interests of unaffiliated stockholders of Cablevision Class A common stock and recommending the approval of the merger agreement and the transactions contemplated thereby, including the merger, to Cablevision’s board of directors on May 2, 2007, the special committee considered a number of factors. The material factors are summarized below.

The special committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

1. The merger would provide the holders of Cablevision Class A common stock with cash consideration of $36.26 per share, a price the special committee viewed as fair in light of Cablevision’s historical and projected financial performance and historical trading prices of Cablevision’s stock. In this regard, the special committee considered that:

•	$36.26 per share represents a 51.5% premium over the closing stock price on October 6, 2006, the last trading day before the Dolan Family Continuing Investors’ $27.00 per share offer on October 8, 2006, and 34% above that offer, and 21% above the $30.00 per share offer by the Dolan Family Continuing Investors that was rejected by the special committee on January 16, 2007;

•	$36.26 per share is 49% higher than the highest trading price for Cablevision Class A common stock for the 52-week period ending on October 6, 2006 ($24.25 on September 15, 2006) and represents a 179% premium to the lowest closing price of the common stock during that 52-week period ($13.00 on December 27, 2005 after adjusting for the $10 per share special dividend);

•	the per-subscriber value implied by a $36.26 per share offer price is approximately $5,340 (assuming that Cablevision’s non-cable businesses have a value of $4.8 billion), which value would be the highest subscriber valuation in the cable industry since 2000 other than the April 2007 acquisition by Comcast of Patriot Media’s 81,000-subscriber cable systems in New Jersey;

•	$36.26 per share is within the valuation ranges implied by Lehman Brothers’ and Morgan Stanley’s sum-of-the-parts and break-up analyses of the value of Cablevision;

•	$36.26 is above the high-end of the per-share price range published by research analysts at 18 Wall Street firms prior to the announcement of the October 2006 proposal and near the high-end of the per-share price range published by these firms prior to announcement of the execution of the merger agreement; and

•	intensifying competition remained a key concern, with Verizon competition beginning to negatively impact Cablevision’s performance as evidenced by slower growth in revenue generating units, a $32 million expected AOCF shortfall for 2007 (as compared with the 2007 plan) and Cablevision management’s revised projection of 50,000 fewer basic subscriber additions by December 31, 2007 (as compared with the 2007 plan).

2. The opinions received by the special committee from its financial advisors, Lehman Brothers and Morgan Stanley, delivered orally at the special committee meeting on May 2, 2007 and subsequently confirmed in writing later that day, to the effect that as of the date thereof, the $36.26 merger consideration to be received by the unaffiliated stockholders of Cablevision Class A common stock, pursuant to the merger agreement, was fair, from a financial point of view, to those holders.

3. The special committee’s belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of the Dolan Family Continuing Investors (contained in the letter, dated January 12, 2007, from the Dolan Family Continuing Investors to the special committee of Cablevision and subsequently confirmed to the special committee), that they would not agree to any other transaction involving a sale of their stake in Cablevision.

4. The special committee’s belief that the $36.26 per share merger consideration represented the highest per-share consideration that could be negotiated.

5. The terms of the merger agreement, principally:

•	the requirement that the transaction be approved by the affirmative vote of the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon not held by (i) members of the Dolan Family Continuing Investors or any affiliate thereof or (ii) executive officers and directors of Cablevision and its subsidiaries;

•	that the merger agreement allows the special committee and the board of directors to change or withdraw its recommendation of the merger agreement if a superior proposal is received from a third party or if any other event, fact, development or circumstance (including notice from the Dolan Family Continuing Investors of another material transaction with respect to Cablevision) becomes known to the special committee and the special committee determines that such action is required to comply with its fiduciary duties to the unaffiliated stockholders of Cablevision under applicable law;

•	the representations by the Dolan Family Continuing Investors that neither they nor their affiliates had engaged in material negotiations since October 8, 2006 or reached any agreement pursuant to which 20.1% or more of the consolidated assets of Cablevision would be sold or otherwise disposed of, and that they had no current plans to do so;

•	that while the merger agreement contains a covenant prohibiting Cablevision from soliciting third-party acquisition proposals, it allows Cablevision an opportunity to respond to certain unsolicited third-party acquisition proposals if the special committee determines that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the unaffiliated stockholders of Cablevision under applicable law; and

•	that no termination fee is payable by Cablevision to Parent or Merger Sub under any circumstance.

6. That holders of Cablevision Class A common stock that do not vote in favor of the merger or otherwise waive their appraisal rights will have the opportunity to demand judicial appraisal of the “fair value” of their shares under Section 262 of the Delaware General Corporation Law as described under “— Appraisal Rights of Stockholders.”

7. That Charles F. Dolan and James L. Dolan have entered into a guarantee pursuant to which they will guarantee to Cablevision the due and punctual payment of any obligation or liability of Parent or Merger Sub as a result of a material breach of their obligations under the merger agreement, up to a maximum liability under the guarantee of $300 million.

The special committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

1. That Cablevision’s stockholders, with the exception of the Dolan Family Continuing Investors, will have no ongoing equity participation in Cablevision following the merger and that such stockholders will cease to participate in Cablevision’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Cablevision’s stock and will not participate in any potential future sale of Cablevision to a third party.

2. That due to the unwillingness of the Dolan Family Continuing Investors to consider any other transaction involving a sale of Cablevision, there was no reason to contact, and in light thereof no attempt was made to contact, third parties that might otherwise consider an acquisition of Cablevision. The special committee recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger.

3. The possibility that the Dolan Family Continuing Investors could sell some or all of the Surviving Corporation or its assets to one or more purchasers at a valuation higher than that available in the merger.

The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the special committee may have given differing weights to different factors. On balance, the special committee believed that the positive factors discussed above outweighed the negative factors discussed above.

The special committee did not consider liquidation value in determining the fairness of the merger to Cablevision’s unaffiliated stockholders because of its belief, after consultation with its financial advisors, that liquidation value does not present a meaningful valuation for Cablevision and its business as Cablevision’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Lehman Brothers and Morgan Stanley to the special committee (as described in “— Opinions of Financial Advisors”) were based on the operation of Cablevision as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

The special committee also did not consider net book value in determining the fairness of the merger to Cablevision’s unaffiliated stockholders because of its belief after consultation with its financial advisors, that net book value does not present a meaningful valuation metric for Cablevision and its business as Cablevision’s value is derived from the cash flows generated from its continuing operations.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Cablevision’s unaffiliated stockholders, each of which the special committee believes supports its decision and provided assurance of the fairness of the merger to Cablevision’s unaffiliated stockholders. The special committee believes that the process it followed in making its determination and recommendation with respect to the merger agreement was fair because:

1. The special committee consists solely of directors who are not officers or controlling stockholders of Cablevision, or affiliated with members of the Dolan family, and who do not otherwise have a conflict of interest or lack independence with respect to the merger.

2. The members of the special committee will not personally benefit from the completion of the merger in a manner different from Cablevision’s unaffiliated stockholders.

3. The special committee retained and was advised by Willkie Farr, its independent legal counsel.

4. The special committee retained and was advised by Lehman Brothers and Morgan Stanley, its financial advisors, which assisted the special committee in its review and negotiation of the proposal and the special committee’s evaluation of the fairness of the $36.26 per share cash merger consideration to the unaffiliated stockholders of Cablevision Class A common stock pursuant to the merger agreement.

5. The resolutions establishing the special committee provided that the board of directors would not approve any transaction involving the Dolan Family Continuing Investors or any affiliate thereof that was not approved by the special committee.

6. The adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby require the affirmative vote of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon not held by (i) the Dolan Family Continuing Investors or any affiliate thereof or (ii) executive officers or directors of Cablevision and its subsidiaries.

7. The special committee was involved in extensive deliberations since the time of the submission of the October 2006 proposal until the execution of the merger agreement and was provided with access to Cablevision’s management (other than the Dolans) in connection with the due diligence conducted by its advisors.

8. The special committee, with the assistance of its legal and financial advisors, extensively negotiated with the Dolan Family Continuing Investors and their representatives.

9. The special committee met with and consulted with lead counsel for the plaintiffs in the Transactions Lawsuits and their expert, and the price ultimately agreed upon was within the range of values that the plaintiffs and their expert had presented as a fair value.

The Board of Directors

Cablevision’s board of directors consists of seventeen directors, six of whom, Charles F. Dolan, James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Marianne Dolan Weber and Brian G. Sweeney, have interests in the merger different from the interests of Cablevision’s unaffiliated stockholders generally. (Thomas C. Dolan was not a member of the board of directors at the time the board of directors approved the merger agreement.) Because of these actual and potential conflicts, the board of directors established the special committee to review, evaluate and make recommendations to the board of directors regarding the Dolan Family Continuing Investors’ proposal. On May 2, 2007, Cablevision’s board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, Cablevision’s board of directors (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock, (2) approved the charter amendment, (3) approved the voting agreement, the guarantee and the exchange agreement and (4) recommended that Cablevision’s stockholders vote to adopt and approve the merger agreement and approve the charter amendment. None of Charles F. Dolan, James L. Dolan, Patrick F. Dolan, Brian G. Sweeney and Marianne Dolan Weber participated in the board of directors’ vote on these matters. As noted above, Thomas C. Dolan was not a member of the board of directors at the time the board of directors approved the merger agreement. Charles D. Ferris, a director elected by the holders of Cablevision Class A common stock, joined in the vote of the board approving the merger transaction. He has advised the board that he wishes to remain neutral with respect to the board’s recommendation that Cablevision’s unaffiliated stockholders vote in favor of the merger transaction, indicating that by virtue of the Majority of the Minority voting requirement, the unaffiliated stockholders are well positioned to decide whether the merger transaction should be consummated.

In determining that the merger agreement is advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock and approving the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Cablevision’s stockholders vote for the adoption and approval of the merger agreement, the board of directors considered a number of factors, including the following material factors:

1. The determination and recommendation of the special committee and the factors considered by the special committee, described above as factors that the special committee viewed as being generally positive or favorable, which the board of directors adopted in determining that the merger agreement is advisable, fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock.

2. The merger would provide the holders of Cablevision Class A common stock with cash consideration of $36.26 per share. In this regard, the board of directors considered that:

•	$36.26 per share represents a 51.5% premium over the closing stock price on October 6, 2006, the last trading day before the Dolan Family Continuing Investors’ $27.00 per share offer on October 8, 2006, and 34% above that offer, and 21% above the $30.00 per share offer by the Dolan Family Continuing Investors that was rejected by the special committee on January 16, 2007; and

•	$36.26 per share is 49% higher than the highest trading price for Cablevision Class A common stock for the 52-week period ending on October 6, 2006 ($24.25 on September 15, 2006) and represents a 179% premium to the lowest closing price of the common stock during that 52-week period ($13.00 on December 27, 2005 after adjusting for the $10 per share special dividend).

3. The fact that the merger consideration and the other terms of the merger agreement resulted from extensive negotiations between the special committee and the Dolan Family Continuing Investors and the board of directors’ belief that $36.26 per share in cash for each share of Cablevision Class A common stock represented the highest per-share consideration that could be negotiated.

4. The position of the Dolan Family Continuing Investors that they would not agree to any other transaction involving the sale of their stake in Cablevision. This position meant that the unaffiliated stockholders would be unlikely to receive change of control value for their shares for the foreseeable future. It also eliminated any ability to seek higher offers for Cablevision from third parties. The board of directors recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger.

5. The terms of the merger agreement, including the terms as described above under the factors that the special committee viewed as being generally positive or favorable. In particular, the board of directors considered as favorable the requirement in the merger agreement that the merger agreement be approved by a vote of a Majority of the Minority.

The foregoing discussion of the information and factors considered by Cablevision’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Cablevision’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. These factors generally figured positively or favorably.

The board of directors did not consider liquidation value in determining the fairness of the merger to Cablevision’s unaffiliated stockholders because of its belief, after considering the factors considered by the special committee, that liquidation value does not present a meaningful valuation for Cablevision and its business as Cablevision’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Lehman Brothers and Morgan Stanley to the special committee (as described in “— Opinions of Financial Advisors”) were based on the operation of Cablevision as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

The board of directors also did not consider net book value in determining the fairness of the merger to Cablevision’s unaffiliated stockholders because of its belief that net book value does not present a meaningful valuation metric for Cablevision and its business as Cablevision’s value is derived from the cash flows generated from its continuing operations.

Despite the fact that Cablevision’s board of directors did not retain an unaffiliated representative to act solely on behalf of Cablevision’s unaffiliated stockholders for the purposes of negotiating the terms of the merger agreement, the board of directors believes that the merger is procedurally fair because (1) of the independence, absence of conflicts of interest and role and actions of the special committee (permitting them to represent effectively the interests of Cablevision’s unaffiliated stockholders), (2) of the approval of the merger agreement by a majority of the directors who are not employees of Cablevision (given that none of Charles F. Dolan, James L. Dolan, Patrick F. Dolan or Brian G. Sweeney participated in the board of directors’ vote on these matters) and (3) the terms of the merger agreement require the approval of a majority of the shares of Cablevision Class A common stock other than shares held by (i) members of the Dolan Family Continuing Investors or any affiliate thereof or (ii) executive officers or directors of Cablevision and its subsidiaries. The board of directors believes that each of these procedural safeguards supports its decision and provides assurance of the fairness of the merger to Cablevision’s unaffiliated stockholders.

Opinions of Financial Advisors

Opinion of Lehman Brothers

The special committee of the board of directors of Cablevision engaged Lehman Brothers to act as one of its financial advisors with respect to evaluating the offer made by the Dolan Family Continuing Investors to acquire the outstanding public interest in Cablevision. The special committee selected Lehman Brothers to act as its financial advisor based on Lehman Brothers’ qualifications, expertise and reputation as an advisor to special committees in affiliate transactions and Lehman Brothers’ knowledge of Cablevision’s business and industry. On May 2, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the special committee that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by the Class A common stockholders of Cablevision (other than the Dolan Family Continuing Investors) in the merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion dated May 2, 2007 is attached as Annex C to this Proxy Statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of Cablevision as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Cablevision’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement, exchange agreement, voting agreement, guarantee and commitment letter;

•	publicly available information concerning Cablevision that Lehman Brothers believed to be relevant to its analysis, including Cablevision’s annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	financial and operating information with respect to the business, operations and prospects of Cablevision furnished to Lehman Brothers by Cablevision, including financial projections of Cablevision prepared by the management of Cablevision;

•	a trading history of Cablevision’s common stock from January 1, 2005 to May 1, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical and projected financial results and present financial condition of Cablevision with those of other companies that Lehman Brothers deemed relevant;

•	published estimates of independent research analysts with respect to the future financial performance of Cablevision; and

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the management of Cablevision concerning its businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate. Lehman Brothers also participated in discussions and negotiations among representatives of Cablevision, the Dolan Family Continuing Investors, and their financial and legal advisors. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Cablevision nor did it make or obtain any evaluations or appraisals of the assets or liabilities of Cablevision. In addition, the special committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Cablevision’s business.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the management of Cablevision that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Cablevision, upon advice of Cablevision, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cablevision as to the future financial performance of Cablevision. In addition, Lehman Brothers also considered sensitivity cases prepared by the management of Cablevision in respect of such projections, which sensitivities reflect alternative competitive scenarios. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 2, 2007.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Under the terms of its engagement letter, Lehman Brothers agreed to provide the special committee of the board of directors with financial advisory services and a financial opinion in connection with the merger, and Cablevision agreed to pay Lehman Brothers the following fees: (i) $5,000,000 payable following execution of its engagement letter, (ii) $2,500,000 payable upon delivery of its opinion or upon the notification to the special committee that it had completed the work necessary to deliver its opinion (not dependent on the outcome of the opinion), and (iii) up to $7,500,000 as an incentive fee payable at the sole discretion of the special committee on or before the closing of a transaction. The special committee agreed to cause Cablevision to pay Lehman Brothers the full $7,500,000 incentive fee described in its engagement letter. Of this $7,500,000 amount, $2,500,000 was payable on August 7, 2007 and the remaining $5,000,000 is payable immediately prior to the closing of the merger. In addition, Cablevision has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the special committee and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered investment banking services to Cablevision and received customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Cablevision for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Morgan Stanley

The special committee retained Morgan Stanley to provide it with financial advisory services with respect to evaluating the offer made by the Dolan Family Continuing Investors to acquire the outstanding public interest in Cablevision. The special committee selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation as an advisor to special committees in affiliate transactions and Morgan Stanley’s knowledge of Cablevision’s business and industry. At the meeting of the special committee on May 2, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 2, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the unaffiliated stockholders of Cablevision Class A common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Morgan Stanley, dated as of May 2, 2007, is attached to this proxy statement as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are encouraged to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of Cablevision’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the unaffiliated stockholders of Cablevision Class A common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of Cablevision Class A common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cablevision;

•	reviewed certain internal financial statements and other financial and operating data concerning Cablevision prepared by the management of Cablevision;

•	reviewed certain financial projections prepared by the management of Cablevision;

•	discussed the past and current operations and financial condition and the prospects of Cablevision with senior executives of Cablevision;

•	reviewed the reported prices and trading activity for Cablevision Class A common stock;

•	compared the financial performance of Cablevision and the prices and trading activity of Cablevision Class A common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Cablevision, Parent, and their financial and legal advisors;

•	reviewed the merger agreement, the guarantee, the exchange agreement and the voting agreement, each in the form attached to the merger agreement, a commitment letter dated May 2, 2007, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cablevision. Morgan Stanley assumed that the only class of Cablevision’s common stock held by the unaffiliated stockholders is the Cablevision Class A common stock. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of any terms or conditions including, among other things, that Merger Sub will obtain financing for the merger in accordance with the terms set forth in the commitment letter and that the transactions contemplated by the exchange agreement will be consummated in accordance with their terms. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Cablevision and its legal, tax or regulatory advisors with respect to such matters.

Morgan Stanley’s opinion addressed only the fairness of the consideration to be received by the unaffiliated stockholders pursuant to the merger agreement, and did not address the underlying business decision of Cablevision to enter into the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not a solvency opinion and did not in any way address the solvency or financial condition of Cablevision, either as a result of debt incurred by Cablevision necessary to consummate the merger or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cablevision, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Cablevision, nor did Morgan Stanley negotiate with any parties, other than Parent, which may have expressed interest in the possible acquisition of Cablevision or certain of its constituent businesses.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Cablevision, its affiliates, affiliates of Parent or any other parties, commodities or currencies involved in the merger. In addition to the services it has provided to the special committee and the board of directors in connection with the merger, in the past two years Morgan Stanley and its affiliates have provided other services to Cablevision and certain of its affiliates.

Under the terms of its engagement letter, Morgan Stanley agreed to provide the special committee of the board of directors with financial advisory services and a financial opinion in connection with the merger, and Cablevision agreed to pay Morgan Stanley the following fees: (i) $5,000,000 payable following execution of its engagement letter, (ii) $2,500,000 payable upon delivery of its opinion or upon the notification to the special committee that it had completed the work necessary to deliver its opinion (not dependent on the outcome of the opinion), and (iii) up to $7,500,000 as an incentive fee payable at the sole discretion of the special committee on or before the closing of a transaction. The special committee agreed to cause Cablevision to pay Morgan Stanley the full $7,500,000 incentive fee described in its engagement letter. Of this $7,500,000 amount, $2,500,000 was payable on August 7, 2007 and the remaining $5,000,000 is payable immediately prior to the closing of the merger. The fee was not contingent upon the outcome of Morgan Stanley’s financial opinion. Cablevision has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Cablevision has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Financial Analyses of Lehman Brothers and Morgan Stanley

The following is a summary of the material financial analyses used by Lehman Brothers and Morgan Stanley in connection with providing their opinions to the special committee. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses used by Lehman Brothers and Morgan Stanley, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes and analyses underlying Lehman Brothers’ and Morgan Stanley’s respective opinions.

Historical Share Price Analysis.  Lehman Brothers and Morgan Stanley considered historical data with regard to the trading prices of Cablevision Class A common stock for the period from January 1, 2005 to May 1, 2007. During this period, Cablevision’s closing stock price ranged from a low of $13.00 on December 21 and 27, 2005 (adjusted to subtract the distribution of a $10 special dividend per share paid on April 24, 2006) to a high of $32.86 per share on April 23, 2007. Lehman Brothers and Morgan Stanley noted that the price on the day prior to the initial Dolan Family Continuing Investors’ offer on October 8, 2006 ($23.93), the price on the day prior to the Dolan Family Continuing Investors’ revised offer before the opening of business on May 2, 2007 ($32.67), the 5-year and 52-week high ($32.86) and the average closing price 180 days prior to the May 2, 2007 revised offer ($27.90) were below the $36.26 offer price offered by the Dolan Family Continuing Investors. The foregoing historical share price analysis was presented to the special committee to provide it with background information and perspective with respect to the historical share price of Cablevision Class A common stock.

Wall Street Equity Research Price Targets.  As part of their analysis, Lehman Brothers and Morgan Stanley reviewed publicly available research analyst price targets for Cablevision Class A common stock. In performing the analysis, Lehman Brothers and Morgan Stanley reviewed published research reports from the following 18 firms: Banc of America Securities LLC, Bear, Stearns & Co. Inc., Cathay Financial Inc., Citigroup Global Markets Inc., Credit Suisse, Deutsche Bank Securities Inc., The Goldman Sachs Group Inc., Jefferies & Company, Inc., Kaufman Bros., L.P., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Oppenheimer & Co. Inc., Pali Capital, Inc., Prudential Equity Group, LLC, Sanford C. Bernstein & Co., LLC, UBS Securities LLC and Wachovia Capital Markets, LLC. Prior to the October 8, 2006 Dolan Family Continuing Investors’ offer, these firms had price targets ranging from $21.00 to $31.00, with a median price target of $25.00 per share. Prior to the May 2, 2007 revised Dolan Family Continuing Investors’ offer, these firms had price targets ranging from $25.00 to $41.00, with a median price target of $32.00 per share.

Sum of the Parts Analysis Based on Comparable Company Valuations.  Lehman Brothers and Morgan Stanley performed a “sum of the parts” analysis of Cablevision by valuing each of Cablevision’s business segments individually based on trading valuations of comparable companies and deriving therefrom a range of values for Cablevision as a whole.

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers and Morgan Stanley, based on their respective experience with companies in the media and entertainment industry, reviewed and compared specific financial and operating data relating to Cablevision with selected companies that Lehman Brothers and Morgan Stanley deemed comparable.

The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, and the estimated market value of any minority interests, subtracting its cash and cash equivalents and the estimated value of any unconsolidated investments, and performing any other adjustments deemed necessary for the purposes of the analysis. All of these calculations were based on publicly available financial data and projections published by Wall Street equity research analysts, and closing prices as of May 1, 2007, the last trading date prior to the delivery of Lehman Brothers’ and Morgan Stanley’s opinions.

Lehman Brothers and Morgan Stanley valued the business segments of Cablevision using various methodologies, including publicly traded comparable companies analysis, discounted cash flow analysis, the value of previous offers and valuations ascribed by recognized industry experts.

The consolidated enterprise value range for Cablevision was calculated by adding the enterprise valuations of each of Cablevision’s segments. The price per share range was calculated by subtracting from the consolidated enterprise values the net debt (defined as total debt minus cash, including the estimated after-tax cash proceeds from the sale of the regional sports networks) of Cablevision (estimated as of June 30, 2007) and the estimated value of minority interest stakes in subsidiaries of Cablevision, and dividing those amounts by the number of fully-diluted shares of Cablevision.

Using the methodologies described above that Lehman Brothers and Morgan Stanley deemed appropriate for each business segment analyzed, the analysis indicated a range of equity values per share of Cablevision common stock of $29.54 to $40.26.

No company utilized in the comparable company analysis is identical to Cablevision or any of its business segments. In evaluating comparable companies, Lehman Brothers and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cablevision, such as the impact of competition on the businesses of Cablevision and its business segments and their respective industries generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cablevision or of any of its business units or their respective industries or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Break-up Analysis.  Lehman Brothers and Morgan Stanley performed a “break-up” analysis of Cablevision by valuing each of Cablevision’s business segments individually and deriving therefrom a range of values for Cablevision as a whole.

Lehman Brothers and Morgan Stanley valued the cable telecommunications business of Cablevision based on public comparable company valuations and the non-cable telecommunications businesses using various methodologies (including publicly-traded comparable companies analysis, discounted cash flow analysis, the value of previous offers received and valuations ascribed by recognized industry experts), net of taxes, to arrive at a valuation for the whole company assuming it were broken into its component businesses.

The consolidated enterprise value range for Cablevision was calculated by adding the enterprise valuations of each of Cablevision’s business segments. The price per share range was calculated by subtracting from the consolidated enterprise values the net debt of Cablevision (estimated as of June 30, 2007), and the estimated value of minority interest stakes in subsidiaries of Cablevision, and dividing those amounts by the number of fully diluted shares of Cablevision. The foregoing analysis indicated a range of equity values per share of Cablevision common stock of $28.97 to $41.00.

Transaction Premium Analysis.  Lehman Brothers and Morgan Stanley reviewed the premia paid in transactions since 2000 involving a U.S. target, where the value of the equity acquired was $500 million or greater, for which the consideration offered was all cash and for which the acquirer owned greater than 50% of the economic value of the target and/or had voting control of the target prior to the transaction. Lehman Brothers and Morgan Stanley calculated the premium per share paid by the acquirer in such transactions compared to the share price of the target company one day and 180 days prior to the announcement of the transaction, and to the 52-week high prior to the announcement of the transaction. This analysis produced the following median premia and implied equity values for Cablevision Class A common stock:

Period Prior to Announcement of Revised Offer (May 2, 2007)

		180-Day
	One Day	Average	52-Week High

Cablevision Class A common stock share price	$32.67	$27.90	$32.86
Median premia	25.3%	18.5%	3.4%
Implied equity values per share	$40.94	$33.06	$33.98

Period Prior to Initial Offer (October 8, 2006)

		180-Day
	One Day	Average*	52-Week High*

Cablevision Class A common stock share price	$23.93	$19.72	$24.25
Median premia	25.3%	18.5%	3.4%
Implied equity values per share	$29.98	$23.37	$25.07

*	Prices adjusted for a $10 per share special dividend paid on April 24, 2006.

Discounted Cash Flow Analysis

Lehman Brothers and Morgan Stanley performed a 4.5-year discounted cash flow analysis of Cablevision based upon management’s projections for Cablevision in the 2007 plan (these are the projections referred to as the “2007 plan” under “— Projected Financial Information” on page 37 below) and projections based upon sensitivities to the telecommunications business based on differences in the competitive environment (these are the projections referred to as the “sensitivity cases” under “— Projected Financial Information” on page 37 below). Utilizing such projections, Lehman Brothers and Morgan Stanley calculated the annual after-tax unlevered free cash flow for the second half of fiscal year 2007 and for fiscal years 2008 through 2011. Lehman Brothers and Morgan Stanley estimated a range of terminal values calculated in 2011 using a range of AOCF multiples of 7.5x to 8.5x applied to the 2011 estimated AOCF, implying terminal perpetuity growth rates of approximately 2% to 4%, which Lehman Brothers and Morgan Stanley viewed as reasonable. Lehman Brothers and Morgan Stanley then calculated the present value of the unlevered free cash flow streams and the estimated terminal value using a range of discount rates of 8.5% to 9.5%. The discount rate range was selected based on a weighted average cost of capital calculation derived from the capital-asset pricing model methodology. Lehman Brothers and Morgan Stanley then calculated Cablevision’s implied equity value by subtracting the value of Cablevision’s net debt and the estimated value of minority interest stakes in subsidiaries of Cablevision from the enterprise value calculated using the discounted cash flow analysis, and dividing by the number of fully diluted shares of Cablevision. Based on the foregoing projections and assumptions, the discounted cash flow analysis yielded an implied valuation range of Cablevision’s common stock of $38.35 to $49.32 per share utilizing the 2007 plan and $24.59 to $46.08 for the 2007 plan utilizing the sensitivity cases.

Lehman Brothers and Morgan Stanley also considered the impact of valuing the cable television business using a discounted cash flow methodology and the remaining business segments using a sum of the parts methodology to derive a valuation for Cablevision as a whole. This approach yielded an implied valuation range of Cablevision’s common stock of $33 to $45 per share based on Cablevision management’s projections for Cablevision and $20 to $42 per share based on Cablevision’s sensitivity cases.

Lehman Brothers and Morgan Stanley also prepared a discounted cash flow analysis of Cablevision’s net operating losses (“NOLs”) as of June 30, 2007. The present value of Cablevision’s NOLs was calculated by discounting the potential tax savings resulting from the utilization of Cablevision’s NOLs, as projected by the management of Cablevision, at a discount rate of 8%. Based on the assumptions set forth above, the discounted cash flow analysis of Cablevision’s NOLs yielded an implied valuation of $2.87 per share of Cablevision common stock in addition to the various valuation ranges implied by the discounted cash flow analyses described above.

Other Analyses

Additionally, Lehman Brothers and Morgan Stanley performed a number of other secondary analyses that were not relied upon for purposes of their fairness opinions but were used for discussion and negotiation purposes. These additional analyses included an analysis of multiples paid in change of control transactions and a leveraged acquisition analysis based on the updated 2007 plan, both of which were considered not relevant by Lehman Brothers and Morgan Stanley as the transaction being considered by the special committee did not involve a sale by the Dolan Family Continuing Investors of their interest in Cablevision.

General

In connection with the review of the merger by the special committee, Lehman Brothers and Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering their respective opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at their opinions, Lehman Brothers and Morgan Stanley considered the results of all of their analyses as a whole and did not attribute any specific weight to any analysis or factor considered by them. Lehman Brothers and Morgan Stanley believe that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses and factors, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. In addition, Lehman Brothers and Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ or Morgan Stanley’s view of the actual value of Cablevision.

In performing their analyses, Lehman Brothers and Morgan Stanley made numerous assumptions with respect to industry performance, competitive risks, general business and economic conditions and other matters, many of which are beyond the control of Cablevision. Any estimates contained in Lehman Brothers’ and Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ and Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration payable to the unaffiliated stockholders of Cablevision pursuant to the merger agreement, were prepared in connection with the delivery by Lehman Brothers and Morgan Stanley of their respective opinions, dated May 2, 2007, to the special committee, and do not purport to be appraisals or to reflect the prices at which shares of common stock of Cablevision might actually trade.

The terms of the merger were determined through extensive negotiations between the special committee and the Dolan Family Continuing Investors and were unanimously approved by the special committee and the non-Dolan family directors of Cablevision, and approved by Cablevision’s board of directors, except that directors who are members of the Dolan family recused themselves and did not participate in the discussion. Lehman Brothers’ and Morgan Stanley’s respective opinions were provided to the special committee to assist it in its consideration of the merger. Lehman Brothers’ and Morgan Stanley’s respective opinions do not address any other aspect of the proposed merger and do not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ and Morgan Stanley’s respective opinions were one of the many factors taken into consideration by the special committee in making its unanimous determination to approve the merger agreement. Lehman Brothers’ and Morgan Stanley’s analyses summarized above should not be viewed as determinative of the opinion of the special committee with respect to the value of Cablevision or of whether the special committee would have been willing to agree to a different price. The foregoing summary describes the material analyses performed by Lehman Brothers and Morgan Stanley but does not purport to be a complete description of the analyses performed by Lehman Brothers and Morgan Stanley.

Position of Dolan Schedule 13E-3 Filing Persons as to the Fairness of the Merger

Under SEC rules, the Dolan Family Continuing Investors, Parent and Merger Sub (collectively the “Dolan Schedule 13E-3 Filing Persons”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger to the Class A common stockholders of Cablevision (other than the Dolan Family Continuing Investors). The Dolan Schedule 13E-3 Filing Persons are making the statements included in this section solely for purposes of complying with such requirements. The Dolan Schedule 13E-3 Filing Persons’ views as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposals to adopt and approve the merger agreement and approve the charter amendment.

The Dolan Schedule 13E-3 Filing Persons did not participate in the deliberations of Cablevision’s board of directors regarding, and did not receive advice from the special committee’s legal or financial advisors as to, the fairness of the merger. The Dolans engaged Merrill Lynch and Bear Stearns as financial advisors to provide certain financial advisory services with respect to the October 2006 proposal. Neither Merrill Lynch nor Bear Stearns provided an opinion with respect to the fairness of the merger or the merger consideration. The Dolan Schedule 13E-3 Filing Persons believe that the merger consideration is substantively fair to the unaffiliated stockholders of Cablevision Class A common stock based on the following factors:

•	The Dolan Schedule 13E-3 Filing Persons’ view that recent market developments, including recent commitments by Verizon and AT&T Inc. (“AT&T”) to compete across all of Cablevision’s telecommunications products, loss of subscribers to regional Bell operating companies and other competitors of Cablevision, the maturation of the basic cable television business, reliance on the highly competitive broadband internet and voice services sectors for future growth, and the development of new and potentially disruptive technologies, pose substantial risks to Cablevision’s business, including by potentially requiring Cablevision to increase capital expenditures, charge subscribers lower fees or refrain from price increases, in each case in order to retain or expand market share.

•	The Dolan Schedule 13E-3 Filing Persons’ view that Cablevision is reliant for future growth in part on new service offerings which are based on developing technologies that have not yet gained broad acceptance among consumers.

•	The consideration to be paid to Cablevision’s unaffiliated stockholders represents more than a 50% premium over the reported closing sale price ($23.93) of shares of Cablevision Class A common stock on The New York Stock Exchange on October 6, 2006, the last trading day prior to the date on which the Dolan Family Continuing Investors’ initial proposal of the merger was announced and more than a 20% premium over the $30 per share offer by the Dolan Family Continuing Investors that was rejected by the special committee on January 16, 2007.

•	The consideration to be paid to Cablevision’s unaffiliated stockholders is 49% higher than the highest trading price for Cablevision Class A common stock for the 52-week period ending on October 6, 2006 ($24.25 on September 15, 2006) and represents a 179% premium to the lowest closing price of the common stock during that 52-week period ($13.00 on December 27, 2005 after adjusting for the $10 per share special dividend).

•	The consideration to be paid to the unaffiliated stockholders implies a per-subscriber price (assuming a value for Cablevision’s non-cable businesses of $4.8 billion) of $5,340, which is the highest price per subscriber paid in an acquisition of cable television assets in more than 5 years, other than the sale to Comcast of the Patriot Media 81,000-subscriber cable television systems in New Jersey in April 2007.

•	The consideration to be paid to the unaffiliated stockholders represents a multiple of 12x Cablevision’s AOCF for 2006, which is an approximately 21% premium to the 2006 AOCF multiple represented by the market price for shares of common stock of Comcast and an approximately 20% premium to the 2006 AOCF multiple represented by the market price for shares of common stock of Time Warner Cable, in each case as of May 1, 2007.

•	The consideration to be paid to the unaffiliated stockholders in the merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such stockholders.

•	The reports received from Merrill Lynch and Bear Stearns, the joint financial advisors to the Dolans, in connection with the proposed transaction with Cablevision.

•	The merger will provide liquidity for the unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

•	There are no unusual requirements or conditions to the merger, and Merger Sub has received a commitment letter covering the financing necessary to consummate the merger, each increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated stockholders in the merger will be received.

The Dolan Schedule 13E-3 Filing Persons believe that, even though Cablevision’s board of directors did not retain an unaffiliated representative to act solely on behalf of Cablevision’s unaffiliated stockholders for purposes of negotiating the terms of the merger agreement, the merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•	Cablevision’s board of directors established a special committee of independent directors to negotiate with the Dolan Family Continuing Investors, which consists of directors who are not officers, employees or controlling stockholders of Cablevision, or affiliated with the Dolan Family Continuing Investors. The Dolan Family Continuing Investors believe that the special committee was therefore able to represent the interests of the unaffiliated stockholders without the potential conflicts of interest that the foregoing relationships would otherwise have presented.

•	The special committee retained its own nationally recognized legal advisor, Willkie Farr, which the special committee determined had no relationship creating a potential conflict.

•	The special committee retained its own nationally recognized financial advisors, Lehman Brothers and Morgan Stanley, neither of which, in the special committee’s view, had any relationships that would compromise its independence.

•	The special committee and its advisors conducted an extensive due diligence investigation of Cablevision before commencing negotiations, which the Dolan Family Continuing Investors believe provided the special committee and its advisors with the information necessary to effectively represent the interests of the unaffiliated stockholders.

•	The special committee had the authority to reject the transaction proposed by the Dolan Family Continuing Investors (and had in fact rejected two prior proposals by the Dolan Family Continuing Investors).

•	The Dolan Family Continuing Investors did not participate in or have any influence over the conclusions reached by the special committee or the negotiating positions of the special committee.

•	The merger was approved unanimously by the special committee, which determined that the merger agreement is advisable and fair to and in the best interests of the unaffiliated stockholders of Cablevision Class A common stock.

•	The board of directors recommended that the unaffiliated stockholders vote to adopt and approve the merger agreement and to approve the charter amendment. The action by the board of directors represented the approval of the majority of the directors who are not employees of Cablevision, given that none of the members of the Dolan family on the board of directors participated in consideration of these matters.

•	The special committee received opinions from Lehman Brothers and Morgan Stanley to the effect that, as of the date of the opinions and based upon and subject to the assumptions and limitations set forth therein, the cash merger consideration of $36.26 per share to be received by the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Lehman Brothers’ and Morgan Stanley’s opinions are attached to this proxy statement as Annex C and Annex D respectively.

•	The merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between Parent and the special committee and their respective financial and legal advisors.

•	The special committee was deliberate in its process, taking approximately five months to analyze and evaluate the Dolan Family Continuing Investors’ proposal and to negotiate with the Dolan Family Continuing Investors the terms of the proposed merger, ultimately resulting in a more than 34% increase in the merger consideration to be paid in connection with the merger over that initially proposed by the Dolan Family Continuing Investors.

•	The merger is subject to the approval of the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon not held by the Dolan Family Continuing Investors (or any affiliates thereof) or executive officers and directors of Cablevision and its subsidiaries.

•	There is no termination fee payable by Cablevision to Parent or Merger Sub under any circumstance.

•	Cablevision Class A common stockholders (other than the Dolan Family Continuing Investors) will have the right to dissent from the merger and to demand judicial appraisal of the “fair value” of their shares under Delaware law. See “— Appraisal Rights of Stockholders.”

The Dolan Schedule 13E-3 Filing Persons considered the valuation analyses based on stock prices, an implied per-subscriber price and a multiple of AOCF to be collectively characterized as forms of going concern valuations. The Dolan Schedule 13E-3 Filing Persons did not consider Cablevision’s net book value or liquidation value in their evaluation of the fairness of the merger to the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) because the Dolan Schedule 13E-3 Filing Persons did not believe that Cablevision’s net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger. The Dolan Schedule 13E-3 Filing Persons did not believe that Cablevision’s net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of Cablevision’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not forward-looking or wholly based on fair value. In addition, net book value as of March 31, 2007 is a negative amount and substantially less than the value of the proposed merger consideration. The Dolan Schedule 13E-3 Filing Persons did not consider the liquidation value of Cablevision to be a relevant valuation methodology since liquidation was not an acceptable option to the Dolan Schedule 13E-3 Filing Persons, who are the controlling stockholders of Cablevision.

The Dolan Schedule 13E-3 Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Presentations to the Special Committee by the Dolans’ Financial Advisors

The following summary is included only for informational purposes and to comply with applicable SEC disclosure requirements. The analyses contained in the October 19, 2006, November 10, 2006 and December 20, 2006 reports summarized below were made in connection with the October 2006 proposal of $27 per share and would be more favorable to Cablevision’s unaffiliated stockholders if conducted with reference to the actual merger consideration of $36.26 per share rather than $27.00 per share.

  October 19, 2006, November 10, 2006 and December 20, 2006 Meetings

On October 19, 2006, Merrill Lynch and Bear Stearns, the Dolans’ financial advisors, participated in meetings at which the Dolan Family Continuing Investors made a presentation to the financial and legal advisors of the special committee with respect to the Dolan Family Continuing Investors’ proposal on October 8, 2006 to purchase all of the shares of Cablevision Class A common stock not held by the Dolan Family Continuing Investors for $27 per share. On November 10, 2006, Merrill Lynch and Bear Stearns participated in meetings at which the Dolan Family Continuing Investors made a presentation (using the materials presented by Merrill Lynch and Bear Stearns to the special committee’s legal and financial advisors on October 19, 2006) to the special committee and its financial and legal advisors with respect to the Dolan Family Continuing Investors’ October 2006 proposal. In addition, on December 20, 2006, Merrill Lynch and Bear Stearns also participated in meetings at which the Dolan Family Continuing Investors and Merrill Lynch and Bear Stearns made further presentations to the special committee and its financial and legal advisors with respect to the Dolan Family Continuing Investors’ October 2006

proposal. Merrill Lynch and Bear Stearns did not make any additional presentations to the special committee or its advisors following the December 20, 2006 meeting.

The following is a summary of the material financial analyses presented by Merrill Lynch and Bear Stearns at those meetings. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch and Bear Stearns or of the materials presented by them on October 19, 2006, November 10, 2006 and December 20, 2006. The Dolan Family Continuing Investors did not request, and Merrill Lynch and Bear Stearns did not provide, any opinion to the Dolan Family Continuing Investors as to the fairness of the October 8, 2006 offer price of $27.00 per share or as to any valuation of Cablevision for the purpose of assessing the fairness of such offer price. Merrill Lynch and Bear Stearns were not requested to, and did not, recommend the specific consideration payable in the proposed merger, which consideration was determined by negotiations between the special committee and the Dolan Family Continuing Investors, and Cablevision’s decision to enter into the merger agreement was solely that of the special committee and Cablevision’s board of directors. The material financial analyses described below were directed to the special committee and its advisors and do not constitute a recommendation to any holder of shares of Cablevision Class A common stock as to how to vote at the special meeting of stockholders.

Summary of Material Analyses Presented at October 19, 2006 and November 10, 2006 Meetings

Merrill Lynch and Bear Stearns analyzed the October 8, 2006 offer price of $27.00 per share in terms of the premium it represented to certain historical stock prices of Cablevision and calculated the following premiums:

•	17.0% to the average stock price for the two-week period ended October 6, 2006, the last trading day prior to the announcement of the Dolan Family Continuing Investors’ proposal to acquire Cablevision for $27.00 per share in cash;

•	11.3% to the high stock price during the fifty-two week period ended October 6, 2006;

•	14.9% to the $33.50 implied per share offer price proposed by the Dolan Family Continuing Investors on June 19, 2005; and

•	60% to the stock price as of June 17, 2005, the last trading day prior to the announcement of the Dolan Family Continuing Investors’ proposal to acquire certain assets of Cablevision for an implied value of $33.50 per share.

These premiums, it was noted, were significant, especially when viewed in light of the recent increase in Cablevision’s stock price, which increase was substantially greater than that of Comcast, and the increased and more tangible competition from Verizon.

Merrill Lynch and Bear Stearns also noted that the Dolan Family Continuing Investors had fully committed financing for the proposed $27.00 per share offer price and had no interest in selling their Cablevision shares.

Summary of Material Analyses Presented at December 20, 2006 Meeting

Premiums for Selected Companies in Selected Transactions.  Merrill Lynch and Bear Stearns reviewed publicly available information and data for Cablevision, Cox Communications, Inc., or “Cox,” related to its acquisition by Cox Enterprises, Inc. in 2005 and Insight Communications Company, Inc., or “Insight,” related to its acquisition by The Carlyle Group in 2005. Merrill Lynch and Bear Stearns compared for each of Cablevision, Cox and Insight the three-, six- and twelve-month share price returns, both with and without the incremental return provided by the premium offered (in the case of Cablevision) or paid in such transactions (in the cases of Cox and Insight). This analysis illustrated that the Cablevision share price had increased substantially more in the period preceding the October 6, 2006 announcement than the Cox and Insight share prices increased in the analogous periods prior to those transactions. For Cablevision, the three-, six- and twelve-month share price returns without taking into account the premium offered were 11.6%, 38.7% and 21.2% (or 44.5%, assuming the $10.00 per share special dividend paid in 2006 had been reinvested in Cablevision stock), respectively. For Cox, these amounts were (15.6%), (20.4%) and (15.0%), respectively, and for Insight they were 17.8%, 9.5% and (1.8%), respectively. When taking into account the incremental return provided by the premium offered or paid, as applicable, in these transactions, the Cablevision returns for these periods were 25.9%, 56.5% and 36.7% (or 81.6%, assuming the $10.00 per share special dividend paid in 2006 had been reinvested in Cablevision stock), respectively, which compare favorably with the returns for Cox, which were 6.3%, 0.3% and 7.1%, respectively, and for Insight, which were 42.9%, 32.9% and 19.2%, respectively.

Value Per Subscriber Analysis.  Merrill Lynch and Bear Stearns reviewed publicly available information and data for the value per subscriber paid in the following twelve selected transactions in the cable television industry:

Acquiror	Target

Cebridge Connections, Inc.	Charter Communications, Inc. (2006) (certain cable systems)
Cebridge Connections, Inc.	Cox Communications, Inc. (2005) (certain cable systems)
Comcast Corporation	Susquehanna Communications (2005) (certain cable systems)
Time Warner Inc./Comcast Corporation	Adelphia Communications Corporation (2005)
The Carlyle Group	Insight Communications Company, Inc. (2005)
Cox Enterprises, Inc.	Cox Communications, Inc. (2004)
ABRY Partners LLC	Charter Communications, Inc. (2003) (certain cable systems)
WaveDivision Holdings, LLC	Charter Communications Inc. (2003) (certain cable systems)
Bresnan Broadband Holdings, LLC	Comcast Corporation (2003) (certain cable systems)
Spectrum Equity Investors	RCN Corporation (2002) (certain cable systems)
Comcast Corporation	AT&T Broadband Corporation (2001)
Charter Communications, Inc.	AT&T Broadband Corporation (2001) (certain cable systems)

Merrill Lynch and Bear Stearns compared value per subscriber implied by the Dolan Family Continuing Investors’ October 8, 2006 offer price of $27.00 per share to the value per subscriber implied by these selected transactions. Information and data for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. The results of this analysis indicated that the per-subscriber amount implied by the October 8, 2006 offer price of $27.00 per share represented a premium to the per-subscriber price implied in each of these transactions, ranging from approximately 5% to 115%, with the premium to the median of all values per subscriber in the selected transactions being 37%.

Public Market Comparables.  Merrill Lynch and Bear Stearns compared the valuation implied by the October 8, 2006 offer price of $27.00 per share to the then-current public-market valuation of Comcast based on Cablevision’s and Comcast’s relative growth in AOCF for the years 2006 through 2010. The results of this analysis indicated that the Cablevision AOCF growth multiple implied by the October 8, 2006 offer price of $27.00 per share, which was 1.4x, represents a premium to the Comcast AOCF growth multiple, which was 0.7x.

Cablevision’s Growth Profile and Scale.  Merrill Lynch and Bear Stearns compared Cablevision’s growth profile and scale to that of Comcast, including with respect to growth in net additions to revenue generating units, advanced services penetration for both data and voice services and advanced services growth for both data and voice services. These comparisons showed that Cablevision’s growth profile is meaningfully lower than Comcast’s. Merrill Lynch and Bear Stearns also compared Cablevision’s scale with respect to number of subscribers, programming costs per subscribers and marketing spending per subscriber to that of Comcast. This comparison showed that Cablevision’s reduced scale relative to Comcast puts greater pressure on Cablevision’s cost structure as a result of meaningfully higher programming and marketing costs per subscriber. Merrill Lynch and Bear Stearns also compared Cablevision’s overlap with Verizon (92%) with Comcast’s overlap with Verizon (33%), showing that Cablevision faces significantly greater competition from Verizon than does Comcast.

ROIC.  Merrill Lynch and Bear Stearns analyzed Cablevision management’s 2006, 2009 and 2011 estimates regarding return on invested capital, or ROIC, of Cablevision and compared it to 2006 and 2009 estimates regarding ROIC for AT&T, BellSouth Corporation, and Verizon. These comparisons showed that management’s projections, which were used by the financial advisors to the special committee in connection with evaluating the October 8, 2006 offer price of $27.00 per share, implied an exceptionally high level of ROIC for Cablevision (for example, 32.5% for Cablevision in 2009 as compared with 10.3% for AT&T, 11.0% for BellSouth and 7.8% for Verizon).

Merrill Lynch and Bear Stearns noted that the regional Bell operating companies are accustomed to substantially lower returns.

Financial Performance Sensitivities.  Merrill Lynch and Bear Stearns analyzed the projections prepared by Cablevision’s management for the 2007 to 2011 period (these are the projections referred to as the “2007 plan” under “— Projected Financial Information” on page 37 below) for AOCF less capital expenditures, which Merrill Lynch and Bear Stearns refer to in their presentations as “free cash flow” against the sensitivity cases referred to under “— Projected Financial Information” on page 41 below, prepared by Cablevision’s management to reflect the potential effect of Verizon’s competitive video distribution service if Verizon does not stop building out this service in Cablevision’s service territory at December 31, 2007 (such cessation of build-out is assumed in Cablevision’s 2007 plan). The sensitivity cases suggested possible variances in free cash flow in the Telecommunications segment from the 2007 plan for the years 2007 through 2011 ranging from a minimum variance of ($825 million) to a maximum variance of ($1,262 million), and indicated 2011 free cash flow growth rates (compared to 2010) ranging from a low of (2.1%) to a high of 6.3% as compared to the 2011 free cash flow growth rate (compared to 2010) under management’s base case projections of 9.4%.

Discounted Cash Flow Growth Rate Sensitivity Analysis. Merrill Lynch and Bear Stearns reviewed the 2007 plan and performed discounted cash flow analyses based on the sensitivity cases. Merrill Lynch and Bear Stearns also reviewed the terminal multiple of 8.0x used by the financial advisors to the special committee in their December 17, 2006 presentation, and illustrated that the use of the terminal multiple of 8.0x in each sensitivity case implied perpetual free cash flow growth rates that were inconsistent with the free cash flow growth rates in each of the sensitivity cases. Merrill Lynch and Bear Stearns also illustrated the impact of applying a range of lower perpetual free cash flow growth rates to the 2011 free cash flows in each of the sensitivity cases. The results of this analysis implied a range of terminal multiples of 6.2x to 7.8x and Cablevision Class A common stock per share values of between $16 and $33.

Rainbow and Madison Square Garden Valuations.  Merrill Lynch and Bear Stearns compared the projected AOCF and free cash flow for 2007 and free cash flow for 2007 through 2010 contained in the projections covering the 2006 to 2010 period prepared by Cablevision management in 2005 (we refer to these projections as the “2006 plan”) against the projections included in the 2007 plan with respect to Cablevision’s programming and sports businesses, which we refer to as “Rainbow” and “MSG,” respectively, and calculated the variances in such estimates from the 2006 plan to the 2007 plan. The results of this analysis showed that the AOCF and free cash flow estimates in the 2007 plan were materially lower than in the 2006 plan, with implied variances from the 2006 plan to the 2007 plan of (22.4%) in estimated AOCF, (81.6%) in free cash flows for 2007 and (34.5%) in cumulative free cash flows for the 2007 through 2010 period.

In addition, Merrill Lynch and Bear Stearns performed an analysis of implied AOCF multiples for 2006, 2007 and 2008 for Rainbow (based upon the valuation ranges prepared by the financial advisors to the special committee in their December 17, 2006 presentation) as compared to those for Discovery Communications, Inc., or “Discovery,” and Viacom Inc., or “Viacom.” The AOCF multiples for Rainbow were based on estimates provided by Cablevision’s management, and the AOCF multiples for Discovery and Viacom were based on publicly available information. The results of this analysis indicated implied ranges of 2006, 2007 and 2008 AOCF multiples of 20.0x to 26.7x, 15.5x to 20.7x and 11.4x to 15.2x, respectively, for Rainbow, as compared to the implied 2006, 2007 and 2008 AOCF multiples of 14.7x, 12.0x and 10.4x for Discovery and 10.8x, 9.9x and 9.2x for Viacom.

Other Presentations. In addition to the foregoing presentations, Merrill Lynch and Bear Stearns also made presentations to the Dolans on September 28, 2006, October 3, 2006, January 24, 2007, and April 2, 2007. The September 28, 2006 and October 3, 2006 presentations related primarily to the financing to be obtained by Parent to fund the merger consideration and the related transactions based on per share prices of between $26 and $34. The September 28, 2006 presentation included an analysis of the premiums paid in other minority “squeeze out” transactions (median premium of 28.7%) compared to the premiums implied by the valuation approach previously taken by the special committee and its advisors (between 35.3% and 63.5%), as well as analyses of financing alternatives that would be required to fund a transaction at a per share price of between $28 and $32. These presentations also included descriptions of sources and uses of funds based on per share prices of $27 and $28.

The January 24, 2007 and April 2, 2007 presentations summarized three strategic alternatives that Merrill Lynch and Bear Stearns thought might be available to Cablevision or the Dolan Family Continuing Investors if the merger did not proceed. The three strategic alternatives described in these presentations were a sponsored leveraged buy-out transaction, in which the Dolan Family Continuing Investors would partner with one or more financial sponsors to acquire Cablevision, a sale of the entire company to a strategic buyer and a return of a significant amount of capital to all Cablevision stockholders through the payment of a one time special dividend funded by additional indebtedness, a sale or leveraged spin off of certain assets of the company or a combination of the foregoing. The alternatives relating to the sponsored leveraged buy-out and the sale to a strategic buyer were presented with and without a spin-off of Cablevision’s Madison Square Garden assets to all of Cablevision’s stockholders or a sale of these assets to the Dolan Family Continuing Investors. The sale to a strategic buyer alternative contemplated a range of per share prices, some of which were lower, most of which were higher, and some of which were materially higher, than the merger consideration. This alternative also assumed, among other things, a willingness on the part of the Dolan Family Continuing Investors to sell their interests in Cablevision, which they had stated that they were unwilling to do. The Dolans did not view any of these alternatives as desirable.

General

No company utilized in any of the foregoing analyses is identical to Cablevision. In evaluating comparable companies utilized in their analyses, Merrill Lynch and Bear Stearns made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cablevision, such as the impact of competition on the businesses of Cablevision and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cablevision or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Merrill Lynch and Bear Stearns and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses of Merrill Lynch and Bear Stearns are inherently subject to substantial uncertainty. As noted above, the analyses above do not reflect any analysis of the $36.26 per share merger consideration to be paid to the unaffiliated stockholders. The analyses contained in the October 19, 2006, November 10, 2006 and December 20, 2006 presentations summarized above would be more favorable to Cablevision’s unaffiliated stockholders if conducted with reference to the price per share of $36.26 rather than $27.00 per share.

Merrill Lynch and Bear Stearns were engaged on September 26, 2006 to act as joint financial advisors to the Dolans and any new company formed by the Dolans in connection with any proposed transaction with Cablevision. They were engaged based upon their qualifications, expertise and reputation and upon their knowledge of Cablevision’s business and industry. Merrill Lynch and Bear Stearns are internationally recognized investment banking and advisory firms that are engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch and Bear Stearns agreed to provide financial advisory services to the Dolans and any new company formed by the Dolans in connection with any proposed transaction with Cablevision and the Dolans agreed to pay each of Merrill Lynch and Bear Stearns a fee of $22.5 million upon completion of the merger. In addition, if the financing of the merger is completed on the terms described herein under “Special Factors — Financing of the Merger,” Merrill Lynch and Bear Stearns will, assuming no syndication of any of the original commitments, each receive up to approximately $100 million in fees in connection with the $15.5 billion of debt financing. As of the date of this proxy statement, Merrill Lynch and Bear Stearns expect that a significant portion of the original commitments under the senior credit facilities and the bridge loans, to the extent entered into, will be syndicated to third parties and as a result, the fees associated therewith will be paid to such third parties in connection with any such syndication. The Dolans have agreed to reimburse Merrill Lynch and Bear Stearns for reasonable out-of-pocket expenses incurred in connection with any proposed transaction with Cablevision and to indemnify Merrill Lynch and Bear Stearns for certain liabilities that may arise out of their engagement and the financing. In addition, Merrill Lynch and Bear Stearns in the past have rendered investment banking and related services to the Dolans, Cablevision and their affiliates and received customary fees for such services.

In the ordinary course of business, each of Merrill Lynch and Bear Stearns and their respective affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Cablevision and its affiliates.

Reasons of Dolan Family Continuing Investors for the Merger

The Dolan Family Continuing Investors decided to pursue the merger because they believe that Cablevision can be operated more effectively as a privately-owned company. The Dolan Family Continuing Investors believe that recent market developments pose substantial risks to Cablevision’s business. These developments include the maturation of the basic cable television business, increased competitive pressure from regional Bell operating companies and loss of subscribers to those companies, reliance on the highly competitive broadband Internet and voice services sectors for future growth, and the development of new and potentially disruptive technologies. Verizon’s and AT&T’s recent commitment to compete across all of Cablevision’s telecommunications products illustrates the intensifying competition, and recent operational, regulatory and legislative advances have only served to strengthen these competitors.

Responding to these developments will require tolerance for volatility in the performance of Cablevision’s business and a willingness to make long-term investment decisions that carry substantial risks. The Dolan Family Continuing Investors believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately-owned company, Cablevision would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long term, increase Cablevision’s value. In contrast, as a publicly-traded company, Cablevision currently faces public stockholder and investment analyst pressure to make decisions that may produce better short-term results, but which may over the long term lead to a reduction in the per share price of its publicly-traded equity securities.

As a privately-owned company, Cablevision would also be relieved of many of the other burdens and constraints imposed on public companies. The need for management to be responsive to unaffiliated stockholder concerns and to engage in an ongoing dialogue with unaffiliated stockholders may at times distract management’s time and attention from the effective operation and improvement of the business.

Projected Financial Information

As part of its annual financial planning process, Cablevision prepares a budget for its upcoming fiscal year and a projection of operating and financial results for the five year period beginning with that upcoming fiscal year. Cablevision does not, as a matter of course, publicly disclose that projected financial information. In connection with its consideration of the October 2006 proposal, the special committee and the Dolan Family Continuing Investors and their financial advisors received the following projected financial information:

•	2007 budget and five year (2007-2011) projections (provided on December 19, 2006), referred to as the “2007 plan;”

•	Sensitivity analyses of certain items in the December 19, 2006 projections, referred to as the “sensitivity cases;” and

•	Updated 2007 budget and five year plan (2007-2011) (provided on April 24, 2007), referred to as the “updated 2007 plan.”

Projections of this type are based on estimates and assumptions that are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Cablevision’s control. They are, in general, prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions and to provide performance targets for management (including for purposes of performance based compensation).

Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. Consequently, there can be no assurance that the underlying assumptions will prove to be accurate, that the projected results will be realized or that actual results will not be significantly different than projected. These projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The summary projected financial data set forth below is included in this proxy statement only because such projected financial information was provided to the special committee and the Dolan Family Continuing Investors and their financial advisors. The merger agreement includes no representations by Cablevision, its management or the Dolan Family Continuing Investors as to this projected financial information.

In light of the uncertainties inherent in projections of this type, neither Cablevision nor the Dolan Family Continuing Investors or any other person has expressed any opinion or assurance on this information or its achievability.

None of the projections reflect any impact of the merger.

Summary Projected Financial Data — 2007 Plan
(Provided on December 19, 2006)

	Years Ended December 31,
	2007	2008	2009	2010	2011
	Budget	Projections
	(In thousands)

Net Revenue(1):
Telecommunications	$4,864,019	$5,401,939	$5,877,815	$6,340,900	$6,788,109
Rainbow	1,021,106	1,154,937	1,327,063	1,510,053	1,680,443
MSG	906,236	987,736	1,067,563	1,148,882	1,210,943
Other(2)	83,426	90,351	97,713	103,179	106,825

Total Company	$6,874,787	$7,634,963	$8,370,154	$9,103,014	$9,786,320

AOCF:
Telecommunications	$1,919,797	$2,155,977	$2,345,953	$2,549,497	$2,727,922
Rainbow	193,111	263,396	359,892	469,198	561,256
MSG	132,393	178,989	202,988	248,184	279,161
Other(2)	(67,634)	(51,176)	(50,374)	(50,633)	(49,778)

Total Company	$2,177,666	$2,547,186	$2,858,459	$3,216,246	$3,518,561

Capital Expenditures:
Telecommunications	$598,494	$564,914	$556,130	$539,013	$532,924
Rainbow	36,277	22,896	21,198	20,848	21,550
MSG	35,773	16,328	8,561	7,846	7,181
Other(2)	26,144	38,865	35,182	20,054	20,090

Total Company	$696,688	$643,003	$621,071	$587,761	$581,745

Free Cash Flow(3):
Total Telecommunications	$1,296,803	$1,543,868	$1,731,154	$1,973,788	$2,135,793
Total Rainbow	10,424	143,715	280,139	400,888	484,962
MSG	45,936	189,875	209,260	286,924	306,924
Other(2)	(116,144)	(92,249)	(81,842)	(70,684)	(70,294)

Total Company	$1,237,019	$1,785,209	$2,138,711	$2,590,916	$2,857,385

(1)	Net Revenue does not eliminate intersegment revenue.

(2)	Includes primarily Cablevision’s Clearview theaters business and Corporate.

(3)	Free Cash Flow is defined as AOCF less capital expenditures and working capital.

Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on them.

The 2007 plan and the updated 2007 plan are subject to a number of important assumptions, certain of which are summarized below:

  Telecommunications

Subscribers and Penetration.  Basic video subscribers are assumed to grow from 3,217,000 at December 31, 2007 to 3,482,000 at December 31, 2011 resulting in a projected increase in penetration to homes passed from 69.5% in 2007 to 73.3% at the end of 2011. Digital video subscribers are projected to grow from 2,645,000 at the end of 2007 to 2,985,000 at the end of 2011 resulting in a projected increase in penetration to basic video subscribers from 82.2% at December 31, 2007 to 85.7% of video subscribers at December 31, 2011. High speed data subscribers are assumed to grow from 2,319,000 at December 31, 2007 to 2,896,000 at December 31, 2011 resulting in a projected increase in penetration to homes passed from 50.1% in 2007 to 61.0% at the end of 2011. Voice subscribers are assumed to grow from 1,615,000 at December 31, 2007 to 2,479,000 at December 31, 2011 resulting in a projected increase in penetration to homes passed from 34.9% in 2007 to 52.2% at the end of 2011.

Net Revenue per Video Subscriber.  Total net revenue per video subscriber is projected to increase from $122.65 in 2007 to $156.35 in 2011. The projected increase in net revenue per video subscriber over the plan period primarily reflects the impact of increased penetration of additional products and services, including digital video, voice and data products.

Programming Costs.  Programming costs are projected to increase from $1,119 million in 2007 to $1,571 million in 2011. Programming costs, as a percentage of total cable television net revenue, are projected to increase from 23.9% in 2007 to 24.3% in 2011.

Capital Expenditures.  Capital expenditures are projected to decrease in each year of the plan from $598.5 million or 12.3% of net revenue in 2007 to $532.9 million or 7.9% of net revenue in 2011. This decrease reflects a reduction in customer premise equipment capital expenditures due to a decline over the plan period of digital subscriber additions as a result of Cablevision’s maturing digital penetration.

Competition.  The long-term plan assumes that Verizon stops its FiOS build-out in Cablevision’s service territory on December 31, 2007. The plan assumes that at that time Verizon will have built its FiOS system to pass approximately 1.1 million homes in Cablevision’s service territory (Cablevision’s system is projected to pass 4.6 million homes by December 31, 2007) and will ultimately have a video penetration rate of approximately 10%.

  Rainbow

Revenue increases are primarily derived from projected increases in the level of advertising on the networks, increases in the number of subscribers to the programming services and increases in contractual or estimated affiliate fees charged.

Rainbow National Services (RNS).  RNS consists of AMC, WEtv and IFC. RNS total net revenue is projected to grow at a 10% compound annual growth rate (“CAGR”) from 2007 to 2011 (with individual networks growing at between 9% - 11% CAGR). Total AOCF is projected to grow at a 10% CAGR over the period (with individual networks growing at between a 6% - 11% CAGR). Advertising revenue as a percentage of total revenue is expected to continue to increase throughout the period covered by the 2007 plan, partially driven by a projected increase in investment in original programming on AMC and WEtv.

National Developing Programming Services.  National Developing Programming Services consists of fuse, VOOM HD, IFC Entertainment, Lifeskool and Sportskool. Total revenue is projected to grow at a 30% CAGR from

2007 to 2011 driven primarily by higher affiliate fees, advertising revenue and distribution revenue. These businesses are projected to generate positive free cash flow in the aggregate by 2010.

Regional Programming Services.  Regional Programming Services consists primarily of News 12 Regional News programming and Fox Sports Bay Area. News 12 projected revenue is derived principally from affiliate fees paid by Cablevision’s cable operations and advertising revenue. Fox Sports Bay Area projected revenue is derived from affiliate fees and advertising revenue.

  Madison Square Garden

Madison Square Garden consists principally of three businesses — the sports teams (Knicks, Rangers and Liberty), Madison Square Garden Network, or “MSGN,” and Madison Square Garden Entertainment.

The teams are projected to grow revenues at a CAGR of 6% from 2007 to 2011, prior to elimination of sports broadcasting rights fees received from MSGN.

MSGN revenues are projected to grow at a CAGR of 7% from 2007 to 2011. MSGN derives between 85% and 90% of its revenues from affiliate fees, which grow by 6% annually through the projection period, due principally to contractual rate increases. The primary expenses at MSGN are for sports broadcasting rights fees, which are in accordance with long-term contracts with the Knicks, Rangers, Devils and Islanders, and programming and production expenses, projected to grow approximately 5% annually.

Madison Square Garden Entertainment revenues are projected to grow at a CAGR of 10% from 2007 to 2011. The projected growth is driven primarily by expansion of self-produced shows.

  Sensitivity Analyses (Provided on December 19, 2006)

The special committee believed that analyses based upon or derived from the 2007 plan should also take into account the possibility that Cablevision’s performance may be different than that set out in such plan. In particular, the special committee noted that Verizon’s stated intention to build out its video distribution service in substantially all of Cablevision’s service territory is not reflected in the 2007 plan. The 2007 plan instead assumes that Verizon’s system will pass 1.1 million of the 4.6 million homes in the Cablevision service territory by December 31, 2007 and ultimately achieve 10% video penetration, and that neither homes passed nor video penetration will increase thereafter (management estimates that Verizon’s system passed approximately 1,080,000 homes in Cablevision’s territory as of August 31, 2007). The special committee therefore requested that management develop sensitivity cases to reflect the potential impact of Verizon continuing to build out its video distribution service in accordance with its previously announced plans.

Although management believed at the time of their preparation that the assumptions underlying the 2007 plan and the updated 2007 plan were appropriate, they produced four sensitivity cases in response to the special committee’s request. The sensitivity cases are based upon different assumptions regarding Verizon’s competitive decisions and success in implementing those decisions in Cablevision’s service territory. The four cases, which are summarized below, reflect lower revenue assumptions resulting from Verizon ultimately achieving a greater number of homes passed and 10% to 25% video penetration of those homes:

Telecommunications AOCF and Capital Expenditures

	Years Ended December 31,
Sensitivity cases	2007	2008	2009	2010	2011
	(Millions)

3.2 million homes passed 10% video penetration
AOCF	$1,920	$2,085	$2,151	$2,217	$2,287
CAPITAL EXPENDITURES	$598	$545	$518	$506	$506
3.2 million homes passed 25% video penetration
AOCF	$1,920	$2,056	$2,065	$2,053	$2,003
CAPITAL EXPENDITURES	$598	$506	$482	$442	$423
1.5 million homes passed 10% video penetration
AOCF	$1,920	$2,071	$2,177	$2,282	$2,386
CAPITAL EXPENDITURES	$598	$561	$541	$528	$525
1.5 million homes passed 25% penetration
AOCF	$1,920	$2,062	$2,155	$2,249	$2,332
CAPITAL EXPENDITURES	$598	$541	$530	$511	$501

The foregoing sensitivity cases assumed no basic video rate increases during the 2007-2011 period. Cablevision also provided information to the financial advisors to the special committee and the Dolan Family Continuing Investors allowing an analysis of the four sensitivity cases with assumed annual 2% basic video rate increases during the 2008-2011 period. The assumed rate increases result in higher AOCF in each scenario presented above during the 2008-2011 period. Morgan Stanley and Lehman Brothers utilized the sensitivity cases both with and without the basic video rate increases. Cablevision did not provide the financial advisors to the special committee and the Dolan Family Continuing Investors sensitivity analyses for the updated 2007 plan; however, those financial advisors applied the impact of the sensitivity cases above to prepare their own updated sensitivity cases.

Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on them.

  Updated Summary Projected Financial Data (Provided on April 24, 2007)

Management of Cablevision was requested to prepare, and on April 24, 2007 delivered to the special committee and the Dolan Family Continuing Investors, an updated 2007 plan. These updated projections continued to be based upon the same assumptions for Verizon activities as set forth above for the 2007 plan. These projections were updated to reflect:

•	first quarter 2007 actual results and adjustment of certain assumptions for the year ending 2007 which were not significant in the aggregate other than the following points;

•	a modest increase in projected Telecommunications capital spending reflecting higher spending on customer premises equipment based partly upon an assumed higher demand for HD and DVR equipment;

•	the assumed closing of the contracted sale to Comcast of FSN Bay Area and FSN New England (eliminating the operations of these businesses from all periods and utilizing the estimated net cash proceeds from the sale to repay debt);

•	certain actual changes to affiliation agreements at Rainbow that were finalized contemporaneously with the signing of the FSN sale agreement with Comcast;

•	a potential relocation of the Madison Square Garden arena to the Farley Redevelopment site in 2011;

•	the assumed consummation of a proposed acquisition of an additional theater venue by Madison Square Garden in 2007; and

•	the assumed launch of Cablevision’s VOOM HD networks programming services on Cablevision’s cable systems in July 2007, which accounted for a majority of the projected $32 million Telecommunications AOCF shortfall for 2007 (as compared with the 2007 plan) discussed in the last bullet point of the first factor under “ — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger — The Special Committee.”

Updated Summary Projected Financial Data — 2007 Plan
(Provided on April 24, 2007)

	Years Ended December 31,
	2007	2008	2009	2010	2011
	Updated	Projections
	Projections
	(In thousands)

Net Revenue(1):
Telecommunications	$4,804,852	$5,401,939	$5,877,815	$6,340,900	$6,788,109
Rainbow	948,406	1,050,943	1,219,439	1,398,585	1,561,952
MSG	925,953	1,000,003	1,081,840	1,164,790	1,253,738
Other(2)	83,135	90,351	97,713	103,179	106,825

Total Company	$6,762,347	$7,543,235	$8,276,806	$9,007,454	$9,710,624

AOCF:
Telecommunications	$1,888,073	$2,151,643	$2,341,677	$2,545,307	$2,723,839
Rainbow	184,038	239,393	334,999	443,625	531,989
MSG	139,093	180,654	205,357	251,077	304,459
Other(2)	(57,769)	(51,176)	(50,374)	(50,633)	(49,778)

Total Company	$2,153,435	$2,520,513	$2,831,659	$3,189,376	$3,510,509

Capital Expenditures:
Telecommunications	$678,521	$564,914	$556,130	$539,013	$532,924
Rainbow	36,708	22,741	21,060	20,776	21,423
MSG	62,592	81,678	8,911	8,196	236,431
Other(2)	29,444	38,865	35,182	20,054	20,090

Total Company	$807,265	$708,198	$621,283	$588,039	$810,868

Free Cash Flow(3):
Telecommunications	$1,143,563	$1,539,534	$1,726,878	$1,969,598	$2,131,710
Rainbow	16,577	119,104	255,323	374,543	457,488
MSG	36,546	126,197	211,017	289,010	96,887
Other(2)	(116,917)	(92,249)	(81,842)	(70,684)	(70,294)

Total Company	$1,079,768	$1,692,586	$2,111,376	$2,562,467	$2,615,790

(1)	Net Revenue does not eliminate intersegment revenue.

(2)	Includes primarily Cablevision’s Clearview theaters business and Corporate.

(3)	Free Cash Flow is defined as AOCF less capital expenditures and working capital.

Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on them.

Recent Developments

As disclosed in Cablevision’s Form 10-Q for the quarter ended June 30, 2007, Cablevision has experienced slowing growth in revenue generating units (consisting of basic video, digital video, high speed data and voice subscribers) during the six months ended June 30, 2007 and expects this trend to continue into the second half of 2007. Cablevision added approximately 12,000 basic video subscribers during the first three months of 2007, lost 348 basic video subscribers in the second quarter of 2007 and expects to end 2007 with essentially the same number of basic video subscribers that it had at the beginning of the year.

In August 2007, as part of its financial planning process, Cablevision updated the projected financial data for 2007 that was included in the 2007 plan. In light of the actual results for the first six months of 2007 as well as the competitive environment in which Cablevision is operating, management of Cablevision revised its 2007 plan to reflect the following total company amounts for 2007 (in thousands): Net Revenues — $6,704,012; AOCF — $2,100,016; Capital Expenditures — $802,392; and Free Cash Flow — $1,001,129.

In light of Verizon’s actual activity to date, as well as Cablevision’s lower than anticipated 2007 subscriber growth and RGU additions, management determined that it would be appropriate to review certain significant assumptions and prepare sensitivity analyses of the 2007 plan (for 2007-2011) relating to its Telecommunications segment. In September, 2007, management prepared a sensitivity analysis assuming that Verizon’s FiOS systems will pass approximately 1.6 million homes in Cablevision’s service territory by the end of 2011 and ultimately achieve approximately 10% video penetration. The 2007 plan assumed that Verizon would build its FiOS systems to pass approximately 1.1 million homes and ultimately have a video penetration of approximately 10% (Cablevision estimates that Verizon’s FiOS systems pass approximately 1,080,000 homes in Cablevision’s service territory at the end of August 2007). Management also prepared sensitivity analyses assuming Verizon FiOS systems pass approximately 1.6 million homes and achieves either 15% or 20% video penetration. The negative impact of these changed assumptions on projected AOCF is offset or substantially offset by the impact of a revised assumption of higher annual rate increases in the range of 3-4%, and other assumption changes, such as cost controls, that management believes are within its ability to execute; however, there can be no assurance that Cablevision would actually implement such rate increases, cost controls or other changes or that such actions would lead to the impacts reflected in the sensitivity analysis. Taken together, the net impact of the foregoing changed assumptions in any of the three sensitivities would not significantly alter the Updated Summary Projected Financial Data for Telecommunications for the plan period as presented on page 42.

The updated 2007 plan amounts and the sensitivity analyses discussed in this Recent Developments section were not considered in connection with the negotiation or approval of the merger. Also, none of the updated plan amounts or sensitivity analyses reflect any impact of the merger. In light of the uncertainties inherent in projections of this type, neither Cablevision nor the Dolan Family Continuing Investors or any other person has expressed any opinion or assurance on these updated 2007 plan amounts and the sensitivity analyses or their achievability. Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to these updated 2007 plan amounts and the sensitivity analyses and, accordingly, does not express an opinion or any other form of assurance on them. Cablevision undertakes no obligation to provide any further updates to the projected financial information.

Effects of the Merger

  Private Ownership

If the merger agreement is adopted and approved by Cablevision’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Cablevision, with Cablevision continuing as the Surviving Corporation. See “— Structure and Steps of the Merger.” As a result of the merger, Cablevision, as the Surviving Corporation, will be privately owned by the Dolan Family Continuing Investors. For a chart describing the equity ownership of the Surviving Corporation following the merger, see “— Interests of Certain Persons in the Merger — Dolan Family Continuing Investors’ Investment in Cablevision.”

  Amendment of Existing Cablevision Certificate of Incorporation

At the effective time of the merger, Cablevision’s certificate of incorporation will be amended to provide that the requirement in the existing charter that the consideration per share to be received by holders of Cablevision Class A common stock and Class B common stock in any merger be identical to that received by holders of the other class of common stock shall not apply to the merger, because shares of Cablevision Class B common stock will be effectively converted into equity of the Surviving Corporation and will not receive the cash merger consideration.

  Directors and Management of the Surviving Corporation

The directors of Merger Sub prior to the merger will be the initial directors of the Surviving Corporation following the merger. It is currently contemplated that the board of directors of Cablevision following the merger will consist of Charles F. Dolan, Deborah A. Dolan-Sweeney, James L. Dolan, Kathleen M. Dolan, Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan, and, likely, other individuals who have not yet been identified.

It is further contemplated that the officers of Cablevision immediately prior to the effective time of the merger will be the initial officers of the Surviving Corporation.

Cablevision’s bylaws will be amended in their entirety and serve as the bylaws of the Surviving Corporation following the merger, until such time as the bylaws are further amended.

  Primary Benefits and Detriments of the Merger

As a result of the merger, Cablevision will be a privately-owned company and there will be no public market for its common stock. Upon the completion of the merger, Cablevision Class A common stock will be delisted from The New York Stock Exchange. In addition, the registration of Cablevision common stock under Section 12 of the Exchange Act will be terminated.

The primary benefits of the merger to stockholders of Cablevision that will not have a continuing interest in the Surviving Corporation include the following:

•	The receipt by such stockholders of $36.26 per share in cash, representing a substantial premium over the average closing market prices of Cablevision common stock over the previous twelve months prior to the announcement of the execution of the merger agreement.

•	The avoidance of the risk associated with any possible decrease in the future revenues and free cash flow, growth or value of Cablevision following the merger.

The primary detriments of the merger to stockholders of Cablevision that will not have a continuing interest in the Surviving Corporation include the following:

•	Such stockholders will cease to have an interest in Cablevision and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of Cablevision or payment of dividends on Cablevision common stock, if any.

•	In general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a Cablevision stockholder who receives cash in exchange for all of such stockholder’s Cablevision Class A common stock in the merger generally will be required to recognize taxable income or gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such stockholder’s aggregate adjusted tax basis in such stock.

The primary benefits of the merger to the Dolan Family Continuing Investors include the following:

•	If Cablevision successfully executes its business strategies, the value of its equity investment could increase because of possible increases in future revenues and free cash flow, increases in underlying value of Cablevision or the payment of dividends, if any, that will accrue to the Dolan Family Continuing Investors.

•	Cablevision will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, Cablevision currently faces public stockholder and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value.

•	Cablevision will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition from Verizon, satellite and other communications providers.

•	Cablevision will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	Cablevision will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

•	Cablevision directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act.

•	The Dolan Family Continuing Investors, as the owners of Cablevision, will become the beneficiaries of Cablevision’s potential future use of approximately $2.4 billion of NOLs.

•	The Dolan Family Continuing Investors, as the owners of Cablevision, will become the beneficiaries of the savings associated with the reduced filing requirements for Cablevision, which, given Cablevision’s ongoing Exchange Act reporting as a result of Cablevision’s outstanding debt securities, are expected by the Dolan Family Continuing Investors to be approximately $500,000 per year.

The primary detriments of the merger to the Dolan Family Continuing Investors include the following:

•	All of the risk of any possible decrease in the revenues and free cash flow, growth or value of Cablevision following the merger will be borne by the Dolan Family Continuing Investors.

•	An equity investment in the Surviving Corporation by the Dolan Family Continuing Investors following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the Surviving Corporation’s equity securities.

•	Following the merger, the Surviving Corporation will be highly leveraged and, as a result, the financing documents will restrict the making of distributions to Parent, although the commitment letter contemplates an exception to the general restriction on distributions to permit distributions to Parent of up to $28 million per year in the aggregate, subject to the satisfaction of a leverage ratio and there being no default under the financing agreements.

Effects of the Merger on Cablevision’s Net Book Value and Net Income

At June 30, 2007, Cablevision had a negative consolidated net book value of $5.1 billion ($17.48 per share) and reported a net income of $291.2 million for the six months ended June 30, 2007. Based upon their respective aggregate share ownerships, the Dolan Family Continuing Investors had an indirect approximate 20% interest in that negative net book value and net income. Common stockholders other than the Dolan Family Continuing Investors owned the remaining indirect approximate 80% interest in the negative net book value and net income. Following the consummation of the merger, the Dolan Family Continuing Investors will have an indirect 100% ownership interest in the Surviving Corporation’s net book value and net income or loss and the other current stockholders of Cablevision will have no direct or indirect interest in that net book value and net income or loss. See “— Accounting Treatment of the Merger” beginning on page 55.

Interests of Certain Persons in the Merger

In considering the recommendations of the special committee and of the board of directors with respect to the merger, Cablevision’s stockholders should be aware that certain officers and directors of Cablevision have interests in the merger that are different from the interests of Cablevision’s unaffiliated stockholders in general. As discussed above, five members of Cablevision’s board of directors, one of whom is Chairman of Cablevision’s board of directors and one of whom is Cablevision’s President and Chief Executive Officer, are part of the Dolan Family Continuing Investors. One additional member of Cablevision’s board of directors is the spouse of one of the Dolan Family Continuing Investors. On May 2, 2007, after the special committee and board of directors approved the merger, Thomas C. Dolan, a member of the Dolan Family Continuing Investors was elected to the board of directors by Charles F. Dolan, Lawrence J. Dolan, as trustee of the CFD 2001 f/b/o Trusts, and David M. Dolan, as trustee of the CFD 2001 f/b/o Trusts, acting by written consent of holders of a majority of the outstanding shares of Cablevision Class B common stock. Thomas C. Dolan’s election to the board of directors had been previously discussed with members of Cablevision’s board of directors by Charles F. Dolan from time to time after the 2005 annual meeting of stockholders.

In addition, certain members of Cablevision’s management — Charles F. Dolan, James L. Dolan, Patrick F. Dolan and Thomas C. Dolan (who is currently on a voluntary leave of absence) — are part of the Dolan Family Continuing Investors. The members of Cablevision’s board of directors and the special committee were aware of such interests in the proposed transactions when deciding to approve such transactions, as was the special committee when deciding to recommend such approval. See “— Background of the Merger” and “— Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger.”

Options and Restricted Stock

Each option to purchase Cablevision Class A common stock granted to any employee of Cablevision that is outstanding as of the effective time of the merger will be cancelled, and the holder of each such option will be entitled, pursuant to the terms of the applicable plan under which such option was granted, to receive a cash payment equal to the excess of (i) the greater of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the merger over (ii) the per-share exercise price of such option for each share of Cablevision Class A common stock covered by such option. If such options were vested as of the effective time of the merger, the holder thereof will receive such payments promptly. If such options were unvested as of the effective time of the merger, the cash payments will be subject to vesting (including potential accelerated vesting on certain terminations of employment and the removal of any performance-based conditions on performance-based options), payment (with interest) and other terms and conditions set forth in the applicable stock plans and option agreements.

Each option to purchase Cablevision Class A common stock granted to any non-employee director of Cablevision that is outstanding as of the effective time of the merger will be cancelled, and the holder of each such option will be entitled to receive a cash payment equal to the excess of $36.26 over the per-share exercise price of such option for each share of Cablevision Class A common stock covered by such option.

Each share of Cablevision Class A common stock issued under Cablevision’s stock plans which remains subject to vesting requirements under the applicable stock plan and award agreement at the time of the merger will be converted from a right in respect of shares of Cablevision Class A common stock into a right to receive for each such share a cash payment equal to the greater of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the merger, subject to vesting (including potential accelerated vesting on certain terminations of employment), payment (with interest) and other terms and conditions set forth in the applicable stock plans and award agreements.

Each restricted stock unit issued under Cablevision’s director stock plans will convert at the time of the merger from a right in respect of Cablevision Class A common stock into the right to receive a cash payment equal to $36.26 for each such share, subject to the payment and other terms and conditions set forth in the applicable director stock plans and award agreements.

Stock Appreciation Rights

Promptly following the effective time of the merger, the holder of each stock appreciation right will be entitled to receive a cash payment equal to the excess of (i) the higher of (x) $36.26 and (y) the highest closing price of the

Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the closing of the merger over (ii) the exercise price of the stock appreciation right.

Cash Awards

For purposes of certain incentive-based compensation awards with performance-based conditions, performance will be assumed to have been met at target performance levels, and such awards will thereafter only be subject to time-based conditions. Additionally, certain cash performance awards will become immediately vested and payable promptly following the effective time of the merger.

Dolan Family Continuing Investors’ Investment in Cablevision

The following table sets forth the current investment of the Dolan Family Continuing Investors and its affiliates in the equity of Cablevision as of August 31, 2007 and their investment in Parent and the Surviving Corporation after the merger.

							Surviving
	Cablevision					Parent	Corporation
	Class A	Class B
Member of Dolan Family	Common	Common		Restricted			Common
Continuing Investors	Stock	Stock	Options	Stock		Units	Stock

Parent(1)						N/A	100
Charles F. Dolan	141,743	25,741,059	601,200	208,000		25,882,802	0
James L. Dolan	356,026	0	489,066	309,500		356,026	0
Thomas C. Dolan	122,668	0	0	0		122,668	0
Patrick F. Dolan	75,490	0	28,244	14,100		75,490	0
Deborah A. Dolan Sweeney	6,381	0	0	0		6,381	0
Marianne Dolan Weber	6,381	0	8,000	6,638	(2)	6,381	0
Kathleen M. Dolan	6,381	0	0	0		6,381	0
Charles F. Dolan 2001 Family Trust	319,086	7,490,024	0	0		7,809,110	0
Dolan Grandchildren Trust	0	1,600	0	0		1,600	0
DC James Trust	0	1,934,443	0	0		1,934,443	0
DC Thomas Trust	0	1,934,443	0	0		1,934,443	0
DC Patrick Trust	0	1,878,085	0	0		1,878,085	0
DC Kathleen Trust	0	1,934,443	0	0		1,934,443	0
DC Marianne Trust	0	1,878,085	0	0		1,878,085	0
DC Deborah Trust	0	1,934,443	0	0		1,934,443	0
CFD Trust No. 1	191,456	1,741,481	0	0		1,932,937	0
CFD Trust No. 2	191,456	1,741,481	0	0		1,932,937	0
CFD Trust No. 3	191,456	1,685,123	0	0		1,876,579	0
CFD Trust No. 4	191,456	1,665,978	0	0		1,857,434	0
CFD Trust No. 5	159,547	1,773,391	0	0		1,932,938	0
CFD Trust No. 6	159,547	1,773,391	0	0		1,932,938	0
Charles Dolan 1989 Trust	0	60,627	0	0		60,627	0
Ryan Dolan 1989 Trust	0	60,627	0	0		60,627	0
Tara Dolan 1989 Trust	0	60,627	0	0		60,627	0

	2,119,074	55,289,351	1,126,510	531,600		57,408,525	100

(1)	Under the exchange agreement, members of the Dolan Family Continuing Investors will contribute shares of Cablevision common stock to Parent immediately before the effective time of the merger (see “— Structure and Steps of the Merger — Exchange Agreement”), and the disclosure in the table under “Cablevision” with respect to Parent gives effect to the contribution of Cablevision common stock to Parent that is expected to be made pursuant to the exchange agreement.

(2)	Restricted stock units.

As set forth in the chart above, certain members of the Dolan Family Continuing Investors hold options to purchase Cablevision common stock, which will be cancelled as described above.

Indemnification of Directors

The merger agreement provides that until the sixth anniversary of the effective time of the merger, the Surviving Corporation will provide to present and former directors and officers of Cablevision or any Cablevision subsidiary the right to indemnification, advancement of expenses and exculpation provided for them in the constituent documents of Cablevision and the Cablevision subsidiaries on terms no less favorable as in effect on the date of the merger agreement for acts and omissions occurring prior to the closing of the merger, including the transactions described in the merger agreement.

The merger agreement provides that the Surviving Corporation will maintain, until the sixth anniversary of the effective time of the merger, officers’ and directors’ liability insurance covering Cablevision’s present and former officers and directors at the effective time of the merger, on terms with respect to coverage and amounts no less favorable than those of the applicable policies in effect on the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of Cablevision’s annual premium for such insurance policies in effect on May 2, 2007 and payable in 2007, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at a cost equal to 200% of the annual premium for Cablevision’s insurance policies.

  Special Committee Compensation

Thomas V. Reifenheiser and Vice Admiral USN, John R. Ryan received compensation of (i) $30,000 per month each as members of the special committee from October 2006 through August 2007 and (ii) $30,000 per month each as members of the special committee from June 2005 through October 2005, in each case, pro-rated for any partial month of service.

Material United States Federal Income Tax Considerations

The following summarizes the material United States federal income tax consequences of the merger to those holders of shares of Cablevision Class A common stock that are U.S. Holders (as defined below) who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the “I.R.S.”) with respect to any of the tax consequences discussed below, and no assurance can be given that the I.R.S. will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their shares of Cablevision Class A common stock as a capital asset and does not apply to persons who hold such shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary addresses only the material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to a U.S. Holder (as defined below) of shares of Cablevision Class A common stock. It also does not address any of the tax consequences of the merger to holders of shares of Cablevision Class A common stock that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain expatriates. Further, this summary does not address: the United States federal income tax consequences of the merger to stockholders, partners or beneficiaries of an entity that is a holder of shares of Cablevision Class A common stock; United States federal estate, gift or alternative minimum tax consequences of the merger; United States federal income tax consequences to persons who hold shares of Cablevision Class A common stock in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or foreign tax consequences of the merger; or the United States federal income tax consequences to any person that will own directly, indirectly or constructively shares of Cablevision capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the Dolan Family Continuing Investors.

Each holder of shares of Cablevision Class A common stock should consult its own tax advisor regarding the tax consequences of the merger in such holder’s particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of Cablevision Class A common stock that, for United States federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia; or (iii) an estate or trust, the income of which is subject to United States federal income tax without regard to its source.

If a partnership holds shares of Cablevision Class A common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding shares of Cablevision Class A common stock should consult their own tax advisors regarding the United States federal tax consequences of the merger.

  Exchange of Shares of Cablevision Class A Common Stock

The exchange of shares of Cablevision Class A common stock for the cash consideration pursuant to the merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of Cablevision Class A common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Cablevision Class A common stock exchanged. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term (and, thus, eligible for reduced rates of taxation for noncorporate U.S. Holders) if, as of the date of merger, such stockholder has held the shares of Cablevision Class A common stock for more than one year or will be short term if, as of such date, such stockholder has held the shares of Cablevision Class A common stock for one year or less. The amount and character of gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for the cash consideration pursuant to the merger. The deductibility of capital losses is subject to limitations.

  Backup Withholding Tax and Information Reporting

Payment of the cash consideration with respect to the exchange of shares of Cablevision Class A common stock pursuant to the merger will generally be subject to information reporting and will generally be subject to backup withholding tax at the applicable rate if any U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. These requirements will be set forth in the Letter of Transmittal and should be carefully reviewed by each holder of shares of Cablevision Class A common stock. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s United States federal income tax liability if the required information is timely furnished to the I.R.S.

Structure and Steps of the Merger

If the merger agreement is adopted and approved by Cablevision’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Cablevision, with Cablevision continuing as the Surviving Corporation. When the merger is completed, each share of Cablevision Class A common stock (other than (i) shares owned by the Dolan Family Continuing Investors, Parent, any subsidiary of Parent, Cablevision, any wholly-owned subsidiary of Cablevision or held in Cablevision’s treasury, (ii) shares issued under Cablevision’s stock plans which remain subject to vesting requirements under the applicable stock plan and award agreement, and (iii) shares held by dissenting stockholders who have perfected their appraisal rights under Delaware law) will be cancelled and will be converted into the right to receive the merger consideration of $36.26 in cash. Immediately prior to the merger, the Dolan Family Continuing Investors will exchange all of their shares of Cablevision common stock for equity interests in Parent, which shares will then, in the merger, be cancelled and cease to exist. Each share of common stock of Merger Sub will be converted into one share of newly issued common stock of the Surviving Corporation. The transactions necessary to effectuate the merger — the exchange by the Dolan family stockholders of all of their Cablevision common stock for equity interests in Parent, the cancellation of the shares of Cablevision common stock subsequently held by Parent and the conversion of all shares of common stock in Merger Sub into shares of common stock in the Surviving Corporation — will take place in a number of steps that are governed by the agreements described below.

  Exchange Agreement

Concurrently with the execution of the merger agreement, Parent and the Dolan Family Continuing Investors entered into an exchange agreement. Pursuant to the exchange agreement, immediately prior to the effective time of the merger, the Dolan Family Continuing Investors will exchange all of their shares of Cablevision common stock for equity interests in Parent. The foregoing obligations of each of the Dolan Family Continuing Investors are subject to the condition that the conditions to the obligations of the parties to the merger agreement are satisfied or waived by Cablevision and Parent in accordance with the merger agreement. The exchange agreement may not be amended or modified except by a written agreement signed by all of the parties. The exchange agreement also contains representations and warranties by the parties customary for transactions of the type contemplated by the exchange agreement.

  The Merger

Following consummation of the transactions under the exchange agreement described above and certain other transactions, Merger Sub will merge with and into Cablevision, with Cablevision continuing as the Surviving Corporation. For a detailed description of the merger agreement, see “The Merger Agreement” beginning on page 64. In the merger, at the effective time:

•	Each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Dolan Family Continuing Investors, Parent or any subsidiary of Parent following the exchange transactions described above, (ii) shares owned by Cablevision or any of its wholly-owned subsidiaries or held in Cablevision’s treasury, (iii) shares issued under Cablevision’s stock plans which remain subject to vesting requirements under the applicable stock plan and award agreement and (iv) shares held by stockholders perfecting appraisal rights under Delaware law) will be cancelled and converted into the right to receive a cash payment of $36.26.

•	Each share of Cablevision common stock that is held by the Dolan Family Continuing Investors, Parent, any subsidiary of Parent, Cablevision or any wholly-owned subsidiary of Cablevision immediately prior to the effective time of the merger will be automatically cancelled without payment.

•	Each share of Merger Sub common stock outstanding immediately prior to the effective time will be automatically converted into one share of common stock of the Surviving Corporation.

•	Each option to purchase Cablevision Class A common stock granted to any employee of Cablevision that is outstanding as of the effective time of the merger will be cancelled, and the holder of each such option will be entitled to receive a cash payment equal to the excess of (i) the greater of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the merger over (ii) the per-share exercise price of such option for each share of Cablevision Class A common stock covered by such option, subject to vesting, payment and other terms and conditions set forth in the applicable stock plans and option agreements.

•	Each option to purchase Cablevision Class A common stock granted to any non-employee director of Cablevision that is outstanding as of the effective time of the merger will be cancelled, and the holder of each such option will be entitled to receive a cash payment equal to the excess of $36.26 over the per-share exercise price of such option for each share of Cablevision Class A common stock covered by such option.

•	Each share of Cablevision Class A common stock issued under Cablevision’s stock plans which remain subject to vesting requirements under the applicable stock plan and award agreement at the time of the merger will be converted from a right in respect of shares of Cablevision Class A common stock into a right to receive for each such share a cash payment equal to the greater of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the merger, subject to vesting, payment and other terms and conditions set forth in the applicable stock plans and award agreements.

•	Each restricted stock unit issued under Cablevision’s director stock plans will convert at the time of the merger from a right in respect of Cablevision Class A common stock into the right to receive a cash payment equal to $36.26 for each such share, subject to the payment and other terms and conditions set forth in the applicable director stock plans and award agreements.

•	Promptly following the effective time of the merger, the holder of each stock appreciation right will be entitled to receive a cash payment equal to the excess of (i) the higher of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the closing of the merger over (ii) the exercise price of the stock appreciation right.

  Voting Agreement

Each of the Dolan Family Continuing Investors has entered into a voting agreement with Cablevision, pursuant to which the Dolan Family Continuing Investors have, among other things:

•	agreed to vote all of the shares of Cablevision common stock owned by them in favor of the adoption and approval of the merger agreement and the charter amendment;

•	granted an irrevocable proxy to Cablevision and the Dolans for the purpose of voting in favor of the merger as described above; and

•	agreed to not (i) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any of their shares (ii) except for the voting agreement, grant any proxy or power of attorney or enter into any voting agreement or other arrangement relating to the matters related to their voting requirements under the voting agreement or (iii) deposit any of their shares into a voting trust, except that the Dolan Family Continuing Investors are entitled to transfer up to an aggregate of 250,000 shares prior to the closing.

The voting agreement terminates on the earlier of (a) the termination of the merger agreement in accordance with its terms, (b) a written agreement between Cablevision and any of the Dolan Family Continuing Investors to terminate the voting agreement, provided that any such termination will be effective only with respect to such stockholder and (c) the consummation of the merger. The termination of the voting agreement in accordance with these provisions will not relieve any party from liability for any willful breach of its obligations under the voting agreement committed prior to such termination.

Financing of the Merger

The total amount of funds necessary to consummate the merger and the related transactions is anticipated to be approximately $13.9 billion, consisting of (1) approximately $8.3 billion to fund the payment of the merger consideration, (2) approximately $177 million to fund the payout of certain employee equity awards, (3) approximately $5 billion to repay certain existing indebtedness of Cablevision and its subsidiaries and (4) approximately $375 million to pay transaction fees and expenses. Cablevision and its subsidiaries will raise an additional approximately $1.85 billion for repayment of certain notes, working capital and general corporate purposes.

These payments are expected to be funded by a combination of debt financing as well as available cash of Cablevision and its subsidiaries. Under the terms of the merger agreement, the structure of the debt financing is permitted to change at the discretion of Parent, so long as such change would not reasonably be expected to materially adversely impact the ability of Parent to consummate the transaction contemplated by the merger agreement. The Dolan Family Continuing Investors and Cablevision are considering certain changes to the debt structure described below for the purpose of optimizing the financing. No revised commitment papers have yet been agreed upon and there can be no assurance that any revisions will be made or what the terms of such revisions might be.

If current unsettled conditions in the credit markets persist, the interest costs and transaction fees of the debt may be significantly higher than Cablevision’s current borrowing costs and higher than the costs related to such debt that were anticipated at the time the merger agreement was entered into. As a result of the prospect of these higher borrowing costs and other anticipated terms of the financing, the Dolan Family Continuing Investors are considering steps to reduce Cablevision’s post-closing leverage, and intend to take actions to explore those steps prior to the closing. Those actions will be taken in a manner consistent with the Dolan Family Continuing Investors’ obligations under the merger agreement and such steps may include, among others, selling assets, entering into strategic partnerships, reducing operating expenses and/or discontinuing certain businesses which do not currently generate positive cash flow.

  Debt Financing

Merger Sub has received a commitment letter from Merrill Lynch Capital Corporation (“MLCC”), Merrill Lynch, Bear, Stearns Corporate Lending Inc. (“BSCL”), Bear Stearns, Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”) and Banc of America Bridge LLC (“Banc of America Bridge”) (collectively, the “Lenders”), pursuant to which, and subject to specified conditions set forth therein,

•	MLCC, BSCL and Bank of America have each severally and not jointly committed to provide (each committing to 33 1/3%) up to $9.23 billion of senior credit facilities, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Cablevision and its subsidiaries, paying out certain employee equity awards, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries; and

•	MLCC, BSCL and Banc of America Bridge have each severally and not jointly committed to provide (each committing to 33 1/3%) up to $6.225 billion of interim loans, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Cablevision and its subsidiaries, paying out certain employee equity awards and paying fees and expenses incurred in connection with the merger.

The debt commitments expire on March 31, 2008. The documentation governing the senior credit facilities and the interim loans has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitment

The commitments of the Lenders to provide the debt financing arrangements and facilities are subject to satisfaction or waiver of various conditions, including, among others, there not having occurred since January 1, 2007 any state of facts, event, change, effect, development, condition or occurrence (with certain exceptions) that individually or in the aggregate has had or would reasonably be expected to have a “material adverse effect” as defined in the merger agreement (see “The Merger Agreement — Representations and Warranties”) on the business, assets, financial condition or results of operations of Cablevision, consummation of the merger in accordance with the merger agreement (and no material term or condition thereof having been waived or amended in a manner that would be adverse to the Lenders without the approval of Merrill Lynch, Bear Stearns and BAS), receipt of all requisite governmental and third party consents and approvals, receipt of a solvency opinion from an appraisal or valuation firm and the execution and delivery of definitive documentation reasonably acceptable in form and substance to the Lenders.

Senior Credit Facilities

General.  The senior credit facilities will be comprised of:

•	senior secured facilities (collectively, the “CSC Holdings Senior Credit Facilities”), in an aggregate amount of $7.25 billion consisting of (i) a $1.0 billion term A loan facility, (ii) a $4.75 billion term B loan facility, (iii) a $500 million delayed draw term loan facility, and (iv) a $1.0 billion revolving loan facility;

•	senior secured credit facilities (collectively, the “RPP Senior Credit Facilities”) in the aggregate amount of $950.0 million consisting of (i) a $900.0 million term B loan facility and (ii) a $50.0 million revolving loan facility; and

•	senior secured credit facilities (collectively, the “RNS Senior Credit Facilities”), in the aggregate amount of $1.030 billion, consisting of (i) a $730.0 million term B loan facility and (ii) a $300.0 million revolving loan facility.

CSC Holdings, Inc. (“CSC Holdings”), a direct wholly-owned subsidiary of Cablevision will be the borrower under the CSC Holdings Senior Credit Facilities, Regional Programming Partners (“RPP”), an indirect wholly-owned subsidiary of CSC Holdings will be the borrower under the RPP Senior Credit Facilities and Rainbow National Services LLC (“RNS”), a direct wholly-owned subsidiary of Rainbow Programming Holdings LLC (“RPH”), an indirect wholly-owned subsidiary of CSC Holdings, will be the borrower under the RNS Senior Credit Facilities.

Interest Rates.  Each senior credit facility will bear interest either at LIBOR or an alternate base rate, in each case, plus an applicable margin.

Guarantors.  The CSC Holdings Senior Credit Facilities are expected to be unconditionally guaranteed by certain existing direct and indirect domestic subsidiaries of CSC Holdings and by each of CSC Holdings’ direct and indirect domestic “Restricted Subsidiaries” thereafter created or acquired (the “CSC Holdings Guarantors”). The RPP Senior Credit Facilities are expected to be unconditionally guaranteed by both partners of RPP, each of which is an indirect wholly-owned subsidiary of CSC Holdings, and by each of RPP’s direct and indirect wholly-owned domestic “Restricted Subsidiaries” existing on the date hereof or thereafter created or acquired (the “RPP Guarantors”). The RNS Senior Credit Facilities are expected to be unconditionally guaranteed by certain existing direct and indirect domestic subsidiaries of RNS and by each of RNS’ direct and indirect domestic “Restricted Subsidiaries” thereafter created or acquired (the “RNS Guarantors”). In each case, immaterial or inactive subsidiaries shall not be required to be guarantors. In addition, no subsidiary of RPP shall be required to guarantee the RPP Senior Credit Facilities if the entering into of such a guarantee would cause it to breach any law, regulation (including sports league documents and regulations) or agreement applicable to it or to which it is a party.

Security.  The CSC Holdings Senior Credit Facilities will be secured, subject to agreed-upon exceptions, by a lien on the capital stock of certain existing direct subsidiaries of CSC Holdings and the CSC Holdings Guarantors and on the capital stock of each direct subsidiary of CSC Holdings and the CSC Holdings Guarantors thereafter created or acquired (excluding RPH and its subsidiaries). The RPP Senior Credit Facilities will be secured, subject to agreed-upon exceptions, by (i) a lien on the capital stock of each direct subsidiary of RPP and the RPP Guarantors existing on the date of the merger or thereafter created or acquired, and (ii) all of the properties and assets of RPP and the RPP Guarantors. The RNS Senior Credit Facilities will be secured, subject to agreed-upon exceptions, by (i) a lien on the capital stock of certain existing direct subsidiaries of RNS and the RNS Guarantors and on the capital stock of each direct subsidiary of RNS and the RNS Guarantors thereafter created or acquired, and (ii) all of the properties and assets of RNS and the RNS Guarantors. In each case, liens on capital stock as aforesaid will be limited, in the case of non-domestic subsidiaries, to 65% of the shares of direct first tier non-domestic subsidiaries and will not include liens on subsidiaries where such liens would require the consent of one or more third parties or governmental authorities or would be prohibited by contract, license, permit, applicable law or regulation (and not overridden by the Uniform Commercial Code, or “UCC”, or other applicable law). In the case of the RPP Senior Credit Facilities and the RNS Senior Credit Facilities, liens on properties and assets as aforesaid will not be required (i) where Merrill Lynch, Bear Stearns and BAS determine in their reasonable discretion that the costs of obtaining such a lien are excessive in relation to the value of the security to be afforded thereby, (ii) the grant of such lien would require the consent, in the case of RPP, of one or more third parties or governmental entities and, in the case of RNS, of one or more third parties or (iii) the grant of such lien would be restricted or limited under contract, license, permit, applicable law or regulation (and not overridden by the UCC or other applicable law) or in the case of RNS, under any indentures governing RNS’ senior and subordinated notes as in effect on the date of the commitment letter and in the case of RPP, by any agreement to which RPP is a party as in effect on the date of the commitment letter.

Other Terms.  The senior credit facilities will contain customary representations and warranties and customary affirmative and negative covenants and, with respect to the revolving credit facilities of CSC Holdings, RPP and RNS and the term A loan facility of CSC Holdings, financial maintenance covenants. The senior secured facilities will also include customary events of default.

High-Yield Debt Financing

CSC Holdings will become a wholly-owned subsidiary of a newly formed holding company (“Intermediate Holdco”) which in turn will be a wholly-owned subsidiary of another holding company (“Super Holdco”). Each of Super Holdco, Intermediate Holdco and RPH is expected to issue, respectively, $4.425 billion, $800 million and $1.0 billion aggregate principal amount of unsecured senior fixed and floating rate notes (and in the case of Super Holdco, notes which, at the election of the issuer, can be pay-in-kind notes (meaning that interest is paid in the form of additional notes) or cash interest notes). The notes may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act of 1933, as amended (the “Securities Act”). The notes may or may not be registered under the Securities Act.

Interim Loans

General.  If the offering of the senior notes is not completed substantially concurrently with the merger, MLCC, BSCL and Banc of America Bridge have each severally and not jointly committed, subject to specified conditions precedent set forth in the commitment letter, to provide (each committing to 33 1/3%):

•	interim loans in an aggregate principal amount of $4.425 billion to Super Holdco, consisting of (i) a $2.675 billion unsecured senior interim loan, and (ii) a $1.75 billion unsecured senior pay-in-kind interim loan,

•	interim loans in an aggregate principal amount of $800 million to Intermediate Holdco, and

•	interim loans in an aggregate principal amount of $1.0 billion to RPH.

If the interim loans are not paid in full on or before the first anniversary of the merger, the interim loans will convert into extended term loans maturing (i) on the tenth anniversary of the merger if Super Holdco or RPH is the borrower and (ii) on the eighth anniversary of the merger if Intermediate Holdco is the borrower or will convert directly into the exchange notes described in the next sentence. Holders of any such extended term loans may choose to exchange such loans for exchange notes maturing (i) on the tenth anniversary of the merger if Super Holdco or RPH is the obligor or (ii) on the eighth anniversary of the merger if Intermediate Holdco is the obligor. Holders of any exchange notes may, at their sole option, after the date that is 18 months after the date of the merger, fix the interest rate on any such exchange notes. The relevant borrower would be required to register any exchange notes for public resale under a registration statement in compliance with applicable securities laws.

Interest Rates.  If Super Holdco, Intermediate Holdco or RPH draws down an interim loan, interest will be payable quarterly in arrears thereon at a rate per annum equal to three-month LIBOR plus a spread that increases over time, which will be subject to a floor rate except in the case of the Intermediate Holdco interim loan.

Existing Notes and Debentures

In April 2004, Cablevision issued $1.5 billion aggregate principal amount of senior notes (the “Cablevision Existing Notes”). Concurrently with the contribution by Cablevision of its equity interest in CSC Holdings to Super Holdco and the contribution by Super Holdco of its equity interest in CSC Holdings to Intermediate Holdco, the Cablevision Existing Notes will be first assumed by Super Holdco and then assumed by Intermediate Holdco.

In August 1997, December 1997, July 1998, July 1999, March 2001 and April 2004, CSC Holdings issued $4.2 billion aggregate principal amount of senior notes (the “CSC Holdings Existing Notes”). In August 2004, RNS issued $800 million aggregate principal amount of senior and senior subordinated notes (the “RNS Existing Notes”). The entire principal amount of Cablevision Existing Notes, CSC Holdings Existing Notes and RNS Existing Notes are expected to remain outstanding after completion of the merger.

Estimated Fees and Expenses

Under the terms of the merger agreement, all expenses will be borne by the party incurring such expenses and expenses associated with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto, the solicitation of stockholder approvals and the solvency opinion will be borne by Cablevision.

Lehman Brothers and Morgan Stanley have provided certain financial advisory services to the special committee in connection with the merger. Cablevision will pay Lehman Brothers and Morgan Stanley compensation for their services and Cablevision has agreed to reimburse Lehman Brothers and Morgan Stanley for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Lehman Brothers and Morgan Stanley against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “— Opinions of Financial Advisors” for more information about Lehman Brothers’ and Morgan Stanley’s compensation.

Cablevision has retained D.F. King & Co., Inc. (“D.F. King”), as a proxy solicitation and information agent, and Mellon Investor Services LLC, as the paying agent, in connection with the merger. D.F. King may contact holders of Cablevision Class A common stock by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the merger, D.F. King will receive reasonable and customary compensation. Cablevision will pay the paying agent reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Cablevision for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by Cablevision, or in certain circumstances described above, by Parent, in connection with the merger:

(In thousands)

Legal	$12,500
Financial Advisors	$75,000
Accounting	$500
Printing and Mailing	$100
SEC Filing Fees	$274
Paying Agent	$23
Proxy Solicitation and Information Agent	$1,500
Miscellaneous	$1,103

Total	$91,000

Accounting Treatment of the Merger

Cablevision currently expects to account for the merger through the use of “push down accounting” as set forth in various pronouncements issued by the staff of the SEC. The merger is structured as a transaction wherein the current controlling shareholders of Cablevision will be deemed to have acquired the existing unaffiliated stockholder interests (all Cablevision Class A common stock issued and outstanding other than shares owned by Parent) resulting in Parent’s 100% control and equity ownership interest in Cablevision. The assets and liabilities of Cablevision will be recorded at fair value for the interests deemed acquired by Parent in the proposed merger transaction and at the carryover, or predecessor, basis for the Dolan Family Continuing Investors’ carryover interest in Cablevision. Following the proposed merger, each asset and liability will be assigned an amount that is part predecessor cost and part fair value in approximately the same proportion as Parent’s carryover ownership interest in Cablevision and the percentage interest acquired in the proposed merger transaction, respectively. To the extent the purchase price paid in the merger, adjusted for the carryover basis of Parent’s interest in Cablevision, exceeds the fair market value allocated to identifiable assets and liabilities, the excess will be recorded as goodwill. Cablevision will not receive any step up in the tax basis of the underlying assets and liabilities of Cablevision as a result of the merger.

Certain Legal Matters

  General

The merger is subject to the receipt of certain regulatory and other approvals. Cablevision is currently seeking such approvals. There can be no assurance that any such approval, if required, will be obtained without substantial conditions or that adverse consequences would not result to Cablevision’s business or that certain parts of Cablevision’s business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

  State Takeover Laws

Cablevision is incorporated under the laws of the State of Delaware. Generally, Section 203 of the Delaware General Corporation Law (which we refer to as “Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless the board of directors of the target approves the business combination prior to the date the person becomes an interested stockholder. Cablevision’s board of directors approved the merger agreement and certain ancillary agreements prior to the execution of the merger agreement specifically to render the restrictions in Section 203 inapplicable to the merger agreement and the ancillary agreements, the merger and the other transactions contemplated by the merger agreement and the ancillary agreements. Therefore, Cablevision does not believe that Section 203 would apply to the merger.

Certain Litigation

Dolan Family Continuing Investors’ 2005 Proposal and Special Dividend Litigation.  In June and July 2005, a number of shareholder class action lawsuits were filed against Cablevision and its directors in the Court of Chancery for the State of Delaware and the New York State Supreme Court for Nassau County relating to the Dolan Family Continuing Investors’ proposal to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution of Rainbow Media Holdings. On October 24, 2005, Cablevision received a letter from the Dolan Family Continuing Investors withdrawing its June 19, 2005 proposal and recommending the consideration of a special dividend. On November 17, 2005, the plaintiffs in the New York Supreme Court action filed a consolidated amended complaint relating to the special dividend proposed by the Dolan Family Continuing Investors. On February 9, 2006, the plaintiffs filed a second amended complaint adding allegations related to the December 19, 2005 announcement that the board of directors had decided not to proceed with the proposed special dividend, and the January 31, 2006 announcement that the board of directors was expected to begin reconsideration of a possible special dividend at its regularly scheduled meeting in March 2006. The amended complaint sought, among other things, to enjoin the payment of the special dividend proposed by the Dolan Family Continuing Investors. As set forth below, the Nassau County actions were subsequently dismissed following settlement by the parties. The Delaware Chancery Court action was closed on May 4, 2007 following the receipt of a letter from lead counsel for the plaintiffs indicating that the potential issues raised in the action had been successfully resolved and no challenge to the proposed merger was warranted, because they believed the proposed merger was fair to the unaffiliated stockholders of Cablevision.

On December 28, 2005, a purported shareholder derivative complaint was filed in the U.S. District Court for the Eastern District of New York alleging that certain events during 2005, including those relating to the proposed special dividend, constituted breaches of fiduciary duty. The action was brought derivatively on behalf of Cablevision and named as defendants each member of the Cablevision board of directors. The complaint sought unspecified damages and contribution and indemnification by the defendants for any claims asserted against Cablevision as a result of the alleged breaches. The U.S. District Court for the Eastern District of New York action was dismissed following settlement of the Nassau County actions, as set forth below.

On March 27, 2006, Cablevision entered into a memorandum of understanding with respect to the settlement of the actions pending in the New York Supreme Court for Nassau County relating to the proposed special dividend. On April 7, 2006, Cablevision’s board of directors declared a special cash dividend of $10.00 per share which was paid on April 24, 2006 to holders of record at the close of business on April 18, 2006. A hearing on the proposed settlement was held on September 25, 2006. On January 5, 2007, the court signed an order approving the settlement and terminating these actions. This order terminated all then-pending litigation in New York Supreme Court.

Options Backdating Litigation.  On August 8, 2006, Cablevision and CSC Holdings disclosed that, as a result of a voluntary review, they had determined that the grant date and exercise price assigned to a number of their stock options and stock appreciation rights grants during the 1997 to 2002 period did not correspond to the actual grant date and the closing price of Cablevision’s common stock on that day. From August to October 2006, a number of derivative actions were filed in the Supreme Court of the State of New York, Nassau County, in the U.S. District Court for the Eastern District of New York and in the Court of Chancery of the State of Delaware, alleging, inter alia, that certain grants of stock options made by Cablevision during the years 1997 to 2002 were improperly granted in violation of Cablevision’s stock option plans. On October 27, 2006, the Cablevision board of directors created a Special Litigation Committee (referred to as the “SLC”) consisting of independent directors to assess the claims underlying these lawsuits. The SLC moved, in all courts, for a stay of the cases pending the outcome of its investigation. The SLC’s motion was denied by the Nassau County Supreme Court, which instead ordered expedited discovery. After discovery had begun, the SLC appealed the denial of its motion and obtained a stay pending the resolution of its appeal, which appeal remains pending. The U.S. District Court for the Eastern District of New York granted the SLC’s motion for a stay and stayed the cases pending in that court until June 12, 2007. On June 12, 2007, the SLC requested an extension of the stay until either the closing of the transaction or 30 days after it is determined that the transaction will not close. On June 26, 2007, the court granted the requested extension of the stay. The Delaware action was voluntarily dismissed without prejudice by the plaintiff. As described below under “—Certain Legal Matters—Certain Litigation—Dolan Family Contributing Investors’ 2006 Proposed and the Merger,” pursuant to a memorandum of understanding with the plaintiffs, the claims in the options backdating lawsuits will be transferred to the Surviving Corporation in the merger.

Dolan Family Continuing Investors’ 2006 Proposal and the Merger.  In October 2006, a number of shareholder class action lawsuits were filed against Cablevision and its individual directors in New York Supreme Court, Nassau County, relating to the October 8, 2006 offer by the Dolan Family Continuing Investors to acquire all of the outstanding shares of Cablevision’s common stock, except for the shares held by the Dolan Family Continuing Investors. These lawsuits allege breaches of fiduciary duty and seek injunctive relief to prevent consummation of the proposed transaction and compensatory damages. (In addition, the plaintiffs in the consolidated cases pending in the U.S. District Court for the Eastern District of New York relating to alleged options backdating included in their consolidated complaint a similar claim challenging the proposed merger.) The Nassau County Supreme Court ordered expedited discovery, which began in November 2006. On January 12, 2007, the special committee of the board received a revised proposal from the Dolan Family Continuing Investors to acquire all of the outstanding shares of common stock of Cablevision, except for the shares held by the Dolan Family Continuing Investors. On January 16, 2007, the special committee delivered a letter to Charles F. Dolan and James L. Dolan, rejecting as inadequate the revised proposal. On May 2, 2007, Cablevision entered into the merger agreement pursuant to which the Dolan Family Continuing Investors will obtain ownership of all of the common stock equity of Cablevision. Lawyers representing shareholders in certain of the Transactions Lawsuits, in consultation with lead counsel for the plaintiffs in the Nassau County Supreme Court options backdating litigations, participated in the negotiations to improve the financial terms of the transaction as well as to add certain contractual provisions designed to protect the rights of shareholders. Based upon the above events and circumstances, and the role that the lead counsel for the plaintiffs in the Transactions Lawsuits played in connection with the transaction, the parties subsequently reached a memorandum of understanding for the dismissal of the Transactions Lawsuits (and of the going-private claim in the cases pending in the U.S. District Court for the Eastern District of New York), subject to approval of a settlement by the Nassau County Supreme Court, and for the transfer to the Surviving Corporation of the options-related derivative claims pending in the Nassau County Supreme Court and in the U.S. District Court for the Eastern District of New York.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Cablevision’s stockholders, other than the Dolan Family Continuing Investors or its affiliates, access to the corporate files of Cablevision or any other party to the merger or to obtain counsel or appraisal services at the expense of Cablevision or any other such party.

Appraisal Rights of Stockholders

If the merger is consummated, holders of shares of Cablevision Class A common stock who do not vote in favor of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 (which we refer to as “Section 262”) of the Delaware General Corporation Law, provided that such stockholders comply with the conditions established by Section 262. Except as set forth in this proxy statement, including the appendices, holders of shares of Cablevision Class A common stock will not be entitled to appraisal rights in connection with the merger.

Section 262 is reprinted in its entirety as Annex B to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 in Annex B. Any holder of shares of Cablevision Class A common stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Annex B carefully because failure to comply with the procedures set forth in this section and Annex B will result in the loss of appraisal rights. All references in this summary of appraisal rights to a “stockholder” or “holder of shares of Cablevision Class A common stock” are to the holder of record of shares of Cablevision Class A common stock. A person having a beneficial interest in shares of Cablevision Class A common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

A stockholder who makes the demand described below and in Annex B with respect to shares of Cablevision Class A common stock, who continuously holds such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents to the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery (which we refer to as the “Delaware Court”) of the “fair value” of such stockholder’s shares of Cablevision Class A common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to the holders of shares of Cablevision common stock, and the full text of Section 262 is attached to this proxy statement as Annex B. Any holder of Cablevision Class A common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Cablevision Class A common stock, if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

  Filing Written Demand

Holders of shares of Cablevision Class A common stock who desire to exercise their appraisal rights must not vote in favor of the merger. A stockholder who signs and returns a proxy card without expressly directing that its shares of Cablevision Class A common stock be voted against the merger agreement will effectively waive its appraisal rights because such shares represented by the proxy card will be voted for the adoption and approval of the merger agreement. Accordingly, a stockholder who desires to exercise and perfect appraisal rights with respect to any of his or her shares of Cablevision Class A common stock must check either the “against” or the “abstain” box next to the proposal to adopt and approve the merger agreement and the merger on such card or affirmatively vote in person against the proposal or register in person an abstention with respect to such proposal or timely revoke any proxy in favor of the adoption and approval of the merger agreement or not vote at all. In addition, holders of shares of Cablevision Class A common stock who desire to exercise their appraisal rights must deliver to Cablevision, before the vote on the proposal to adopt and approve the merger agreement and the merger, a written demand for appraisal of such stockholder’s shares of Cablevision Class A common stock. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand for appraisal; the written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at Cablevision’s special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Cablevision Class A common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Cablevision Class A common stock must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, must specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand must set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Cablevision Class A common stock held in the name of the record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand for appraisal of such stockholder’s shares before the taking of the vote on the merger to: Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714, Attention: Secretary.

  Notice by the Surviving Corporation

Within ten days after the effective time of the merger, Cablevision must notify each holder of Cablevision Class A common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective.

  Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, either Cablevision or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court, with a copy served on Cablevision in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intention on the part of Cablevision to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Cablevision will file an appraisal petition or that Cablevision will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of holders of Cablevision Class A common stock who desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 by then will be entitled, upon written request, to receive from Cablevision a statement setting forth the aggregate number of shares of Cablevision Class A common stock not voting in favor of the merger with respect to which demands for appraisal were received by Cablevision and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by Cablevision or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

  Appraisal Proceeding By Delaware Court

If a petition for an appraisal is timely filed and litigated by a holder of shares of Cablevision Class A common stock and a copy thereof is served upon Cablevision, Cablevision will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as may be required by the court, the Delaware Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court may dismiss the proceedings as to the stockholder.

After determining the holders of shares of Cablevision Class A common stock who are entitled to appraisal, the Delaware Court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Cablevision does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Cablevision Class A common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors.

The costs of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for its attorneys’ and expert witness expenses, although, upon application of a dissenting Cablevision stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

Any holder of shares of Cablevision Class A common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement by delivering to Cablevision a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration. After this period, the stockholder may withdraw the demand for appraisal and receive payment for the shares as provided in the merger agreement only with the written approval of Cablevision. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease, and all holders of shares of Cablevision Class A common stock (other than the Dolan Family Continuing Investors with respect to their shares of Class A common stock that will be cancelled) will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Cablevision has no obligation to file a petition for appraisal, and Cablevision has no present intention to do so, any holder of shares of Cablevision Class A common stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure of any stockholder to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of stockholders of Cablevision will be held on October 24, 2007 at 11:00 A.M., New York time, at our corporate headquarters building at 1111 Stewart Avenue, Bethpage, New York, 11714.

Purpose

At the special meeting, you will be asked:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Cablevision, Parent and Merger Sub, as it may be amended from time to time, which, among other things, provides for the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Cablevision, with Cablevision continuing as the Surviving Corporation.

2. To consider and vote upon the proposed charter amendment, which would make Section A.X. of Article Fourth of Cablevision’s certificate of incorporation, which provides that holders of each class of Cablevision common stock must receive identical consideration upon a merger of Cablevision, inapplicable to the merger and the other transactions contemplated by the merger agreement.

3. To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal 1 or proposal 2.

4. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

We have fixed October 4, 2007, as the record date. Only holders of record of Cablevision’s common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we expect that there will be approximately 230.9 million shares of Cablevision Class A common stock issued and outstanding held by approximately 1,030 holders of record and approximately 63.3 million shares of Cablevision Class B common stock issued and outstanding held by approximately 24 holders of record.

Each holder of record of Cablevision Class A common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting. Each holder of record of Cablevision Class B common stock at the close of business on the record date is entitled to ten votes for each share then held on each matter submitted to a vote of stockholders at the special meeting.

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting, and where a separate class vote is required (such as the charter amendment), a quorum will consist of the majority of votes entitled to be cast by the stockholders of the class entitled to vote with respect to that matter. If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of Cablevision common stock that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

We are commencing our solicitation of proxies on September ●, 2007, which is before the October 4, 2007 record date. We will continue to solicit proxies until the October 24, 2007 stockholders meeting and each stockholder of record on October 4, 2007 will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you deliver a proxy prior to the record date and remain a holder on the record date you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Voting by Proxy

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote.

Voting Via Telephone or the Internet

Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 6:00 A.M., New York time, on October 24, 2007.

If you own your shares of Cablevision Class A common stock in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714;

•	delivering to the Secretary of Cablevision a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the special meeting and voting in person.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact D.F. King, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:
D. F. King & Co., Inc.
48 Wall Street

New York, New York 10005
Banks and Brokers Call Collect: 212-269-5550
All Others Call Toll-free: 1-800-758-5880

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required; How Shares are Voted

Approval and adoption of the merger agreement requires the affirmative vote of:

•	the holders of a majority of the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock entitled to vote thereon, voting together as a single class; and

•	the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon not held by the Dolan Family Continuing Investors, Parent, any subsidiary of Parent, certain other Dolan family entities, and executive officers and directors of Cablevision and its subsidiaries.

Approval of the charter amendment requires the affirmative vote of the holders of:

•	a majority of the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock entitled to vote thereon, voting together as a single class;

•	a majority of the outstanding shares of Cablevision Class A common stock entitled to vote, voting separately as a class; and

•	the affirmative vote of the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote, voting separately as a class.

The Dolan Family Continuing Investors who, as of August 31, 2007, collectively held shares representing approximately 87.4% of the outstanding Cablevision Class B common stock, less than 1% of the outstanding Class A common stock and approximately 64.6% of the total voting power of Cablevision common stock voting together as a single class have entered into a voting agreement in which they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the approval of the charter amendment. See “Special Factors — Structure and Steps of the Merger.”

Pursuant to Delaware law and Cablevision’s bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting.

Subject to revocation, all shares represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the adoption and approval of the merger agreement, “FOR” the approval of charter amendment, and “FOR” any adjournment or postponement of the special meeting, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement and the charter amendment but will have no effect on any motion to adjourn or postpone the special meeting for purposes of determining whether the approval requirement under Delaware law has been satisfied. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by Cablevision. Cablevision will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Cablevision common stock. Cablevision directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. Cablevision has retained D.F. King, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $500,000 plus expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Cablevision common stock. See “Special Factors — Estimated Fees and Expenses” for more information about the fees Cablevision expects to pay in connection with the merger.

Please do not send any certificates representing shares of Cablevision common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Cablevision common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of Cablevision common stock for the merger consideration following completion of the merger, see “The Merger Agreement — Payment for Cablevision Class A Common Stock in the Merger.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors — Structure and Steps of the Merger,” particularly the sections summarizing the exchange agreement and the voting agreement, as certain provisions of those agreements relate to certain provisions of the merger agreement.

Additional information about Cablevision may be found elsewhere in this proxy statement and Cablevision’s other public filings. See “Additional Information” beginning on page 99.

Structure of the Merger

At the closing of the merger, Merger Sub will merge with and into Cablevision and the separate corporate existence of Merger Sub will cease. Cablevision will be the Surviving Corporation in the merger and will continue to be a Delaware corporation after the merger. The certificate of incorporation and bylaws of Cablevision, as amended and restated pursuant to the merger agreement, will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors of Merger Sub immediately prior to the closing of the merger will, from and after the closing of the merger, be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal. The officers of Cablevision immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place on the fifth business day after the earlier of the 30th day of the Marketing Period (as defined under “— Other Covenants and Agreements”) and a date during the Marketing Period specified by Parent, unless another date is agreed to in writing by Parent and Cablevision. The merger will become effective at the time, which we refer to as the effective time of the merger, when the parties to the merger file a certificate of merger with the Secretary of State of the State of Delaware or any later time as the parties agree and specify in the certificate of merger. The charter amendment will be filed prior to the filing of the certificate of merger.

Effect of the Merger on the Capital Stock and Certain Other Securities of Cablevision and Merger Sub

  Capital Stock

At the effective time of the merger:

•	Each share of Cablevision Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Cablevision, any wholly-owned subsidiary of Cablevision, Parent, any subsidiary of Parent or the Dolan Family Continuing Investors immediately prior to the effective time of the merger, restricted stock and shares of Cablevision Class A common stock held by dissenting stockholders (collectively, “Excluded Shares”)) will be converted into the right to receive a cash payment of $36.26.

•	All shares of Class A common stock that are owned by Cablevision, any wholly-owned subsidiary of Cablevision, Parent, any subsidiary of Parent and the Dolan Family Continuing Investors immediately prior to the effective time of the merger and all shares of Cablevision Class B Common Stock will be automatically cancelled without payment.

•	Each share of common stock of Merger Sub will be converted into one share of newly issued common stock of the Surviving Corporation.

  Stock Options

As of the effective time of the merger:

•	Cablevision will cause each outstanding option to purchase Cablevision Class A common stock granted to any employee under Cablevision’s employee stock plans to cease to exist and to be converted into the right to receive a cash payment equal to the product of (A) the number of shares of Cablevision Class A common stock subject to such option and (B) the excess of (i) the greater of (x) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90 days prior to the effective time of the merger and (y) $36.26, over (ii) the per-share exercise price of such stock option, subject to the vesting, payment and other terms of the applicable employee stock plans and option agreements.

•	Cablevision will cause any outstanding options to purchase Cablevision Class A common stock under Cablevision’s director stock plans to cease to exist and to be converted into the right to receive a cash payment equal to the product of (A) the number of shares of Cablevision Class A common stock subject to such option and (B) the excess of $36.26 over (ii) the per-share exercise price of this stock option.

•	The cash payments for the cancellation of any vested options will be payable at the effective time of the merger. The cash payments for the cancellation of any unvested options will be made subject to, and at the time of, the vesting to which such options would have otherwise been subject.

  Restricted Shares

Each restricted share of Cablevision Class A common stock issued under Cablevision’s stock plans will, in accordance with the provisions of such plans, be converted at the effective time into the right to receive a cash payment in an amount equal to the greater of (x) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90 days prior to the effective time of the merger and (y) $36.26, subject to the vesting, payment and other terms of the applicable stock plans and award agreements.

  Restricted Stock Units

Each restricted stock unit issued under Cablevision’s director stock plans will be converted at the effective time into the right to receive a cash payment of $36.26 per share of Cablevision Class A common stock underlying the restricted stock units, subject to the payment and other terms of the applicable director stock plans and award agreements.

  Stock Appreciation Rights

Promptly following the effective time of the merger, the holder of each stock appreciation right will be entitled to receive a cash payment equal to the excess of (i) the higher of (x) $36.26 and (y) the highest closing price of the Cablevision Class A common stock on The New York Stock Exchange during the 90-day period prior to the closing of the merger over (ii) the exercise price of the stock appreciation right.

Payment for Cablevision Class A Common Stock in the Merger

As promptly as reasonably practicable after the effective time of the merger, the Surviving Corporation will deposit, or cause to be deposited, in trust for the benefit of the holders of the Cablevision Class A common stock (other than Excluded Shares) with Mellon Investor Services LLC, as paying agent, cash in an amount representing the aggregate cash payments payable as described above. As soon as reasonably practicable after the effective time, the Surviving Corporation will instruct the paying agent to mail to each record holder of Cablevision Class A common stock (other than Excluded Shares), a letter of transmittal and instructions for use in effecting the surrender of all Cablevision Class A common stock certificates held by such record holder in exchange for a cash payment of $36.26, without interest, for each share of Cablevision Class A common stock owned. You should not send in your Cablevision Class A common stock certificates until you receive the letter of transmittal.

If payment is to be made to a person other than the person in whose name the Cablevision Class A common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due to Cablevision Class A common stockholders under the merger agreement, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable.

Any portion of the payment fund held by the paying agent not distributed to the holders of Cablevision Class A common stock six months following the effective time of the merger will be delivered to the Surviving Corporation, and after such transfer, any stockholders of Cablevision who have not properly surrendered their stock certificates may look only to the Surviving Corporation for payment of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of each of Cablevision and Parent as to, among other things:

•	organization, existence and good standing (including, as to Cablevision, with respect to its subsidiaries);

•	power and authority to execute and deliver the merger agreement and ancillary agreements and to perform its respective obligations under the such agreements and to complete the transactions contemplated by such agreements;

•	the absence of certain conflicts, including certain conflicts with organizational documents and law, the absence of any breach or event of default under any contract, and the absence of any required governmental approvals other than those specified in the merger agreement, in each case arising out of the execution, delivery and performance of the merger agreement; and

•	the absence of any fees owed to brokers or investment bankers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of Cablevision as to, among other things:

•	the capitalization of Cablevision and the absence of preemptive rights or other rights to purchase or acquire equity securities of Cablevision or any of its subsidiaries, other than those specified in the merger agreement;

•	the accuracy of Cablevision’s filings with the SEC and the compliance of Cablevision financial statements with GAAP;

•	the payment by Cablevision and its subsidiaries of taxes and the filing of tax returns;

•	the information provided to Parent regarding the amount of “restricted payments” that are allowed under Cablevision’s and its subsidiaries’ indentures and the adequacy of such “restricted payment” capacity to permit the initial distributions contemplated by the commitment letter (which is discussed above under “Special Factors — Financing of the Merger”);

•	Cablevision’s employee benefit plans and other agreements with its employees;

•	the absence of any notice that any renewal of any of Cablevision’s cable television franchises having been challenged or objected to or otherwise questioned;

•	the absence of certain undisclosed liabilities;

•	the stockholder votes necessary to approve the merger;

•	the opinions of the special committee’s financial advisors; and

•	the limit of Parent’s and Merger Sub’s representations and warranties to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of Parent as to, among other things:

•	Merger Sub’s ability to finance certain costs of the merger;

•	The effectiveness of the exchange agreement and the guarantee;

•	the absence of any material negotiations between October 8, 2006 and the date of the merger agreement with respect to, and absence of any current plan by Parent, Merger Sub and their affiliates to engage in a sale of Cablevision or 20.1% or more of the assets of Cablevision;

•	the absence of any previous business activities by Parent and Merger Sub other than in connection with the transactions contemplated by the merger agreement; and

•	the limit of Cablevision’s representations and warranties to those set forth in the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, “material adverse effect” means any effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Cablevision or would reasonably be expected to materially impair Cablevision’s ability to perform its obligations under the merger agreement; provided, however, that no adverse effect resulting from certain specified matters, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a material adverse effect.

Agreements Related to the Conduct of Business

The merger agreement provides that, subject to certain exceptions or as consented to in writing by Parent, during the period from the signing of the merger agreement to the effective time of the merger, Cablevision, among other things, will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and use its reasonable best efforts to preserve intact its business organization and goodwill and relationship with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice and, subject to certain exceptions, will not and will not permit any of its subsidiaries to (except that any action taken by the Dolans or at their express direction will not be deemed actions of Cablevision for these purposes), without the prior consent of Parent:

•	adopt or propose to adopt any change in its certificate of incorporation, bylaws or other organizational documents, other than as contemplated by the merger agreement;

•	declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends paid by a subsidiary of Cablevision to Cablevision or a subsidiary of Cablevision;

•	split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of its subsidiaries other than pursuant to Cablevision’s stock plans;

•	other than in the ordinary course of business consistent with past practice, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock of any class, or other securities convertible into shares of its capital stock, including stock options, other than as permitted in the merger agreement;

•	merge or consolidate with another entity or, other than as permitted in the merger agreement, acquire an amount of assets or equity of another entity in excess of $25 million;

•	sell, lease, license, subject to certain liens, or otherwise dispose of any assets, property or rights in an amount in excess of $25 million in the aggregate, other than as permitted in the merger agreement;

•	make any loans or investments other than as permitted in the merger agreement;

•	incur indebtedness other than as permitted in the merger agreement;

•	make or commit to make any capital expenditure other than as permitted in the merger agreement;

•	materially modify benefits or accelerate payments or the vesting of benefits under any Cablevision benefit plan, except as required by an existing agreement, certain plans or law;

•	increase compensation or benefits of directors, officers, employees, consultants, representatives or agents, other than in the ordinary course of business consistent with past practice and as permitted in the merger agreement;

•	enter into or modify change of control, severance, consulting, retention or employment agreements with any senior officer or any change of control, severance, consulting, retention or employment plan, program or arrangement other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, settle or compromise any litigation material to the business of Cablevision and its subsidiaries, taken as a whole; or enter into any consent, decree or similar restraint or form of equitable relief in settlement of any material proceeding except those settlements and compromises that relate to taxes or that individually or in the aggregate are not material to Cablevision or its subsidiaries, taken as a whole;

•	other than in the ordinary course and consistent with past practice, make or rescind any express or deemed material election relating to taxes or consent to any extension of the limitations period applicable to any material tax claim or assessment, settle any material proceeding relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability, or change any material method of reporting income from those employed in the preparation of Cablevision’s December 31, 2005 federal income tax returns;

•	enter into any extraordinary transaction that would result in a material reduction in the amount of “restricted payments” that are allowed under Cablevision’s and its subsidiaries’ indentures;

•	enter into, renew or extend any agreements that materially restrict Cablevision or its subsidiaries or will restrict the Surviving Corporation from engaging or competing in any line of business or in any geographic area;

•	materially change any method of accounting or accounting principles or practices, except as required by a change in GAAP or a change in applicable law;

•	other than in the ordinary course of business consistent with past practice, cancel or modify any material insurance policy, which is not replaced by a comparable amount of insurance coverage;

•	adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	take or omit to take any actions that would or would be reasonably expected to result in any of the conditions contemplated by the merger agreement not being satisfied or materially impairing the ability of the parties to consummate the merger or materially delay the closing of the merger; or

•	agree to do any of the foregoing.

Other Covenants and Agreements

  Notification of Certain Matters

Cablevision must give prompt notice to Parent, and Parent must give prompt notice to Cablevision, of the occurrence or failure to occur of any event that would be likely to cause (a) any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect, or (b) any material failure of Cablevision, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. From the date of the merger agreement through the date of the closing of the merger Parent must notify Cablevision if Parent or any of its affiliates engages in any material negotiations, agrees in principle or executes any agreement pursuant to which at least 20.1% of the assets of the Surviving Corporation would be sold whether by merger, sale of equity or otherwise.

  Indemnification of Directors and Officers; Insurance

Until the sixth anniversary of the effective time of the merger, the right to indemnification, advancement of expenses and exculpation of officers and directors provided for in the constituent documents of Cablevision and its subsidiaries on terms no less favorable than as in effect on the date of the merger agreement must be maintained with respect to matters occurring prior to the effective time.

Until the sixth anniversary of the effective time of the merger, the Surviving Corporation must maintain officers’ and directors’ liability insurance covering Cablevision’s present and former officers and directors at the effective time of the merger with respect to matters occurring prior to the effective time of the merger, on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date of the merger agreement, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of Cablevision’s annual premium for such insurance policies in effect on May 2, 2007 and payable in 2007, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at a cost equal to 200% of the annual premium for Cablevision’s insurance policies.

  Access and Information

Cablevision must afford to Parent reasonable access during normal business hours, during the period prior to the effective time of the merger, to all of its books and records, facilities, personnel, management reports and other information.

  Reasonable Best Efforts; Financing

Cablevision, Parent and Merger Sub must cooperate and use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including using their reasonable best efforts to (a) obtain certain necessary consents, approvals, waivers, authorizations, permits, filings or notifications from other parties to material agreements, leases and other contracts, provided that Cablevision will not be required to make any payments or provide any economic benefits prior to the effective time of the merger in order to obtain any waivers, consents or approvals from third parties, (b) obtain all necessary consents, approvals, waivers, authorizations, permits, filings or notifications as are required to be obtained under any applicable law, (c) lift or rescind any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, adversely affecting the ability of Cablevision, Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, (e) complete the transactions contemplated by the financing commitment letter, and (f) fulfill all conditions to the merger agreement.

Parent must use its reasonable best efforts to arrange the financing contemplated by the financing commitment letter and may, in its sole discretion, replace, amend, modify, supplement or restate the financing commitment letter so long as the effect of doing so would not reasonably be expected to materially adversely impact the ability of Parent to consummate the transactions contemplated by the merger agreement. At the request of Parent, Cablevision shall, and shall cause its subsidiaries to, take, solely under the direction and control of Parent, all action necessary or desirable in connection with the transactions contemplated by the financing commitment letter or such other financing transactions on terms and conditions no less favorable than those in the financing commitment letter as Parent may agree to in its sole discretion (subject to the preceding sentence) or as otherwise required by the merger agreement, including, without limitation, being, and causing its subsidiaries to be, issuers, borrowers and co-obligors in such financing transactions. Cablevision may not, and may not cause its subsidiaries to, close or agree to close on any of the financing transactions other than pursuant to instructions from Parent.

In the event that (i) any portion of the financing contemplated by the financing commitment letter that is structured as high yield financing has not been consummated, (ii) all closing conditions contained in the merger agreement have been satisfied or waived (other than the condition pertaining to financing and any conditions that by their nature will not be satisfied until the closing of the merger), and (iii) the interim loans contemplated by the commitment letter are available on the terms and conditions described in the financing commitment letter, then Parent must instruct Cablevision and its subsidiaries to borrow under and use the proceeds of the bridge loans in lieu of the proceeds that would have been obtained from such affected portion of the high yield financing no later than the last day of the Marketing Period or, if earlier, March 31, 2008. “Marketing Period” under the terms of the merger agreement means a period of 30 days beginning after the date on which on all of the closing conditions contained in the merger agreement have been satisfied or waived (other than conditions pertaining to financing and any conditions that by their nature will not be satisfied until the closing of the merger) throughout which (x) Parent has all of the information and cooperation provided by Cablevision as required under the merger agreement and (y) the conditions contained in the merger agreement continue to be satisfied or waived (other than conditions pertaining to financing and any conditions that by their nature will not be satisfied until the closing of the merger); provided that

(A) the Marketing Period will not be deemed to have commenced or occurred if, prior to the completion of the Marketing Period, any applicable auditor has withdrawn its audit opinion with respect to any financial statements contained in the information provided by Cablevision as required under the merger agreement or Cablevision’s filings with the SEC since January 1, 2005, and (B) if the Marketing Period would end during the period from August 20, 2007 through September 3, 2007, or the period from December 17, 2007 through January 1, 2008, the Marketing Period will commence no earlier than September 3, 2007 or January 2, 2008, respectively.

Parent and Cablevision are both required to participate in the negotiation of the financing transactions (including the negotiation of definitive financing documentation), with Parent having ultimate approval and control with respect to such matters and counsel for Parent being primarily responsible for the negotiation of the terms of all definitive financing documentation; provided that, Cablevision will not be obligated to execute any definitive financing documentation if to do so, or to make borrowings thereunder, would be a violation of applicable law, and Parent and Merger Sub will not be obligated to attempt to obtain financing if the execution of the related definitive documentation, or any borrowings thereunder, would be a violation of applicable law.

If any portion of the financing contemplated by the financing commitment letter becomes unavailable on the terms and conditions contemplated by the financing commitment letter (including as a result of the insufficiency of the “restricted payments” that are allowed under Cablevision’s and its subsidiaries’ indentures), Parent must use its reasonable best efforts to arrange for alternative financing in an amount sufficient to replace such portion of the financing contemplated by the financing commitment letter and Cablevision must provide all reasonable assistance to Parent in connection therewith; provided that Parent will be under no obligation to arrange for such alternative financing if (i) the terms and conditions of the alternative financing are materially less favorable to Parent or Cablevision than the terms and conditions contemplated by the financing commitment letter or (ii) such portion of the financing contemplated by the financing commitment letter has become unavailable as a result of the failure of Cablevision or any of its subsidiaries to comply in any material respect with its obligations under the merger agreement.

  No Solicitation of Competing Proposals

Cablevision and its subsidiaries are prohibited from directly or indirectly (i) initiating, inducing, soliciting, facilitating or encouraging any inquiry or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal (as defined below), (ii) entering into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal or (iii) continuing or otherwise participating in any discussions or negotiations regarding, furnishing to any person any information or data with respect to Cablevision in connection with or in response to, or otherwise cooperating with or taking any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires Cablevision to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement. Notwithstanding the foregoing, prior to the adoption and approval of the merger agreement and approval of the charter amendment by Cablevision’s stockholders and approval of a majority of the minority of the unaffiliated stockholders, Cablevision may, in response to a bona fide written Takeover Proposal that did not result from a breach of this covenant:

•	furnish information or data with respect to Cablevision or any of its subsidiaries to the person making such Takeover Proposal pursuant to and in accordance with a confidentiality agreement containing terms no less materially restrictive than those applicable to the Dolans, provided that all such information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person; and

•	participate in discussions or negotiations with such person regarding such Takeover Proposal;

provided, in each case, that the special committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisors, that (i) the failure to furnish such information or participate in such discussions or negotiations would reasonably be expected to constitute a breach of its fiduciary duties to the unaffiliated stockholders of Cablevision under applicable law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below).

Within twenty four hours after the receipt by Cablevision of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, Cablevision must provide notice to Parent of (i) the Takeover Proposal or inquiry, (ii) the identity of the person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including, without limitation, any amendments or modifications thereto). Cablevision is also required to keep Parent informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof.

Neither the board of directors of Cablevision nor any committee of the board of directors may (i) withdraw, modify or qualify in any manner adverse to Parent, its recommendation that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment or take any action or make any statement in connection with the special meeting inconsistent with such recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. However, at any time prior to the adoption and approval of the merger agreement and the approval of the charter amendment by Cablevision’s stockholders or the approval of the majority of the minority of unaffiliated stockholders, the special committee may, subject to compliance with the terms summarized in the succeeding paragraph, in response to a Superior Proposal or an Intervening Event (as defined below), change its recommendation that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment, if the special committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisors, that such action is required to comply with its fiduciary duties to the stockholders of Cablevision under applicable law. Notwithstanding any change in the recommendation of Cablevision’s board of directors, the merger agreement must be submitted to the stockholders of Cablevision at the special meeting for the purpose of adopting the merger agreement.

The special committee may not withdraw, modify or qualify in any manner adverse to Parent its recommendation that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment pursuant to the preceding paragraph unless Cablevision has (x) provided written notice to Parent (a “Notice of Superior Proposal or Intervening Event”) advising Parent that the special committee has received a Superior Proposal or an Intervening Event has occurred, which notice must, in the case of a Superior Proposal, specify the material terms and conditions of such Superior Proposal and identify the person making the Superior Proposal or, in the case of an Intervening Event, describe such event and its effect on Cablevision in reasonable detail, (y) negotiated during the four business day period following Parent’s receipt of such notice of Superior Proposal or Intervening Event in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make a proposal that renders the Superior Proposal no longer a Superior Proposal or obviates the need for the board of directors of Cablevision to withdraw, modify or qualify in a manner adverse to Parent its recommendation that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment as a result of the Intervening Event, as the case may be, and (z) determined in good faith, after consultation with its financial advisors, that any such proposal from Parent is not as favorable to the unaffiliated stockholders of Cablevision as such Superior Proposal and does not obviate the need for the board of directors of Cablevision to withdraw, modify or qualify in a manner adverse to Parent its recommendation that Cablevision’s stockholders adopt and approve the merger agreement and approve the charter amendment as a result of the Intervening Event, as the case may be.

As used in the merger agreement, “Intervening Event” means an event, fact, circumstance or development, unknown to the special committee as of the date of the merger agreement, which becomes known prior to the adoption and approval of the merger agreement and the charter amendment at the special meeting by the stockholders of Cablevision and by holders of a majority of the shares of Cablevision stock other than those held by the Dolan Family Continuing Investors, certain parties related to them and Cablevision’s directors and executive officers.

As used in the merger agreement, “Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving Cablevision with any person other than Parent or any affiliate thereof, (ii) Cablevision’s acquisition of any third party in a business combination transaction in which the stockholders of the third-party immediately prior to consummation of such business combination transaction will own more than 20% of Cablevision’s outstanding capital stock immediately following such transaction, including, without limitation, the issuance by Cablevision of more than 20% of any class of its equity securities as consideration for assets or securities of a third-party, or (iii) any direct or indirect acquisition by any third-party of 20% or more of any class of capital stock of Cablevision or of 20% or more of the consolidated assets of Cablevision and its subsidiaries, in a single transaction or a series of related transactions.

As used in the merger agreement, “Superior Proposal” means any bona fide written proposal or offer made by a third-party in respect of a business combination transaction involving, or any purchase or acquisition of, (i) all or substantially all of the outstanding Class A common stock or (ii) at least 66% of the consolidated assets of Cablevision and its subsidiaries, which business combination transaction or other purchase or acquisition contains terms and conditions that the special committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and financial advisors, would result in a transaction that if consummated would be more favorable to the unaffiliated stockholders of Cablevision than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such proposal and the merger agreement (including, without limitation, any proposal by Parent to amend the terms of the merger agreement), and is reasonably capable of being consummated on the terms so proposed, without significant incremental delay or cost, taking into account all financial, regulatory, legal and other aspects of such proposal.

  Proxy Statement; Schedule 13E-3

On September ●, 2007, Cablevision filed with the SEC this definitive proxy statement, and Cablevision, Parent and Merger Sub filed with the SEC an amended Schedule 13E-3.

  Stockholders Meeting

Cablevision, as soon as reasonably practicable after the proxy statement is cleared by the SEC, must duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption and approval of the merger agreement and the charter amendment. The board of directors of Cablevision recommends that stockholders adopt and approve the merger agreement and approve the charter amendment. However, Cablevision may withdraw or modify its recommendation in accordance with the terms of the merger agreement as described above. The Dolan Family Continuing Investors have agreed to vote all of the shares of Cablevision stock owned of record or beneficially owned by them in favor of the adoption and approval of the merger agreement and approval of the charter amendment. See “Special Factors — Structure and Steps of the Merger — Voting Agreement” for more information.

  Solvency Opinion

Cablevision and Parent must use their reasonable best efforts to retain an appraisal or valuation firm for purposes of obtaining from such firm its opinion as to whether each of Cablevision and each of its subsidiaries that is contemplated to make a distribution in connection with the transactions contemplated by the financing commitment letter will (i) in the case of any such entity that is a corporation, have at the closing of the merger sufficient surplus under Delaware law out of which to make such distribution, (ii) in the case any such entity that is a limited liability company, after giving effect to the transactions contemplated by the financing commitment letter, have at the closing of the merger assets the fair market value of which exceed its liabilities and (iii) in the case of all such entities, after giving effect to the transactions contemplated by the financing commitment letter, (x) be able to pay its debts as they come due, (y) have assets the fair value and present fair salable value of which exceed its stated liabilities and identified contingent liabilities and (z) have remaining capital that is not unreasonably small for the business in which such entity is engaged and proposed to be engaged.

Conditions to Completion of the Merger

The obligations of Cablevision, Parent and Merger Sub to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following conditions:

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Cablevision common stock entitled to vote, voting together as a single class;

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Cablevision Class A common stock entitled to vote thereon held by unaffiliated stockholders (which includes all stockholders other than the Dolan Family Continuing Investors, Parent, any subsidiary of Parent and certain other Dolan family entities that are not the Dolan Family Continuing Investors) and executive officers and directors of Cablevision and its subsidiaries;

•	the approval of the charter amendment by the affirmative vote of the holders, in each case voting separately as a class, of a majority of the outstanding shares of Cablevision Class A common stock and Class B common stock entitled to vote;

•	no orders suspending the use of this proxy statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC;

•	the absence of any order, decree, ruling or other action issued or taken by a court of competent jurisdiction or United States federal or state governmental entity enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement. The parties must use their reasonable best efforts to cause any decree, judgment, injunction or other order enjoining, restraining or prohibiting the completion of the merger to be vacated or lifted;

•	the receipt of the solvency opinion described above by Cablevision; and

•	the receipt by Cablevision and certain of its affiliates of the funding from the financing transactions contemplated by the commitment letter or obtained in place thereof, which, together with cash held by Cablevision and its subsidiaries at the closing of the merger, is sufficient to fund the aggregate merger consideration and other payments required to be made by the Surviving Corporation at the closing of the merger in connection with the transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

•	the representations and warranties of Cablevision set forth in the merger agreement, made as if none of the representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing of the merger as though made on and as of the closing of the merger, except (with certain exceptions) where the failure of any such representation or warranty, individually or in the aggregate, with all other such failures, to be true and correct has not had or would not reasonably be expected to have or constitute a material adverse effect;

•	Cablevision’s performance or compliance in all material respects with all agreements and covenants to be performed by Cablevision under the merger agreement at or prior to the closing date;

•	the absence of any state of facts, event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to Cablevision and its subsidiaries since January 1, 2007;

•	the absence of any pending suit, action or proceeding by any governmental entity or other person (other than any suit, action or proceeding by any stockholder of Cablevision challenging the fairness of the transactions contemplated by the merger agreement or alleging a breach of the fiduciary duties of the members of Cablevision’s board of directors in connection therewith), in each case that has a reasonable likelihood of success as reasonably determined by Parent (provided that, in the case of any of the foregoing brought by any person other than a governmental entity, Cablevision must have reasonably agreed with such determination), challenging or seeking to restrain or prohibit any of the transactions contemplated by the merger agreement;

•	the receipt by Parent of a certification from Cablevision to the effect that Cablevision is not (and was not at any time during the five-year period ending on the date of the closing of the merger) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended;

•	the total number of dissenting shares of Cablevision Class A common stock must not exceed 10% of the issued and outstanding shares of Class A common stock immediately prior to the filing of the certificate of merger; and

•	each of the consents required under the terms of the merger agreement must have been made or obtained, unless the failure to obtain such consent would, individually or in the aggregate, not be reasonably expected to have a material adverse effect (except for certain consents which, pursuant to the terms of the merger agreement, must in any case be obtained).

The obligation of Cablevision to effect the transactions contemplated by the merger agreement is subject to the satisfaction or waiver, at or before the closing of the merger, of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing of the merger as though made on the closing of the merger, except (with certain exceptions) where the failure of any such representation and warranty, individually or in the aggregate, with all other such failures, to be true and correct has not had or would not reasonably be expected to have a material adverse effect; and

•	Parent’s and Merger Sub’s performance or compliance in all material respects with all agreements and covenants to be performed by it under the merger agreement and the ancillary agreements at or prior to the closing of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after Cablevision’s stockholders adopt and approve the merger agreement and the charter amendment by the required votes:

a) by mutual written consent of Parent and Cablevision (acting at the direction of the special committee);

b) by either Parent or Cablevision (with the prior approval of the special committee), if:

(i) the merger is not consummated by March 31, 2008, provided, that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the merger agreement has been the cause of the failure of the merger to be consummated by such time;

(ii) any governmental entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate the merger agreement must have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the merger and such order, judgment, decision, opinion, decree or ruling or other action has become final and non-appealable; or

(iii) the requisite approval of Cablevision’s stockholders has not been obtained at the special meeting or any adjournment or postponement thereof; provided that the right to terminate the merger agreement pursuant to this provision is not available to Cablevision if it has not complied in all material respects with the provisions of the merger agreement regarding the solicitation of and responses to Takeover Proposals;

c) by Parent if:

(i) Cablevision has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Cablevision prior to March 31, 2008 or is not cured by such date and (B) would result in a failure of the condition to Parent’s and Merger Sub’s obligation to consummate the merger with respect to such representation, warranty or covenant as set forth in the merger agreement; or

(ii) Cablevision’s board of directors has changed its recommendation that Cablevision’s stockholders vote to adopt and approve the merger agreement and the charter amendment;

d) by Cablevision if Parent or Merger Sub has breached or failed to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub, as the case may be, prior to March 31, 2008 or is not cured by such date and (B) would result in a failure of the condition to Cablevision’s obligation to consummate the merger with respect to such representation, warranty or covenant as set forth in the merger agreement.

Termination Expenses

All expenses will be borne by the party incurring such expenses and expenses associated with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto, the solicitation of stockholder approvals and the solvency opinion will be borne by Cablevision.

Effect of Termination; Remedies

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect, and there will be no liability on the part of any of the parties, except that the provisions with respect to the payment of expenses as described below and certain other general provisions will survive, and no party will be relieved from any liability or damages arising from a willful and material breach of any provision of the merger agreement.

No party to the merger agreement will have any liability for monetary damages except for a material breach of the merger agreement. In addition, Parent and Merger Sub’s liability for monetary damages is capped at $300 million. Charles F. Dolan and James L. Dolan have each jointly and severally agreed to guarantee the due and punctual payment of any obligation or liability payable by Parent or Merger Sub as a result of a material breach by Parent or Merger Sub of its obligations under the merger agreement. The Dolans’ aggregate liability under the guarantee is capped at $300 million (see “— Guarantee” below).

Amendments and Waivers

The merger agreement may not be amended and no waiver, consent or approval by or on behalf of Cablevision may be granted except pursuant to an instrument in writing signed by or on behalf of Cablevision (or the special committee, if applicable) following approval of such action by the special committee and signed by Parent; provided, however, that following approval of the merger agreement and the charter amendment at the special meeting, no amendment may be made to the merger agreement that by law requires further approval or authorization by the stockholders of the Cablevision or Merger Sub without such further approval or authorization. From and after the date of the merger agreement, the board of directors of Cablevision can act solely through the special committee with respect to any actions of Cablevision to be taken with respect to the merger agreement, including any amendment, modification, or waiver of the merger agreement. At any time prior to the effective time of the merger, the special committee on behalf of Cablevision or Parent may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered by the other party pursuant to the merger agreement, or (c) waive compliance by the other party with any of the agreements or with any conditions to such party’s obligations.

Guarantee

Simultaneously with the execution of the merger agreement, Cablevision entered into a guarantee with the Dolans, in which each of them jointly and severally agreed to guarantee the due and punctual payment of any obligation or liability payable by Parent or Merger Sub as a result of a material breach by Parent or Merger Sub of its obligations under the merger agreement. The Dolans’ aggregate liability under the guarantee is capped at $300 million. The guarantee will terminate upon consummation of the merger or termination of the merger agreement (other than a termination as a result of a material breach by Parent or Merger Sub), except that the guarantee will remain in effect with respect to any claim for a willful and material breach of the merger agreement made within the 90-day period following a termination of the merger agreement.

Recommendation

The special committee unanimously recommended to the full Cablevision board of directors that the board of directors approve the merger agreement. Cablevision’s board of directors has approved the merger agreement and has recommended that Cablevision’s stockholders adopt and approve the merger agreement. Charles D. Ferris, a director elected by the holders of Cablevision Class A common stock, joined in the vote of the board approving the merger transaction. He has advised the board that he wishes to remain neutral with respect to the board’s recommendation that Cablevision unaffiliated stockholders vote in favor of the merger transaction, indicating that by virtue of the Majority of the Minority voting requirement, the unaffiliated stockholders are well positioned to decide whether the merger transaction should be consummated. See “Special Factors — Recommendation of the Special Committee and the Board of Directors; Reasons For Recommending Approval of the Merger.”

THE CHARTER AMENDMENT

Purpose and Effect

Section A.X. of Article Fourth of Cablevision’s certificate of incorporation provides that holders of each class of Cablevision common stock must receive identical consideration upon a merger of Cablevision. Shares of common stock, including all of the outstanding Class B common stock, held by the Dolan Family Continuing Investors will be contributed to Parent prior to the merger and not be converted into the right to receive the merger consideration. Instead, these shares of common stock will be cancelled and the shares of Merger Sub owned by Parent will represent all of the equity interests in the Surviving Corporation. This would mean that the holders of the Cablevision Class B common stock would receive different per share consideration from that received by holders of the Cablevision Class A common stock. Accordingly, to permit the consummation of the merger, Cablevision is proposing to amend its certificate of incorporation to make Section A.X. of Article Fourth inapplicable to the merger and the other transactions contemplated by the merger agreement. Completion of the merger is conditioned upon the adoption and approval of the merger agreement and the approval of the charter amendment.

If the proposed charter amendment is approved by Cablevision’s stockholders, Section A.X. of Article Fourth of Cablevision’s certificate of incorporation will be amended to read in its entirety as set forth below:

“X. Except as expressly provided to the contrary in Section A.VII of this Article FOURTH, in any merger, consolidation or business combination of the corporation with or into another corporation, whether or not the corporation is the surviving corporation, the consideration per share to be received by holders of Class A Common Stock and Class B Common Stock of a Group in such merger, consolidation or business combination must be identical to that received by holders of the other class of Common Stock of the same Group, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein. Notwithstanding the foregoing, this Section A.X. shall not apply to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Central Park Holding Company, LLC, Central Park Merger Sub, Inc., and the corporation, as the same may be amended from time to time.”

Recommendation

The special committee has unanimously recommended to the full Cablevision board of directors that the board of directors approve the charter amendment. Cablevision’s board of directors has approved the charter amendment and has recommended that Cablevision’s stockholders approve the charter amendment. See “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger.”

If the charter amendment does not receive the required stockholder approval, the merger will not be consummated even if the merger agreement is adopted and approved.

ADJOURNMENT

Pursuant to Delaware law and Cablevision’s bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting. Upon receiving the requisite vote, Cablevision may then adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 30 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting). If the requisite stockholder vote to adopt and approve the merger agreement or approve the charter amendment has not been received at the time of the special meeting (or such adjourned meeting), Cablevision may choose to solicit additional proxies in favor of the merger and the charter amendment.

Recommendation

The board of directors recommends a vote “FOR” the adjournment proposal.

INFORMATION CONCERNING CABLEVISION

Cablevision owns all of the outstanding common stock of CSC Holdings and its liabilities consist primarily of $1.5 billion principal amount of senior notes issued in April 2004. Cablevision has no operations independent of its CSC Holdings subsidiary. CSC Holdings is a Delaware corporation which was organized in 1985 and is one of the largest cable operators in the United States based on the number of basic video subscribers. It also operates cable programming networks, entertainment businesses and telecommunications companies. As of June 30, 2007, it served approximately 3.1 million basic video subscribers in and around the New York City metropolitan area, making it the fifth largest cable operator in the United States based on the number of basic video subscribers. Cablevision’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s wholly-owned subsidiary, Rainbow Media Holdings LLC operates successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. Cablevision also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas.

Cablevision Class A common stock trades on The New York Stock Exchange under the symbol “CVC.” Cablevision’s mailing address is 1111 Stewart Avenue, Bethpage, New York 11714, and its telephone number is (516) 803-2300. A detailed description of Cablevision’s business is contained in Cablevision’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each of which is incorporated by reference into this proxy statement. See “Additional Information.”

DIRECTORS AND EXECUTIVE OFFICERS OF CABLEVISION

The following persons are the executive officers and directors of Cablevision as of the date of this proxy statement. Each executive officer will serve until the earlier of the time a successor is elected by the board of directors or his or her resignation or removal. Neither any of these persons nor Cablevision has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Cablevision are citizens of the United States and can be reached c/o Cablevision, 1111 Stewart Avenue, Bethpage, New York 11714.

Name	Age	Position

Grover C. Brown	72	Director
Zachary W. Carter	57	Director
Charles D. Ferris	74	Director
Richard H. Hochman	61	Director
Victor Oristano	91	Director
Thomas V. Reifenheiser	72	Director
Vice Admiral John R. Ryan USN (Ret.)	62	Director
Vincent Tese	64	Director
Rand V. Araskog	75	Director
Frank J. Biondi	62	Director
Charles F. Dolan	80	Chairman and Director
James L. Dolan	52	Chief Executive Officer, President and Director
Marianne Dolan Weber	49	Director
Patrick F. Dolan	56	Director
Thomas C. Dolan	55	Director, Executive Vice President and Chief Information Officer
Brian G. Sweeney	43	Director
Leonard Tow	79	Director
Hank J. Ratner	48	Vice Chairman
Thomas M. Rutledge	53	Chief Operating Officer
Michael P. Huseby	52	Executive Vice President and Chief Financial Officer
Jonathan D. Schwartz	46	Executive Vice President and General Counsel
Victoria D. Salhus	57	Senior Vice President, Deputy General Counsel and Secretary
Wm. Keith Harper	52	Senior Vice President, Controller and Principal Accounting Officer
Kevin Watson	41	Senior Vice President and Treasurer

Grover C. Brown has been a Director since October 2006. He is Special Counsel with the law firm of Gordon, Fournaris & Mammarella, P.A., in Wilmington, Delaware. He was a Partner at the law firm of Morris, James, Hitchens & Williams from 1985 to 2000. Mr. Brown served as Chancellor and Vice Chancellor of the Delaware Court of Chancery from 1973 until 1985. Mr. Brown is a director of Take-Two Interactive Software, Inc.

Zachary W. Carter has been a Director since October 2006. He has been a Partner at the law firm of Dorsey & Whitney LLP, in New York, New York since 1999. Prior to that time, Mr. Carter’s career in public service included serving as United States Attorney for the Eastern District of New York from 1993 to 1999. Mr. Carter is a director of Marsh McLennan Companies, Inc.

Charles D. Ferris has been a Director since 1985. Mr. Ferris is a non-equity partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and was Chairman of the Federal Communications Commission from October 1977 to April 1981. Mr. Ferris has been a Trustee Associate/Trustee of Boston College continuously since 1986. Mr. Ferris is also a Director and is presently Vice Chairman of the Board of The Maureen and Mike Mansfield Foundation.

Richard H. Hochman has been a Director since 1986. He has been Chairman of Regent Capital Management Corp. since April 1995, and was Managing Director of PaineWebber Incorporated from March 1990 to April 1995. Mr. Hochman is a director of Distribution Holdings, Inc., a specialty food, health and beauty products distribution company.

Victor Oristano has been a Director since 1985. He was the Founder and Chairman of Alda Limited Partners, a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey, Pennsylvania and England since 1966. Mr. Oristano was the founder of the nation’s largest holder of wireless TV frequencies, a company controlled by Alda Limited Partners.

Thomas V. Reifenheiser has been a Director since 2002. Mr. Reifenheiser retired as a Managing Director of JP Morgan Chase, overseeing the Global Media and Telecommunications Division in September 2000 after 38 years with JP Morgan Chase and its predecessors. Mr. Reifenheiser is a director of Lamar Advertising Company and Mediacom Communications Corporation.

Vice Admiral John R. Ryan USN (Ret.) has been a Director since 2002. He has been the President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina since June, 2007. He was Chancellor of the State University of New York from June 2005 until June 2007. He was President of the State University of New York Maritime College from June 2002 to June 2005, Interim President of State University at Albany from February 2004 to February 2005, and Superintendent of the United States Naval Academy from June 1998 to June 2002. Vice Admiral Ryan’s military career included positions as Commander of the Maritime Surveillance and Reconnaissance Force, US Sixth Fleet/Commander, Fleet Air Mediterranean/Commander, Maritime Air Forces, Mediterranean until his retirement from the U.S. Navy in July 2002. Vice Admiral Ryan is a director of CIT Group Inc.

Vincent Tese has been a Director since 1996. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987 and as Director of Economic Development for New York State from 1987 to December 1994. Mr. Tese is a director of The Bear, Stearns Companies Inc., Bowne & Co, Inc., Cabrini Mission Foundation, Catholic Guardian Society, Custodial Trust Co., Gabelli Asset Management, Intercontinental Exchange, Inc., Mack-Cali Realty Corp., Municipal Art Society, Wireless Cable International, Inc. and a trustee of New York Presbyterian Hospital and New York University School of Law.

Rand V. Araskog has been a Director since 2005. He has been self-employed as a private investor as principal in RVA Investments since March 1998.

Frank J. Biondi has been a Director since 2005. He has been Senior Managing Director of WaterView Advisors LLC since June 1999. Mr. Biondi is a director of The Bank of New York Company, Inc., Hasbro, Inc., Harrah’s Entertainment Inc., Seagate Technology and Amgen, Inc.

Charles F. Dolan has been a Director and Chairman of Cablevision since 1985. He was Chief Executive Officer of Cablevision from 1985 to October 1995. He founded and acted as the General Partner of Cablevision’s predecessor from 1973 until 1985. He established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan, Marianne Dolan Weber and Thomas C. Dolan and father-in-law of Brian G. Sweeney.

James L. Dolan has been a Director since 1991, President since June 1998, and Chief Executive Officer of Cablevision since October 1995. He has been Chairman of Madison Square Garden since October 1999. He was Chief Executive Officer of Rainbow Media Holdings, Inc., a subsidiary of Cablevision, from September 1992 to October 1995. He was Vice President of Cablevision from 1987 to September 1992. James L. Dolan is the son of

Charles F. Dolan and the brother of Patrick F. Dolan, Marianne Dolan Weber and Thomas C. Dolan and brother-in-law of Brian G. Sweeney.

Marianne Dolan Weber has been a Director since 2005. She was President of Dolan Family Foundation from 1986 to September 1999 and has been Chairman since September 1999. She was President of Dolan Children’s Foundation from 1997 to September 1999 and has been Chairman since September 1999. Manager of Dolan Family Office, LLC since 1997. Marianne Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan and the sister-in-law of Brian G. Sweeney.

Patrick F. Dolan has been a Director since 1991. He has been President of News 12 Networks of the company since February 2002, and was Vice President from September 1995 to February 2002. He was News Director of News 12 Long Island, a subsidiary of the company, from December 1991 to September 1995. Patrick F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan, Marianne Dolan Weber and Thomas C. Dolan and brother-in-law of Brian G. Sweeney.

Thomas C. Dolan has been a Director since May 2007. He has been Executive Vice President and Chief Information Officer since October 2001, and has been on unpaid leave of absence since May 2005. He was Senior Vice President and Chief Information Officer from February 1996 to October 2001, and Vice President and Chief Information Officer of Cablevision from July 1994 to February 1996. He was General Manager of Cablevision’s East End Long Island cable system from November 1991 to July 1994, and System Manager of Cablevision’s East End Long Island cable system from August 1987 to October 1991. Thomas C. Dolan is the son of Charles F. Dolan and brother of Patrick F. Dolan, James L. Dolan and Marianne Dolan Weber and the brother-in-law of Brian G. Sweeney.

Brian G. Sweeney has been a Director of Cablevision since 2005 and has been Senior Vice President since January 2000. He is the son-in-law of Charles F. Dolan and brother-in-law of James L. Dolan, Patrick F. Dolan, Marianne Dolan Weber and Thomas C. Dolan.

Dr. Leonard Tow has been a Director since 2005. He has been the Chief Executive Officer of New Century Holdings LLC, an outdoor advertising company, since January 2005. He was a Director of Citizens Communications Company from 1989 to September 2004, and Chairman and Chief Executive Officer of Citizens Communications Company from 1990 to September 2004.

Hank J. Ratner has been Vice Chairman of Cablevision since December 2002. He has been Vice Chairman of Rainbow Media Holdings LLC, a subsidiary of Cablevision, since June 2002, and Vice Chairman of Madison Square Garden, a subsidiary of Cablevision, since November 2003. He was Director of Rainbow Media Holdings, Inc., a subsidiary of Cablevision, from April 1997 to September 2003, Chief Operating Officer of Rainbow Media Holdings, Inc. from October 1999 to June 2002, Chief Operating Officer and Secretary of Rainbow Media Holdings, Inc. from October 1998 to October 1999, Executive Vice President & Secretary of Rainbow Media Holdings, Inc. from October 1997 to October 1998, Executive Vice President Legal & Business Affairs & Secretary of Rainbow Media Holdings, Inc. from July 1993 to October 1997.

Thomas M. Rutledge has been the Chief Operating Officer of Cablevision since April 2004. He was President, Cable and Communications from January 2002 to April 2004. He was President of Time Warner Cable from August 2001 to October 2001, and Senior Executive Vice President of Time Warner Cable from April 1999 to August 2001.

Michael P. Huseby has been the Executive Vice President and Chief Financial Officer of Cablevision since August 2004. He was Executive Vice President and Chief Financial Officer of Charter Communications, Inc. from January 2004 to August 2004, Consultant to Comcast Corporation and to Charter Communications, Inc. as President and founder of MPH Associates Inc. from January 2003 to January 2004, and Executive Vice President and Chief Financial Officer of AT&T Broadband from January 2000 to December 2002.

Jonathan D. Schwartz has been Executive Vice President and General Counsel of Cablevision since August 2003. He was Senior Vice President and Deputy General Counsel for Time Warner Inc. from August 2002 to July 2003, Vice President and General Counsel for Napster, Inc. from May 2001 to August 2002, and Associate Deputy Attorney General and Principal Associate Deputy Attorney General at the United States Department of Justice from April 1997 to May 2001.

Victoria D. Salhus has been Senior Vice President, Deputy General Counsel and Secretary of Cablevision since June 2003. She was Senior Vice President and Deputy General Counsel from January 2002 to June 2003, and Vice President and Associate General Counsel from May 1999 to January 2002.

Wm. Keith Harper has been Senior Vice President, Controller and Principal Accounting Officer of Cablevision since October 2004. He was a Partner in KPMG LLP from June 2002 to December 2003, and a Partner in Arthur Andersen LLP from September 1992 to June 2002.

Kevin Watson has been Senior Vice President and Treasurer of Cablevision since November 2006. He was Vice President and Corporate Treasurer of PanAmSat Corporation from January 2001 to November 2006, Director-Corporate Treasurer of Entex IT Services from September 1999 to December 2000, Director-Assistant Treasurer of Entex IT Services from 1997 to 1999, and Treasury Manager of Entex IT Services from 1992 to 1997. Mr. Watson also held finance positions at MCI Telecommunications, Inc. and Prudential Securities, Inc.

For information about the directors and officers of the Surviving Corporation after the completion of the merger, see “Special Factors — Effects of the Merger — Directors and Management of the Surviving Corporation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is certain selected financial and other information relating to Cablevision. The selected financial data has been excerpted or derived from the financial statements and selected financial data contained in Cablevision’s Form 8-K dated as of August 10, 2007 which amends its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (referred to as the “Form 8-K”) to give effect to the reclassification of a disposed business as a discontinued operation and the unaudited financial statements contained in Cablevision’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (referred to as the “Form 10-Q”). This data should be read in conjunction with the audited and unaudited consolidated financial statements and other financial information contained in the Form 8-K and the Form 10-Q, respectively, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. Copies of such reports may be obtained from the SEC’s website (www.sec.gov) and Cablevision’s website (www.cablevision.com). Cablevision’s audited financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 are incorporated by reference into this proxy statement from the Form 8-K. Cablevision’s unaudited financial statements as of June 30, 2007 and for the six months ended June 30, 2007 and June 30, 2006 are incorporated by reference into this proxy statement from the Form 10-Q. See “Additional Information” below.

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per subscriber, per unit and per share data)

Operating Data:
Revenues, net	$3,130,617	$2,784,457	$5,828,493	$5,082,045	$4,537,044	$4,014,109	$3,664,365
Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	1,415,925	1,244,182	2,651,890	2,249,367	2,142,928	1,857,944	1,664,441
Selling, general and administrative	771,232	728,286	1,471,366	1,283,938	1,175,769	1,093,279	900,593
Other operating income	—	—	—	—	(95,758)	(4,758)	—
Restructuring charges (credits)	1,455	(2,754)	(3,484)	(537)	(835)	10,725	74,091
Depreciation and amortization (including impairments)	563,298	555,575	1,119,829	1,074,711	1,129,515	1,042,050	862,671

Operating income	378,707	259,168	588,892	474,566	185,425	14,869	162,569
Other income (expense):
Interest expense, net	(461,886)	(420,173)	(891,674)	(748,665)	(712,828)	(604,832)	(485,316)
Equity in net income (loss) of affiliates	4,377	3,195	6,698	3,219	(12,997)	428,753	(41,691)
Gain (loss) on sale of cable assets and programming and affiliate interests, net	183,888	—	—	64,968	2,232	(13,644)	—
Gain (loss) on investments, net	14,631	78,191	290,052	(138,312)	134,598	235,857	(881,394)
Write-off of deferred financing costs	—	(7,999)	(14,083)	—	(18,961)	(388)	(6,931)
Gain (loss) on derivative contracts, net	35,902	(42,615)	(253,712)	119,180	(165,305)	(208,323)	924,037
Loss on extinguishment of debt	—	(13,125)	(13,125)	—	(78,571)	—	(17,237)
Minority interests	1,215	898	1,614	5,221	(38,546)	(116,675)	(201,853)
Miscellaneous, net	1,451	27	2,845	650	71	3,748	(5,644)

Income (loss) from continuing operations before income taxes	158,285	(142,433)	(282,493)	(219,173)	(704,882)	(260,635)	(553,460)
Income tax benefit (expense)	(64,301)	57,622	140,462	82,219	208,605	(23,489)	77,100

Income (loss) from continuing operations	93,984	(84,811)	(142,031)	(136,954)	(496,277)	(284,124)	(476,360)
Income (loss) from discontinued operations, net of taxes	197,615	42,289	16,428	226,274	(175,232)	(22,288)	572,422

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per subscriber, per unit and per share data)

Income (loss) before extraordinary item	291,599	(42,522)	(125,603)	89,320	(671,509)	(306,412)	96,062
Extraordinary loss on investment, net of taxes	—	—	—	—	(7,436)	—	—

Income (loss) before cumulative effect of a change in accounting principle	291,599	(42,522)	(125,603)	89,320	(678,945)	(306,412)	96,062
Cumulative effect of a change in accounting principle, net of taxes	(443)	(862)	(862)	—	—	—	—

Net income (loss)	$291,156	$(43,384)	$(126,465)	$89,320	$(678,945)	$(306,412)	$96,062

INCOME (LOSS) PER SHARE:
Basic net income (loss) per common share
Income (loss) from continuing operations	$0.33	$(0.30)	$(0.50)	$(0.49)	$(1.73)	$(1.00)	$(1.62)

Income (loss) from discontinued operations	$0.69	$0.15	$0.06	$0.80	$(0.61)	$(0.08)	$1.95

Extraordinary loss on investment, net of taxes	$—	$—	$—	$—	$(0.03)	$—	$—

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$—

Net income (loss)	$1.02	$(0.15)	$(0.45)	$0.32	$(2.36)	$(1.07)	$0.33

Basic weighted average common shares (in thousands)	286,638	283,273	283,627	281,936	287,085	285,486	293,516

Diluted net income (loss) per common share
Income (loss) from continuing operations	$0.32	$(0.30)	$(0.50)	$(0.49)	$(1.73)	$(1.00)	$(1.62)

Income (loss) from discontinued operations	$0.67	$0.15	$0.06	$0.80	$(0.61)	$(0.08)	$1.95

Extraordinary loss on investment, net of taxes	$—	$—	$—	$—	$(0.03)	$—	$—

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$—

Net income (loss)	$0.99	$(0.15)	$(0.45)	$0.32	$(2.36)	$(1.07)	$0.33

Diluted weighted average common shares (in thousands)	293,901	283,273	283,627	281,936	287,085	285,486	293,516

Cash dividends declared and paid per common share	$—	$—	$10.00	$—	$—	$—	$—

	June 30,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per subscriber, per unit and per share data)

Balance Sheet Data:
Current assets	$2,380,183	$1,914,720	$1,667,447	$2,161,624	$2,411,187	$1,135,087	$964,910
Total assets	10,071,960	9,753,703	9,844,857	9,851,112	11,416,982	11,259,558	10,605,071
Current liabilities	2,362,809	2,309,492	2,430,698	2,589,480	2,163,450	1,614,408	1,643,353
Total liabilities	15,136,273	15,160,938	15,184,110	12,344,492	14,004,333	13,141,336	10,152,166
Minority interests	515	45,699	49,670	55,190	685,877	580,766	626,571
Preferred stock of CSC Holdings	—	—	—	—	—	1,624,295	1,544,294
Stockholders’ deficiency	(5,064,313)	(5,407,235)	(5,339,253)	(2,493,380)	(2,647,264)	(2,002,890)	(1,737,894)

Bank debt	4,952,500	5,083,750	4,992,500	1,851,500	2,489,887	2,357,039	2,085,768
Collateralized indebtedness	860,850	990,738	921,574	1,170,126	1,553,427	1,617,620	1,234,106
Senior notes and debentures	5,994,554	5,993,358	5,993,956	5,992,760	5,991,564	3,692,699	3,691,772
Subordinated notes and debentures	497,206	496,816	497,011	746,621	746,231	599,203	599,128
Notes payable	3,902	14,266	18,843	15,905	150,000	150,000	—
Capital leases	57,773	65,777	61,458	59,787	71,563	84,856	86,208

Total debt	12,366,785	12,644,705	12,485,342	9,836,699	11,002,672	8,501,417	7,696,982

Other Data:
Ratio of earnings to fixed assets	1.36	—	—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$—	$(146,526)	$(290,805)	$(227,561)	$(651,708)	$(204,361)	$(482,142)
Book value per share(a)	$(17.48)	*	*	*	*	*	*

*	Not required.

(a)	Negative book value per share of $(17.48) at June 30, 2007 was calculated by dividing the total negative book value of $5.1 billion by the total number of Cablevision Class A and Class B common stock issued, excluding treasury stock and restricted stock as of June 30, 2007 (289,686,966 shares). No common share equivalents (e.g. shares represented by outstanding share based payment awards) were included as their effect would have been anti-dilutive.

Computation of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges

	Six Months Ended
	June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
	(Unaudited)

Earnings:
Income (loss) from continuing operations before income taxes and dividend requirements	$158,285	$(142,433)	$(282,493)	$(219,173)	$(704,882)	$(260,635)	$(553,460)
Add:
Equity in net (income) loss of affiliates	(4,377)	(3,195)	(6,698)	(3,219)	12,997	(428,753)	41,691
Minority Interests	(1,215)	(898)	(1,614)	(5,221)	38,546	116,675	201,853
Fixed charges per(B) below	493,752	460,071	960,255	797,083	753,167	758,411	741,740
Amortization of previously capitalized interest	—	—	—	50	1,198	299	—
Distributed income of equity investees	24,536	—	—	2	433	478,987	9,668
Deduct:
Interest capitalized during period	—	—	—	—	—	(7,692)	(7,378)
Preferred stock dividend requirements	—	—	—	—	—	(103,242)	(174,516)

Earnings for computation purposes(A)	$670,981	$313,545	$669,450	$569,522	$101,459	$554,050	$259,598

Fixed Charges:
Interest on indebtedness, expensed or capitalized, including amortization of debt expense	$476,850	$442,713	$928,211	$764,513	$721,322	$623,368	$526,636
Preferred stock dividend requirements	—	—	—	—	—	103,242	174,516
Portion of rents (1/3) representative of the interest factor (including discontinued operations)	16,902	17,358	32,044	32,570	31,845	31,801	40,588

Fixed charges for computation purposes(B)	$493,752	$460,071	$960,255	$797,083	$753,167	$758,411	$741,740

Ratio of earnings to fixed charges(A)/(B)	1.36	—	—	—	—	—	—

Deficiency of earnings available to cover fixed charges	$—	$(146,526)	$(290,805)	$(227,561)	$(651,708)	$(204,361)	$(482,142)

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Stock Price Information

Cablevision Class A common stock trades on The New York Stock Exchange under the symbol “CVC.” The following table sets forth the intra-day high and low sales prices of Cablevision Class A common stock for the periods indicated as reported by The New York Stock Exchange:

	High	Low

Quarter Ended:
2004
First Quarter	$27.58	$21.34
Second Quarter	$23.47	$19.42
Third Quarter	$21.07	$16.16
Fourth Quarter	$25.50	$19.21
2005
First Quarter	$31.64	$23.54
Second Quarter	$33.86	$25.02
Third Quarter	$32.94	$30.11
Fourth Quarter	$30.75	$22.60
2006
First Quarter	$27.35	$22.99
Second Quarter	$28.65	$18.00
Third Quarter	$24.52	$20.23
Fourth Quarter	$28.80	$22.57
2007
First Quarter	$30.95	$28.02
Second Quarter	$36.85	$30.15
Third Quarter through September 11, 2007	$39.75	$30.23

On May 1, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of Cablevision Class A common stock were $32.90 and $32.54, respectively. On September 11, 2007, the most recent practicable date before the printing of this proxy statement, high and low reported sales prices of Cablevision Class A common stock were $33.99 and $33.70, respectively. You are urged to obtain a current market price quotation for Cablevision Class A common stock.

Dividend Information

On April 7, 2006, the Cablevision board of directors declared a special cash dividend of $10.00 per share on each outstanding share of its Cablevision Class A common stock and Cablevision Class B common stock. The dividend was paid on April 24, 2006 to holders of record at the close of business on April 18, 2006. The dividend payment on all outstanding shares of Cablevision common stock and certain common stock equivalents amounted to approximately $2.8 billion. In addition, up to approximately $126.8 million representing $10.00 for each outstanding restricted share and each stock appreciation right and stock option vested as of December 31, 2004, would be payable when, and if, the restrictions lapse on each restricted share and when, and if, such stock appreciation rights and stock options are exercised.

CSC Holdings paid approximately $60.6 million of cash dividends on the Series H and M Preferred Stock in 2004.

Cablevision and CSC Holdings may pay dividends on their capital stock only from surplus as determined under Delaware law. If dividends are paid, holders of the Cablevision Class A common stock and Cablevision Class B common stock are entitled to receive dividends, and other distributions in cash, stock or property, equally on a per share basis, except that stock dividends with respect to Cablevision Class A common stock may be paid only with shares of Cablevision Class A common stock and stock dividends with respect to Cablevision Class B common stock may be paid only with shares of Cablevision Class B common stock. Cablevision’s and CSC Holdings’ senior debentures and CSC Holdings’ senior subordinated debt instruments restrict the amount of dividends and distributions in respect of any shares of capital stock that can be made.

The merger agreement prohibits Cablevision or any of its subsidiaries from declaring, setting aside or paying dividends in respect of any of its capital stock until the effective time of the merger.

INFORMATION CONCERNING PARENT AND MERGER SUB

Parent and Merger Sub were each formed on April 23, 2007. On May 2, 2007, Charles F. Dolan became the sole member of Parent and Parent became the sole stockholder of Merger Sub. Parent was formed solely for the purpose of owning Merger Sub and, upon consummation of the merger, Cablevision. Merger Sub was formed solely for the purpose of effecting the merger. Upon the completion of the merger, Merger Sub will cease to exist and Cablevision will survive as a wholly-owned subsidiary of Parent.

Neither Parent nor Merger Sub has conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement, including the preparation of applicable filings under the securities laws.

The business address and telephone number of each of Parent and Merger Sub is c/o Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714, (516) 803-1186, Attention: Brian G. Sweeney.

At the closing of the merger, Parent’s sole members will be Charles F. Dolan, his six children and certain trusts for the benefit of certain descendants of Charles F. Dolan, each of which is set forth on Exhibit A to the merger agreement.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND MERGER SUB

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the current sole member and executive officers of Parent and the current sole director and executive officers of Merger Sub.

Parent

Charles F. Dolan, 80, Sole Member and President of Parent. Chairman of Cablevision since 1985.

James L. Dolan, 52, Vice President of Parent.  Chief Executive Officer of Cablevision since 1995.

Brian G. Sweeney, 43, Vice President of Parent. Director of Cablevision since 2005 and Senior Vice President of Cablevision since January 2000.

Merger Sub

Charles F. Dolan, 80, Sole Director and President of Merger Sub. Chairman of Cablevision since 1985.

James L. Dolan, 52, Vice President of Merger Sub.  Chief Executive Officer of Cablevision since 1995.

Brian G. Sweeney, 43, Vice President of Merger Sub. Director of Cablevision since 2005 and Senior Vice President of Cablevision since January 2000.

During the past five years, none of the persons described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 31, 2007 with respect to the beneficial ownership of Cablevision common stock by:

•	each person who is known by Cablevision to beneficially own more than 5% of Cablevision common stock;

•	each of Cablevision’s directors;

•	each executive officer of Cablevision; and

•	all directors and executive officers of Cablevision as a group.

Unless otherwise indicated, the address of each person named in the table below is Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

				Combined
				Voting Power
				of all Classes
		Beneficial		of Stock
	Title of Stock	Ownership	Percent of	Beneficially
Name and Address	Class(1)	(1)(2)	Class	Owned(1)(2)

Dolan Family Group(3)	Class A Stock	6,857,262	3.0%	74.1%
340 Crossways Park Drive	Class B Stock	63,266,676	100%
Woodbury, NY 11797
Charles F. Dolan(3)(4)(9)	Class A Stock	2,140,293	*	30.1%
	Class B Stock	25,741,059	40.7%
Helen A. Dolan(3)(5)	Class A Stock	2,140,293	*	30.1%
	Class B Stock	25,741,059	40.7%
GAMCO Investors, Inc.(6)	Class A Stock	19,510,500	8.5%	2.3%
GAMCO Asset Management Inc.(6)	Class B Stock	—	—
One Corporate Center
Rye, NY 10580
ClearBridge Advisors, LLC(7)	Class A Stock	32,123,593	13.9%	3.7%
ClearBridge Asset Management, Inc.(7)	Class B Stock	—	—
Smith Barney Fund Management LLC(7)
399 Park Avenue
New York, NY 10022
James L. Dolan(3)(8)(9)	Class A Stock	1,184,412	*	*
	Class B Stock	—	—
Thomas C. Dolan(9)	Class A Stock	122,668	*	*
	Class B Stock	—	—

					Combined
					Voting Power
					of all Classes
		Beneficial			of Stock
	Title of Stock	Ownership	Percent of		Beneficially
Name and Address	Class(1)	(1)(2)	Class		Owned(1)(2)

Hank J. Ratner(9)(10)	Class A Stock	662,472		*	*
	Class B Stock	—	—
Thomas M. Rutledge(9)	Class A Stock	424,807		*	*
	Class B Stock	—	—
Michael P. Huseby(9)	Class A Stock	91,280		*	*
	Class B Stock	—	—
Patrick F. Dolan(3)(9)(11)	Class A Stock	119,062		*	*
	Class B Stock	—	—
Rand V. Araskog(12)(13)	Class A Stock	58,000		*	*
	Class B Stock	—	—
Frank J. Biondi(12)(13)	Class A Stock	8,230		*	*
	Class B Stock	—	—
Grover C. Brown(12)(13)	Class A Stock	—		*	*
	Class B Stock	—	—
Zachary W. Carter(12)(13)	Class A Stock	—		*	*
	Class B Stock	—	—
Charles D. Ferris(12)(13)	Class A Stock	108,722		*	*
	Class B Stock	—	—
Richard H. Hochman(12)(13)	Class A Stock	118,894		*	*
	Class B Stock	—	—
Victor Oristano(12)(13)	Class A Stock	57,669		*	*
	Class B Stock	—	—
Thomas V. Reifenheiser(12)(13)	Class A Stock	46,000		*	*
	Class B Stock	—	—
John R. Ryan(12)(13)	Class A Stock	46,000		*	*
	Class B Stock	—	—
Brian G. Sweeney(3)(9)(14)(18)	Class A Stock	91,280		*	*
	Class B Stock	—	—
Vincent Tese(12)(13)	Class A Stock	50,098		*	*
	Class B Stock	—	—
Leonard Tow(12)(13)	Class A Stock	8,000		*	*
	Class B Stock	—	—
Marianne Dolan Weber(3)(12)(13)	Class A Stock	14,381		*	*
	Class B Stock	—	—
All executive officers and directors as a group	Class A Stock	5,532,941	2.4%		30.4%
(24 persons)(3)(4)(8)(9)(10)(11)(12)(13)(14)(18)	Class B Stock	25,741,059	40.7%
Paul J. Dolan(3)(15)	Class A Stock	826,438		*	17.9%
100 Corporate Place, Suite 150	Class B Stock	15,362,683	24.3%
Chardon, OH 44024
Kathleen M. Dolan(3)(16)	Class A Stock	1,091,299		*	34.9%
	Class B Stock	30,035,593	47.5%
Mary S. Dolan(3)(17)	Class A Stock	413,499		*	8.4%
300 So. Riverside	Class B Stock	7,219,987	11.4%
Plaza, Suite 1480
Chicago, IL 60606
Deborah A. Dolan-Sweeney(3)(18)	Class A Stock	91,280		*	*
	Class B Stock	—	—

				Combined
				Voting Power
				of all Classes
		Beneficial		of Stock
	Title of Stock	Ownership	Percent of	Beneficially
Name and Address	Class(1)	(1)(2)	Class	Owned(1)(2)

Matthew J. Dolan(3)(19)	Class A Stock	354,853	*	8.5%
231 Main Street	Class B Stock	7,271,042	11.5%
Court House Annex
Chardon, OH 44024
Dolan Family LLC(3)(20)	Class A Stock	—	—	9.2%
340 Crossways Park Drive	Class B Stock	7,977,325	12.6%
Woodbury, NY 11797
Charles F. Dolan 2001 Family Trust(3)	Class A Stock	319,086	*	8.7%
340 Crossways Park Drive	Class B Stock	7,490,024	11.8%
Woodbury, NY 11797
Lawrence J. Dolan(3)(21)	Class A Stock	344,086	*	8.7%
Jacobs Field	Class B Stock	7,490,024	11.8%
2401 Ontario Street
Cleveland, Ohio 44115
David M. Dolan(3)(22)	Class A Stock	1,558,995	*	8.9%
7 Glenmaro Lane	Class B Stock	7,490,024	11.8%
St. Louis, MO 63131

*	Less than 1%.

(1)	Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, and relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Cablevision Class A common stock is exclusive of the shares of Cablevision Class A common stock that are issuable upon conversion of shares of Cablevision Class B common stock.

(2)	Shares of Cablevision Class B common stock are convertible into shares of Cablevision Class A common stock at the option of the holder on a share for share basis. The holder of one share of Cablevision Class A common stock has one vote per share at a meeting of our stockholders and the holder of one share of Cablevision Class B common stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Cablevision Class A common stock have the right to elect 25% of the board of directors rounded up to the nearest whole director and the holders of Cablevision Class B common stock have the right to elect the remaining members of the board of directors.

(3)	Members of the Dolan family have formed a “group” for purposes of Section 13D of the Exchange Act. The members of this group (the “Group Members”) are: Charles F. Dolan; Helen A. Dolan; James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Dolan Descendants Trust, the Dolan Grandchildren Trust, the Dolan Spouse Trust, and the Dolan Progeny Trust (collectively, the “Family Trusts”), the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Deborah Trust, the DC Marianne Trust, the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6, the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne Dolan Weber; Deborah A. Dolan-Sweeney; Lawrence J. Dolan, as a Trustee of the Charles F. Dolan 2001 Family Trust (the “2001 Trust”); David M. Dolan, as Trustee of the 2001 Trust; Paul J. Dolan, as a Trustee of each of the Family Trusts, the DC Kathleen Trust, the DC James Trust, the CFD Trust No. 1 and the CFD Trust No. 6; Matthew J. Dolan, as a Trustee of the DC Marianne Trust, the DC Thomas Trust, the CFD Trust No. 3 and the CFD Trust No. 5; Mary S. Dolan, as a Trustee of the DC Deborah Trust, the DC Patrick Trust, the CFD Trust No. 2 and the CFD Trust No. 4; and Dolan Family LLC, a limited liability company. The Group Members may be deemed to beneficially own an aggregate of 70,123,938 shares of Cablevision Class A common stock as a result of their beneficial ownership of (i) 6,857,262 shares of Cablevision Class A common stock (including 556,300 shares of restricted stock and 1,163,409 shares of Cablevision Class A common stock issuable upon the exercise of options granted pursuant to Cablevision’s employee stock plan, which on August 31, 2007, were unexercised but were exercisable within a period of 60 days) and (ii) 63,266,676 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock. See footnotes: (4),(5),(8),(9) and (11) through (22). Dolan Family LLC is not a Dolan Family Continuing Investor.

(4)	Charles F. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 141,743 shares of Cablevision Class A common stock owned personally, 208,000 shares of restricted stock and 25,741,059 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,189,350 shares of Cablevision Class A common stock owned by the Dolan Family Foundation of which he disclaims beneficial ownership.

(5)	Helen A. Dolan holds no Cablevision Class A common stock or Cablevision Class B common stock directly. She may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,189,350 shares of Cablevision Class A common stock owned by the Dolan Family Foundation, of which she is a member and 826,943 shares of Cablevision Class A common stock (including 208,000 shares of restricted stock and 477,200 shares of Cablevision Class A common stock issuable upon exercise of options which on August 31, 2007 were unexercised but were exercisable within a period of 60 days) and 25,741,059 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by Charles F. Dolan personally. She disclaims beneficial ownership of all such securities.

(6)	Cablevision has been informed that certain operating subsidiaries of GAMCO Investors, Inc. (“GBL”) beneficially held, or exercise investment discretion over various institutional accounts which beneficially held as of January 16, 2007, an aggregate of 19,510,500 shares of Cablevision Class A common stock. GAMCO Asset Management, Inc. (“GAMCO “) an investment advisor registered under the Investment Advisors Act of 1940, as amended, and a wholly-owned subsidiary of GBL, held sole dispositive power over 11,600,810 shares of Cablevision Class A common stock and sole voting power over 11,222,647 shares of Cablevision Class A common stock.

(7)	Cablevision has been informed that ClearBridge Advisors, LLC, ClearBridge Asset Management, Inc. and Smith Barney Fund Management LLC held as a group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Exchange Act shared voting and shared dispositive power over 32,123,593 shares of Cablevision Class A common stock as of December 31, 2006.

(8)	James L. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 356,026 shares of Cablevision Class A common stock, 309,500 shares of restricted stock, 159 shares of Cablevision Class A common stock held as custodian for a minor child and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 29,661 shares of Cablevision Class A common stock (including 10,600 shares of restricted stock and 9,334 shares of Cablevision Class A common stock issuable upon exercise of options which on August 31, 2007 were unexercised but were exercisable within a period of 60 days) owned by his spouse. He disclaims beneficial ownership of 159 shares of Cablevision Class A common stock held as custodian for a minor child and 29,661 shares of Cablevision Class A common stock (including 10,600 shares of restricted stock and 9,334 shares of Cablevision Class A common stock issuable upon exercise of options which on August 31, 2007 were unexercised but were exercisable within a period of 60 days) owned by his spouse.

(9)	Includes shares of Cablevision Class A common stock issuable upon the exercise of options granted pursuant to Cablevision’s employee stock plan, which on August 31, 2007, were unexercised but were exercisable within a period of 60 days. These amounts include the following number of shares of Cablevision Class A common stock for the following individuals: Mr. Charles F. Dolan 601,200; Mr. James L. Dolan 489,066; Mr. Ratner 248,100; Mr. Rutledge 95,333; Mr. Patrick F. Dolan 28,244; Mr. Thomas C. Dolan 0; Mr. Huseby 30,400; and Mr. Sweeney 27,565; all executive officers and directors as a group 1,569,714.

(10)	Includes 159 shares of Cablevision Class A common stock owned by Mr. Ratner’s son.

(11)	Patrick F. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition 75,490 shares of Cablevision Class A common stock and 14,100 shares of restricted stock and the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,228 shares of Cablevision Class A common stock owned by the Daniel P. Mucci Trust for which he serves as co-trustee. He disclaims beneficial ownership of the securities held by the Daniel P. Mucci Trust.

(12)	Includes shares of Cablevision Class A common stock issuable upon the exercise of options granted pursuant to Cablevision’s Stock Plan for Non-Employee Directors. These amounts include the following number of shares of Cablevision Class A common stock for the following individuals: Mr. Araskog 8,000; Mr. Biondi 8,000; Mr. Brown 0; Mr. Carter 0; Mr. Ferris 51,288; Mr. Hochman 50,098; Mr. Oristano 50,098; Mr. Reifenheiser 46,000; Mr. Ryan 46,000; Mr. Tese 50,098; Dr. Tow 8,000; and Ms. Dolan Weber 8,000.

(13)	Does not include restricted stock units granted under Cablevision’s Stock Plan for Non-Employee Directors. These amounts include the following number of restricted stock units for the following individuals: Mr. Araskog 6,638; Mr. Biondi 6,638; Mr. Brown 3,075; Mr. Carter 3,075; Mr. Ferris 10,387; Mr. Hochman 7,312; Mr. Oristano 10,387; Mr. Reifenheiser 10,387; Mr. Ryan 10,387; Mr. Tese 10,387; Dr. Tow 6,638; and Ms. Dolan Weber 6,638.

(14)	Includes 6,381 shares of Cablevision Class A common stock owned directly by his spouse, Deborah A. Dolan-Sweeney. He disclaims beneficial ownership of the shares owned by his spouse.

(15)	Paul J. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition 12,236 shares of Cablevision Class A common stock held as custodian for minor children, 448,770 shares of Cablevision Class A common stock owned by the CFD Trust No. 10 and shared power to vote or direct the vote of and to dispose of or direct the disposition of 14,429 shares of Cablevision Class A common stock owned jointly with his spouse, an aggregate of 351,003 shares of Cablevision Class A common stock owned by the CFD Trust Nos. 1 and 6, and an aggregate of 15,362,683 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the Family Trusts, Dolan Family LLC, the DC James Trust, the DC Kathleen Trust, the CFD Trust Nos. 1 and 6. He disclaims beneficial ownership of the 12,236 shares of Cablevision Class A common stock held as custodian for minor children, 448,770 shares of Cablevision Class A common stock owned by the CFD Trust No. 10, an aggregate of 351,003 shares of Cablevision Class A common stock owned by the CFD Trust Nos. 1 and 6, and an aggregate of 15,362,683 shares of Cablevision Class B common stock owned by the Family Trusts, Dolan Family LLC, the DC James Trust, the DC Kathleen Trust, the CFD Trust Nos. 1 and 6. See footnote (20) for a description of certain pledge arrangements.

(16)	Kathleen M. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,381 shares of Cablevision Class A common stock owned personally and an aggregate of 181,881 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust, and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,084,918 shares of Cablevision Class A common stock owned by the CFD Trusts Nos. 1-6 and 29,853,712 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the Family Trusts, Dolan Family LLC, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust and the CFD Trusts Nos. 1-6. She disclaims beneficial ownership of 1,084,918 shares of Cablevision Class A common stock owned by the CFD Trusts Nos. 1-6 and 30,035,593 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the Family Trusts, Dolan Family LLC, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust, the CFD Trusts Nos. 1-6, the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust. See footnote (20) for a description of certain pledge arrangements.

(17)	Mary S. Dolan may be deemed to have the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,750 shares of Cablevision Class A common stock held as custodian for minor children and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 23,837 shares of Cablevision Class A common stock owned jointly with her spouse, an aggregate of 382,912 shares of Cablevision Class A common stock owned by CFD Trust Nos. 2 and 4 and an aggregate of 7,219,987 shares of

Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the DC Deborah Trust, DC Patrick Trust, and CFD Trust Nos. 2 and 4. She disclaims beneficial ownership of 6,750 shares of Cablevision Class A common stock held as custodian for minor children, an aggregate of 382,912 shares of Cablevision Class A common stock owned by CFD Trust Nos. 2 and 4 and an aggregate of 7,219,987 shares of Cablevision Class A common stock issuable upon the conversion of Cablevision Class B common stock owned by the DC Deborah Trust, the DC Patrick Trust, and CFD Trust Nos. 2 and 4.

(18)	Deborah A. Dolan-Sweeney may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,381 shares of Cablevision Class A common stock owned personally, and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 84,899 shares of Cablevision Class A common stock (including 14,100 shares of restricted stock and 27,565 shares of Cablevision Class A common stock issuable upon exercise of options which on August 31, 2007 were unexercised but were exercisable within a period of 60 days) owned by her spouse, Brian G. Sweeney. She disclaims beneficial ownership of 84,899 shares of Cablevision Class A common stock (including 14,100 shares of restricted stock and 27,565 shares of Cablevision Class A common stock issuable upon exercise of options which on August 31, 2007 were unexercised but were exercisable within a period of 60 days) owned by her spouse.

(19)	Matthew J. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 2,400 shares of Cablevision Class A common stock owned personally and 1,450 shares of Cablevision Class A common stock held as custodian for a minor child and the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 351,003 shares of Cablevision Class A common stock owned by the CFD Trust Nos. 3 and 5 and 7,271,042 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the DC Marianne Trust, the DC Thomas Trust, and the CFD Trust Nos. 3 and 5. He disclaims beneficial ownership of 1,450 shares of Cablevision Class A common stock held as custodian for a minor child, an aggregate of 351,003 shares of Cablevision Class A common stock owned by the CFD Trust Nos. 3 and 5 and an aggregate of 7,271,042 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the DC Marianne Trust, the DC Thomas Trust, and the CFD Trust Nos. 3 and 5.

(20)	Dolan Family LLC has pledged 7,977,325 shares of Cablevision Class B common stock to Bear, Stearns International Limited (“BSIL”) as collateral to secure its obligations under a variable pre-paid forward contract with BSIL with respect to an aggregate of 7,977,325 shares of Cablevision Class A common stock (the “Forward Transaction”) beneficially owned by Dolan Family LLC. The Forward Transaction was entered into in November, 1999 and has matured and the settlement dates have passed without settlement. Under the terms of the Forward Transaction collateral arrangements, Dolan Family LLC (or its members) retains the right to vote the pledged shares. BSIL has agreed that if it realizes on the pledge it will convert the Cablevision Class B common stock to Cablevision Class A common stock. It is anticipated that the pledged shares will be converted to Cablevision Class A common stock and delivered to BSIL in settlement of the Forward Transaction after the special meeting but prior to the closing. Dolan Family LLC is not a Dolan Family Continuing Investor.

(21)	Lawrence J. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 25,000 shares of Cablevision Class A common stock owned jointly with his spouse, 319,086 shares of Cablevision Class A common stock owned by the 2001 Trust and 7,490,024 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the 2001 Trust. He disclaims beneficial ownership of 319,086 shares of Cablevision Class A common stock owned by the 2001 Trust and 7,490,024 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the 2001 Trust.

(22)	David M. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 21,086 shares of Cablevision Class A common stock owned by the David M. Dolan Revocable Trust and 1,196,823 shares of Cablevision Class A common stock owned by the Charles F. Dolan Charitable Remainder Trust and the shared power to vote or direct the vote of and to dispose of or direct the disposition of 21,000 shares of Cablevision Class A common stock owned by the Ann H. Dolan Revocable Trust, 1,000 shares of Cablevision Class A common stock held by his spouse as custodian for a minor child, 319,086 shares of Cablevision Class A common stock owned by the 2001 Trust, and 7,490,024 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the 2001 Trust. He disclaims beneficial ownership of 1,196,823 shares of Cablevision Class A common stock owned by the Charles F. Dolan Charitable Remainder Trust, 21,000 shares of Cablevision Class A common stock owned by the Ann H. Dolan Revocable Trust, 1,000 shares of Cablevision Class A common stock held by his spouse as custodian for a minor child, 319,086 shares of Cablevision Class A common stock owned by the 2001 Trust, and 7,490,024 shares of Cablevision Class A common stock issuable upon conversion of an equal number of shares of Cablevision Class B common stock owned by the 2001 Trust.

The Dolan family interests (other than Charles F. Dolan and certain trusts) have agreed with Cablevision that in the case of any sale or disposition by Dolan family interests (other than Charles F. Dolan and certain trusts) of shares of Cablevision Class B common stock to a holder other than Charles F. Dolan or Dolan family interests, the Cablevision Class B common stock will be converted on the basis of one share of Cablevision Class A common stock for each share of Cablevision Class B common stock.

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Cablevision Class B common stock, are able collectively to control stockholder decisions on matters in which holders of Cablevision Class A common stock and Cablevision Class B common stock vote together as a class, and to elect up to 75% of Cablevision’s board of directors. In addition, Charles F. Dolan, members of the Dolan family and related family entities entered into a Class B Stockholders Agreement which has the effect of causing the voting power of these Cablevision Class B stockholders to be cast as a block for the election of Class B directors and any change of control transaction. A purpose of this agreement is to consolidate the Dolan family control of Cablevision.

CERTAIN PURCHASES AND SALES OF CABLEVISION COMMON STOCK

Except as set forth below, there have been no transactions in Cablevision Class A common stock during the past 60 days by Cablevision, or the Dolan Family Continuing Investors, Parent or Merger Sub or their directors, executive officers or controlling persons or by any pension, profit-sharing or similar plan of Cablevision or the Dolan Family Continuing Investors. For individuals, the transaction types include: (1) purchases, which represent exercises of options under Cablevision’s employee stock plans, (2) vestings, which represent vesting of restricted shares under Cablevision’s employee stock plans, (3) sales, which represent open market sales of shares of Cablevision Class A common stock, and (4) withholdings, which represent withholdings of shares in connection with the vesting of restricted shares in order to pay applicable taxes. For Cablevision’s 401(k) plan, all purchases and sales were open market purchases and sales.

	Transaction		Number of	Price per
Reporting Person	Type	Date	Shares	Share

Jonathan D. Schwartz	Vesting	8/19/07	35,000	N/A
	Withholding	8/19/07	15,457	$32.63
Cablevision 401(k) plan	Purchase	7/17/2007	10,334	$38.20
	Purchase	7/18/2007	7,084	$38.38
	Purchase	7/20/2007	14,727	$38.00
	Purchase	7/24/2007	5,942	$37.70
	Purchase	7/25/2007	9,471	$36.80
	Purchase	7/26/2007	2,300	$35.11
	Purchase	7/27/2007	48,213	$35.71
	Purchase	8/1/2007	11,971	$35.40
	Purchase	8/2/2007	2,760	$34.91
	Purchase	8/8/2007	42,262	$34.20
	Purchase	8/9/2007	9,247	$33.49
	Purchase	8/14/2007	10,680	$33.03
	Purchase	8/15/2007	8,054	$33.35

	Transaction		Number of	Price per
Reporting Person	Type	Date	Shares	Share

	Purchase	8/17/2007	9,167	$32.28
	Purchase	8/21/2007	28,751	$32.83
	Purchase	8/22/2007	17,378	$33.23
	Purchase	8/24/2007	2,437	$32.85
	Purchase	8/27/2007	1,525	$32.67
	Purchase	8/29/2007	965	$32.02
	Purchase	8/31/2007	2,834	$33.21
	Purchase	9/6/2007	1,929	$33.83
	Sale	7/13/2007	21,332	$37.93
	Sale	7/16/2007	5,437	$38.00
	Sale	7/19/2007	3,420	$38.49
	Sale	7/23/2007	18,626	$38.03
	Sale	7/30/2007	332	$35.00
	Sale	7/31/2007	2,148	$35.30
	Sale	8/3/2007	3,454	$34.46
	Sale	8/6/2007	23,344	$33.19
	Sale	8/7/2007	7,590	$33.15
	Sale	8/10/2007	3,590	$32.35
	Sale	8/13/2007	47,276	$32.78
	Sale	8/16/2007	1,608	$32.17
	Sale	8/20/2007	15,113	$32.98
	Sale	8/23/2007	386	$33.20
	Sale	8/28/2007	566	$32.25
	Sale	8/30/2007	7,430	$32.74
	Sale	9/4/2007	8,714	$33.52
	Sale	9/5/2007	3,912	$33.50
	Sale	9/7/2007	1,424	$33.98
	Sale	9/10/2007	2,894	$33.77
	Sale	9/11/2007	3,731	$33.87

The following table shows purchases of Cablevision Class A common stock during the past two years effected by any of Cablevision, the Dolan Family Continuing Investors, Parent or Merger Sub, showing the number of shares of Cablevision Class A common stock purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years. Purchases by Patrick F. Dolan and Thomas C. Dolan were pursuant to exercises of options and stock and appreciation rights, and are disclosed net of shares withheld to pay exercise prices or withholding tax obligations. On March 12, 2007, June 25, 2007, and August 19, 2007 respectively, Cablevision acquired 1,609,749, 528,303, and 15,457 shares of restricted stock that had been issued to employees to satisfy withholding tax obligations upon the vesting of awards. The March 12, 2007 purchase price was $30.87, the June 25, 2007 purchase price was $35.60, and the August 19, 2007 purchase price was $32.63.

Quarter Ended 9/30/2005
Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 12/31/2005
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Thomas C. Dolan	12,125	$25.76	$25.76

Quarter Ended 3/31/2006
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Thomas C. Dolan	50,503	$25.12	$25.12

Quarter Ended 6/30/2006
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Patrick F. Dolan	39,886	$27.43	$27.43
Charles F. Dolan 2001 Family Trust	319,086	$28.19	$28.19
CFD Trust No. 1	119,456	$28.19	$28.19
CFD Trust No. 2	119,456	$28.19	$28.19
CFD Trust No. 3	119,456	$28.19	$28.19
CFD Trust No. 4	119,456	$28.19	$28.19
CFD Trust No. 5	159,547	$28.19	$28.19
CFD Trust No. 6	159,647	$28.19	$28.19

Quarter Ended 9/30/2006
Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 12/31/2006
Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 3/30/2007
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Cablevision	1,609,749	$30.87	$30.87

Quarter Ended 6/30/2007
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Cablevision	528,303	$35.60	$35.60

7/1/2007 to 9/●/2007
	Amount of Shares
Name of Filer	Purchased	Range of Prices Paid	Average Purchase Price

Cablevision	15,457	$32.63	$32.63

ADDITIONAL INFORMATION

Cablevision files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Cablevision. Cablevision will make these materials available for inspection and copying by any stockholder, or representative of a stockholder who is so designated in writing, at its executive offices during regular business hours.

Because the merger is a “going private” transaction, Cablevision, Parent, Merger Sub, and the Dolan Family Continuing Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Cablevision also makes available on its website (www.cablevision.com) under “Corporate Information — Investor Information — SEC Filings” its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports.

Cablevision’s stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Cablevision at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Cablevision’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

The SEC allows Cablevision to “incorporate by reference” information into this proxy statement. This means that Cablevision can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Cablevision files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Cablevision later files with the SEC may update and supersede the information in this proxy statement. Cablevision incorporates by reference in this proxy statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. Cablevision also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Cablevision’s Annual Report on Form 10-K for the year ended December 31, 2006 (as amended by Cablevision’s Current Report on Form 8-K, dated as of August 10, 2007);

•	Cablevision’s Amendment to the Annual Report on Form 10-K/A, dated April 30, 2007;

•	Cablevision’s Definitive Proxy Statement for Cablevision’s 2007 Annual Meeting;

•	Cablevision’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Cablevision’s Current Report on Form 8-K (with respect to the merger agreement), dated May 2, 2007, filed with the SEC on May 2, 2007.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Cablevision since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement or incorporated herein by reference. Cablevision has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated September ●, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Annex A, and in other contracts and documents that are incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, are subject to important limitations and qualifications, and were made for the purposes of allocating contractual risk between the parties rather than to establish matters as facts. These materials, which constitute public disclosure under the federal securities laws, are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CENTRAL PARK HOLDING COMPANY, LLC,
CENTRAL PARK MERGER SUB, INC.
AND
CABLEVISION SYSTEMS CORPORATION
DATED AS OF MAY 2, 2007

A-i

A-ii

Page

Section 8.08	Remedies	A-27
Section 8.09	Counterparts	A-27
Section 8.10	Waiver of Jury Trial	A-27
Section 8.11	Definitions	A-27

Table of Exhibits

Exhibit A Family Stockholders
Exhibit B Form of Exchange Agreement
Exhibit C Form of Voting Agreement
Exhibit D Form of Guarantee
Exhibit E Form of Certificate of Incorporation of the Surviving Corporation
Exhibit F Form of By-laws of the Surviving Corporation
Exhibit G Charter Amendment

A-iii

Index of Defined Terms

Page

2007 Budget	43
Affiliate	43
Agreement	1
Ancillary Agreements	43
Board of Directors	43
BONY	15
Business	43
Business Combination Transaction	32
Business Day	43
Cap	25
Certificate	3
Change in the Company Recommendation	5
Charter Amendment	44
Charter Approval	17
Class A Stock	1
Class B Stock	1
Closing	2
Code	9
Commitment Letter	19
Company	1
Company Benefit Plan	44
Company Disclosure Letter	10
Company Financial Statements	44
Company Preferred Stock	11
Company Recommendation	5
Company Stock	1
Company Stockholder Approval	17
Company Stockholders Meeting	5
Confidentiality Agreement	44
Consents	44
Constituent Documents	44
CSC	44
CSC Indentures	15
CSC Restricted Payment Capacity	44
CVC Holdings MergerCo.	1
CVC Indentures	15
CVC Restricted Payment Capacity	44
DGCL	44
Director Stock Plans	4
Dissenting Shares	7
Effective Time	2
Employee Stock Plans	4
Equity Award Price Per Share	45

A-iv

Page

ERISA	45
Exchange Act	45
Exchange Agreement	1
Excluded Shares	45
Expenses	45
Family Liability Cap	42
Family LLC	1
Family Material Adverse Effect	19
Family Stockholders	1
Financing Transactions	27
Franchise Agreements	45
GAAP	14
Governmental Approvals	13
Governmental Entity	13
Guarantee	2
HSR Act	45
Indebtedness	45
Indemnified Person	25
Intervening Event	32
IRS	46
Law	46
Lenders	19
Liens	46
Marketing Period	28
Material Adverse Effect	46
Merger	2
Merger Approval	17
Merger Certificate	2
Merger Consideration	3
Minority Approval	17
Notice of Superior Proposal or Intervening Event	31
NYSE	46
Option	4
Order	47
Other Dolan Entities	47
Parties	1
Paying Agent	7
Paying Agent Agreement	7
Payment Fund	7
Person	47
Proceeding	23
Proxy Statement	5
Public Stockholders	1
Related Person	47

A-v

Page

Representatives	47
Required Information and Cooperation	27
Restricted Shares	47
RNS	47
RNS Indentures	16
RNS Restricted Payment Capacity	47
RSU	4
Schedule 13E-3	5
SEC	47
SEC Reports	10, 14
Senior Officer	47
Solvency Opinion	33
Special Committee	1
Stock Plans	4
Subsidiary	47
Superior Proposal	32
Surviving Corporation	2
Takeover Proposal	32
Tax	48
Tax Return	48
Taxing Authority	48
Termination Date	37
Third Party	32
Transmittal Documents	8
Voting Agreement	2

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2007, is entered into by and among CENTRAL PARK HOLDING COMPANY, LLC, a Delaware limited liability company (“Family LLC”), CENTRAL PARK MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Family LLC (“CVC MergerCo”), and CABLEVISION SYSTEMS CORPORATION, a Delaware corporation (the “Company” and, together with Family LLC and CVC MergerCo, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Persons listed on Exhibit A (the “Family Stockholders”) own in the aggregate 1,838,938 shares of Cablevision NY Group Class A common stock, par value $.01 per share, of the Company (“Class A Stock”) and 55,289,351 shares of Cablevision NY Group Class B common stock, par value $.01 per share, of the Company (“Class B Stock”, and together with Class A Stock, “Company Stock”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Family Stockholders are entering into an exchange agreement with Family LLC, dated as of the date of this Agreement, substantially in the form of Exhibit B (the “Exchange Agreement”), providing for the contribution immediately prior to the Effective Time (as defined below) of the shares of Company Stock owned by the Family Stockholders to Family LLC, in exchange for all of the membership interests of Family LLC;

WHEREAS, the Board of Directors, based on the unanimous recommendation of a special transaction committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that a business combination with Family LLC, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the holders of Company Stock other than the Family Stockholders, Family LLC, any Subsidiary of Family LLC and the Other Dolan Entities (the “Public Stockholders”);

WHEREAS, the Board of Directors, based on the unanimous recommendation of the Special Committee, has (a) approved and adopted (i) this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and (ii) the Charter Amendment, and declared their advisability, (b) recommended adoption of this Agreement and the Charter Amendment by the stockholders of the Company and (c) approved, for purposes of Section 203 of the DGCL, the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Family Stockholders are entering into a voting agreement with the Company, substantially in the form of Exhibit C (the “Voting Agreement”), pursuant to which, among other things, they agree to vote the shares of Company Stock owned by them in favor of the adoption of this Agreement and the Charter Amendment; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Charles F. Dolan and James L. Dolan are executing a guarantee, substantially in the form of Exhibit D (the “Guarantee”), pursuant to which they have agreed, subject to the terms and conditions set forth therein, to guarantee any obligation or liability of Family LLC or CVC MergerCo hereunder in an aggregate amount not to exceed the Family Liability Cap (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CVC MergerCo shall be merged with and into the Company and the separate corporate existence of CVC MergerCo shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.02  Closing.  The closing of the transactions contemplated by Section 1.01 (the “Closing”) shall take place on the fifth Business Day after the earlier of (i) a date during the Marketing Period to be specified by Family LLC and (ii) the final day of the Marketing Period, unless this Agreement has been theretofore terminated pursuant to its terms or unless another date is agreed to in writing by Family LLC and the Company. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York City time, or at such other place and time as the Company and Family LLC shall agree in writing. At the Closing, the Company and Family LLC shall file (i) a certificate setting forth the Charter Amendment and then (ii) a certificate of merger (the “Merger Certificate”) with the Secretary of State of the State of Delaware in respect of the Merger, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Company and Family LLC and specified in the Merger Certificate (the “Effective Time”).

Section 1.03  Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

Section 1.04  Certificate of Incorporation and By-laws.  The certificate of incorporation and the by-laws of the Company shall be amended in the Merger to read in their entirety in the form of Exhibit E (in the case of the certificate of incorporation) and Exhibit F (in the case of the by-laws), and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.

Section 1.05  Directors.  The directors of CVC MergerCo immediately prior to the Effective Time shall from and after the Effective Time be the initial directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or as otherwise provided by Law.

Section 1.06  Officers.  The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time be the initial officers of the Surviving Corporation, subject to the applicable provisions of the by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Stock, each share of Class A Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Restricted Shares and any Dissenting Shares) shall be converted into the right to receive $36.26 in cash (the “Merger Consideration”). At the Effective Time, all shares of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Company Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share of Class A Stock represented by such Certificate, to be paid in consideration therefor, without interest, upon surrender of such Certificate in accordance with Section 2.02(b). All shares of Class A Stock held by the Family Stockholders, Family LLC, any Subsidiary of Family LLC, the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) and all shares of Class B Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor. Each share of common stock of CVC MergerCo shall be converted into one share of newly issued common stock of the Surviving Corporation.

Section 1.08  Stock Options and Restricted Stock.

(a) At the Effective Time, (i) each outstanding stock option and other right to purchase shares of Class A Stock (each, an “Option” and, collectively, the “Options”) heretofore granted to any employee under any stock option or stock based compensation plan of the Company or otherwise (the “Employee Stock Plans”) shall be no longer be exercisable for the purchase of Class A Stock and shall automatically convert, at the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount, if any, equal to (A) the number of shares of Class A Stock subject to or relating to the Option multiplied by (B) the excess of (x) the Equity Award Price Per Share over (y) the exercise price of the Class A Stock subject to or relating to the Option, provided that the right of the holder of such Options to receive such cash amount, if any, in respect of such Options shall be subject to the vesting, payment and other terms and conditions set forth in the applicable Employee Stock Plans and Option agreements pursuant to which such options were awarded, and (ii) any other outstanding Options, including Options heretofore granted to any non-employee director under the Company’s equity compensation plans for non-employee directors of the Company (the “Director Stock Plans” and, together with the Employee Stock Plans, the “Stock Plans”), shall no longer be exercisable for the purchase of Class A Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash from the Surviving Corporation, at the Effective Time, equal to the product of (A) the total number of shares of Class A Stock subject to such Option and (B) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of Class A Stock subject to such Option, each such cash payment to be payable at the Effective Time.

(b) Each Restricted Share outstanding under the Stock Plans shall convert, as of the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount equal to the Equity Award Price Per Share; provided that the right of the holder of such Restricted Shares to receive such cash amount shall be subject to the vesting, payment and other terms and conditions set forth in the applicable Stock Plans and award agreements pursuant to which such Restricted Shares were awarded.

(c) The Company shall cause each restricted stock unit (each an “RSU”) outstanding under the Director Stock Plans to convert, as of the Effective Time, from a right in respect of Class A Stock into a right in respect of cash in an amount equal to the Merger Consideration; provided that the right of the holder of such RSU to receive such cash amount shall be subject to the payment and other terms and conditions set forth in the applicable Director Stock Plans and award agreements pursuant to which such RSU was awarded.

Section 1.09  Stockholders’ Meeting; Proxy Materials and Other SEC Filings.

(a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Stockholders Meeting”), for the purpose of obtaining Company Stockholder Approval and Minority Approval with respect to the adoption of this Agreement and the Charter Amendment and (ii) use reasonable best efforts to solicit the adoption of this Agreement and the Charter Amendment by Company Stockholder Approval and Minority Approval; provided that, in the event of a Change in the Company Recommendation pursuant to Section 5.07(c), notwithstanding clause (ii) of this Section 1.09(a), (x) the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (y) the Company shall not be required to solicit in favor of Company Stockholder Approval and Minority Approval. The Board of Directors shall recommend adoption of this Agreement and the Charter Amendment by the stockholders of the Company as set forth in Section 3.12 (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Family LLC or any of its Affiliates such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including, without limitation, approving or recommending or proposing to approve or recommend a third-party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.07(c) hereof; and provided, further, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute a Change in the Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the Company Recommendation.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the adoption of this Agreement and the Charter Amendment by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”) and the Company and Family LLC shall prepare and file with the SEC a Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). The Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by Family LLC specifically for inclusion therein. Family LLC shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Family LLC shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

(c) The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Family LLC shall retain a proxy solicitor in connection with the solicitation of the Company Stockholder Approval and Minority Approval.

(d) The Company shall promptly notify Family LLC of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. The Company shall cooperate with Family LLC with respect to, and provide Family LLC with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the Parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the Parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e) If at any time prior to the Effective Time, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the stockholders of the Company.

Section 1.10  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of any Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Class A Stock outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at the Effective Time unless and until the holder of such shares of Class A Stock fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262 of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, at the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 1.07. The Company shall give Family LLC (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Family LLC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02  Payment Fund.

(a)  Payment Fund.  As soon as practicable after the execution of this Agreement, Family LLC and the Company shall enter into an agreement (the “Paying Agent Agreement”), subject to the Special Committee’s approval (not to be unreasonably withheld, conditioned or delayed) with a bank or trust company selected by the Company and reasonably satisfactory to Family LLC to act as paying agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Paying Agent”). As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of shares of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares), an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.07. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”

(b)  Payment Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares of Class A Stock (other than Excluded Shares and Restricted Shares), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of such a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Class A Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Class A Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of such a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on any Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Class A Stock (other than Excluded Shares, Restricted Shares and any Dissenting Shares) formerly represented by such Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates.

(c)  Termination of Payment Fund.  Any portion of the Payment Fund (including, without limitation, the proceeds of any investments thereof) that remains undistributed to the Public Stockholders for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any Public Stockholders

who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(d)  No Liability.  None of the Company, the Surviving Corporation, Family LLC or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  Investment of the Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation on a daily basis and in accordance with the Paying Agent Agreement; provided that any gain or loss thereon shall not affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(f)  Withholding Rights.  Each of the Surviving Corporation, Family LLC and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Class A Stock, Options or Restricted Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Class A Stock, Options or Restricted Shares in respect of which such deduction and withholding was made.

(g)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Family LLC, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the six-month anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen or destroyed Certificates pursuant to the terms hereof.

Section 2.03  Stock Transfer Books.  From and after the Effective Time, the holders of Certificates representing shares of Company Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificate presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and, in the case of any Certificates representing Class A Stock (other than Class A Stock held by Family LLC, the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) and Restricted Shares), exchanged for the Merger Consideration pursuant to the terms of this Article II.

Section 2.04  Section 16 Matters.  Prior to the Effective Time, the Company and Family LLC shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.05  Adjustments to Prevent Dilution.  In the event that prior to the Effective Time, solely as a result of a reclassification, combination, stock split (including, without limitation, a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) in the case of all representations and warranties contained in any provision of this Article III other than Sections 3.02 and 3.04, as set forth in reasonable detail any SEC Reports filed prior to the date hereof or (y) as disclosed to Family LLC and CVC MergerCo in a letter (the “Company Disclosure Letter”) delivered to them by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, except to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any other representation or warranty), the Company hereby represents and warrants to Family LLC and CVC MergerCo as follows:

Section 3.01  Corporate Organization.  The Company and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.02  Capitalization.

(a) As of the date prior to the date of this Agreement, the authorized capital stock of the Company consists of 800,000,000 shares of Class A Stock, 320,000,000 shares of Class B Stock, 50,000,000 shares of a class designated as preferred stock (the “Company Preferred Stock”), 600,000 shares of Cablevision-Rainbow Media Group Class A common stock and 160,000 shares of Cablevision-Rainbow Media Group Class B common stock. As of the date of this Agreement, (i) 229,905,864 shares of Class A Stock were issued and outstanding, (ii) 23,977,133 shares of Class A Stock were held in treasury by the Company, (iii) 63,327,303 shares of Class B Stock were issued and outstanding, and (iv) no shares of Class B Stock were held in treasury by the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding. All issued and outstanding equity securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

(b) Section 3.02(b) of the Company Disclosure Letter contains a schedule, as of the date of this Agreement, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding employee equity award in respect of Company Stock.

(c) Except as set forth in Section 3.02(c) of the Company Disclosure Letter, there are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth in Section 3.02(b) or (c) of the Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind relating to issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(d) Except for this Agreement, the Voting Agreement and agreements to which the Family Stockholders are party, there are no voting trusts or other agreements or understandings to which the Company is a party or is bound, or of which it has approved (for purposes of Section 203 of the DGCL or otherwise) with respect to the voting of capital stock of the Company.

Section 3.03  Authority Relative to this Agreement and the Ancillary Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby or the adoption (other than the Company Stockholder Approval and the filing of the Charter Amendment and the Certificate of Merger in accordance with the DGCL). This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger and the Charter Amendment, advisable and has determined that such transactions are fair to, and in the best interests of, the Public Stockholders. The Board of Directors, based on the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party are fair to, and in the best interests of, the Public Stockholders, (ii) approved and adopted this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger and the Charter Amendment, and declared their advisability, (iii) recommended adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement and the Charter Amendment, and (iv) approved, for purposes of Section 203 of the DGCL, this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including, without limitation, the formation of Family LLC and CVC MergerCo.

Section 3.04  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not, (i) assuming the effectiveness of the Charter Amendment, conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the receipt of the approvals referred to in clauses (i), (ii) and (iii) of Section 3.04(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a Consent under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

(b) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any material Consent of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except for (i) the applicable requirements of the Exchange Act and the HSR Act, (ii) the filing of appropriate merger and other documents as required by the DGCL in connection with the Merger, the Charter Amendment and the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the “Governmental Approvals”), (iv) such Consents for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby or (v) such other items as may be required solely by reason of the business or identity of Family LLC and its Affiliates.

Section 3.05  SEC Filings and Financial Statements.  The Company has heretofore filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 2005 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the related notes thereto), as such report was amended on September 21, 2006, the Company’s Quarterly Reports on Forms 10-Q for the periods ended March 31, 2006, as such report was amended on September 21, 2006, and June 30, 2006 and September 30, 2006 (including, in each case, the related notes thereto), and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the date filed, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as at the dates thereof or for the periods presented therein.

Section 3.06  Taxes.

(a) The Company and each of its Subsidiaries has (i) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by it in respect of any Taxes, (ii) duly and timely paid in full all material Taxes that are due and payable by it except to the extent such Taxes are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP applied on a consistent basis and (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of its Subsidiaries through the date of this Agreement.

(b) There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Taxes, in each case, the resolution of which would reasonably be expected to result in a material liability or obligation to the Company or the applicable Subsidiary of the Company.

Section 3.07  Restricted Payment Capacity.

(a) The Company has provided to Family LLC all material information as of the date hereof regarding the CVC Restricted Payment Capacity, under the provisions of each CVC Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The CVC Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of the Company, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “CVC Indentures” means (i) the Indenture, dated as of April 6, 2004, among the Company and The Bank of New York (“BONY”), as Trustee, with respect to the Company’s Floating Rate Senior Notes and Floating Rate Series B Senior Notes due 2009, and (ii) the Indenture, dated as of April 6, 2004, among the Company and BONY, as Trustee, with respect to the Company’s 8% Senior Notes and 8% Series B Senior Notes due 2012.

(b) The Company has provided to Family LLC all material information as of the date hereof regarding the CSC Restricted Payment Capacity, under the provisions of each CSC Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The CSC Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of CSC, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “CSC Indentures” means (i) the Indenture, dated as of April 6, 2004, among CSC and BONY, as Trustee, (ii) the Indenture, dated as of March 22, 2001, among CSC and BONY, as Trustee, (iii) the Indenture, dated as of July 1, 1999, among CSC and BONY, as Trustee, (iv) the Indenture, dated as of July 1, 1998, among CSC and BONY, as Trustee, for senior debt securities, (v) the Indenture, dated as of December 1, 1997, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee, (vi) the Indenture, dated as of August 15, 1997, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee, and (vii) the Indenture, dated as of November 1, 1995, among CSC (f/k/a Cablevision Systems Corporation) and BONY, as Trustee.

(c) The Company has provided to Family LLC all material information as of the date hereof regarding the RNS Restricted Payment Capacity, under the provisions of each RNS Indenture (as defined below), including the “Limitation on Restricted Payments” covenant and related definitions contained therein. The RNS Indentures comprise all the indentures and other agreements governing outstanding publicly or privately placed debt securities of RNS, other than any credit agreements to be terminated in connection with the transactions contemplated by the Commitment Letter. As used herein, the term “RNS Indentures” means (i) the Indenture, dated as of August 20, 2004, among RNS, RNS Co-Issuer Corp., the Initial Guarantors (as defined therein) and BONY, as Trustee, for 8 3/4% Senior Notes due 2012, and (ii) the Indenture, dated as of August 20, 2004, among RNS, RNS Co-Issuer Corp., the Initial Guarantors (as defined therein) and BONY, as Trustee, for 10 3/8% Senior Notes due 2012.

(d) Each of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity and the RNS Restricted Payment Capacity will be sufficient at Closing to permit the initial distributions contemplated by the Commitment Letter, as applicable, and the payment by CVC of the Merger Consideration to the Public Stockholders.

Section 3.08  Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.08(a) of the Company Disclosure Letter contains a true and complete list of all of the material compensation and benefit plans, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, deferred compensation, stock-based incentive bonus or other equity-based arrangement and any employment, termination, retention bonus, severance plan, policy, arrangement or contract maintained or contributed to by the Company or its Subsidiaries, or with respect to which any of them could incur any material liability, for the benefit of any employee or former employees of the Company or its Subsidiaries.

(b) Except as provided in Section 3.08(b) of the Company Disclosure Letter, the entering into, or the consummation of the transactions contemplated by, this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, stockholder or contract worker of the Company or of any of its Subsidiaries.

Section 3.09  Franchise Renewal Rights.  Except as set forth in Section 3.09 of the Company Disclosure Letter, the Company is not operating under any temporary operating authority with respect to any franchise granted under any Franchise Agreement to which the Company is a party as of the date hereof. Neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise Agreement to which the Company or any of its Subsidiaries is a party as of the date hereof will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned the Company’s request for renewal under Section 626 of the Cable Act, and the Company and its Subsidiaries have duly and timely complied with any and all inquiries and demands by any and all Governmental Entities made with respect to such requests for renewal.

Section 3.10  Absence of Undisclosed Liabilities.  The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the Company Financial Statements (including the notes thereto) and (ii) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2006, that would not be prohibited by this Agreement and that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.11  Stockholder Approval.  The only vote of stockholders of the Company required under the DGCL, the Company’s Constituent Documents and the rules and regulations of the NYSE in order for the Company to validly perform its obligations under this Agreement is the affirmative vote of (i) with respect to the Merger, a majority of the aggregate voting power of the issued and outstanding shares of Company Stock (the “Merger Approval”) and (ii) with respect to the Charter Amendment, the holders, voting separately as a class, of (A) a majority of the outstanding shares of Class A Stock and (B) a majority of the outstanding shares of Class B Stock, in each case, entitled to be voted at the Company Stockholders Meeting (the “Charter Approval” and, together with the Merger Approval, the “Company Stockholder Approval”). This Agreement also requires, as a condition to the Closing, that Public Stockholders holding more than 50% of the outstanding shares of Class A Stock held by Public Stockholders other than executive officers and directors of the Company and its Subsidiaries shall have voted in favor of the Merger and the Charter Amendment (the “Minority Approval”).

Section 3.12  Opinion of Financial Advisors.  The Special Committee has received the written opinions of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Public Stockholders, true, complete and signed copies of which have been delivered to Family LLC for informational purposes only. Each of the opinions described in this Section 3.12 includes a consent to the inclusion in its entirety of such opinion in any documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement, which consent has not been withdrawn.

Section 3.13  Brokers.  No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Family LLC a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. pursuant to which such firms would be entitled to any payment relating to any of the transactions contemplated hereby.

Section 3.14  No Other Representations or Warranties.  The Company agrees that except for the representations and warranties contained in this Agreement and the Ancillary Agreements, none of Family LLC, CVC MergerCo or any other Person on their behalf makes any other express or implied representation or warranty with respect to Family LLC, CVC MergerCo or any other information provided to the Company by or on behalf of Family LLC or CVC MergerCo.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FAMILY LLC

Family LLC hereby represents and warrants to the Company as follows:

Section 4.01  Organization.  Family LLC and CVC MergerCo are duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02  Authority Relative to this Agreement and the Ancillary Agreements.  Each of Family LLC and CVC MergerCo has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo have been duly and validly authorized by, in the case of Family LLC, its members, and, in the case of CVC MergerCo, its board of directors and sole stockholder, and no other limited liability company or corporate proceedings on the part of Family LLC or CVC MergerCo are necessary to authorize the execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Family LLC and CVC MergerCo of the transactions contemplated hereby and thereby (other than, with respect to the Merger, the filing of the Certificate of Merger). Each of Family LLC and CVC MergerCo has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Family LLC and CVC MergerCo, enforceable against each of them in accordance with their respective terms.

Section 4.03  No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo will not (i) conflict with or violate the Constituent Documents of Family LLC or CVC MergerCo, (ii) conflict with or violate any Law applicable to Family LLC or CVC MergerCo or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Family LLC or CVC MergerCo is a party or by which Family LLC, CVC MergerCo or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by each Family LLC or CVC MergerCo of any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby (a “Family Material Adverse Effect”).

(b) The execution, delivery and performance by each of Family LLC and CVC MergerCo of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Family LLC and CVC MergerCo will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Family LLC or CVC MergerCo, except (i) for (A) compliance with the HSR Act, (B) the requirements of the Exchange Act, (C) the filing of appropriate merger and other documents as required by the DGCL in connection with the transactions contemplated hereby, and (D) the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Family Material Adverse Effect.

Section 4.04  Financing.  Family LLC has delivered to the Company a true and complete copy of the executed commitment letter between CVC MergerCo, on the one hand, and Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co.

Inc., Bank of America, N.A., Banc of America Securities LLC and Banc of America Bridge LLC, on the other hand (together, the “Lenders”), dated as of the date hereof, providing for financing necessary for the Parties to consummate the transactions contemplated by this Agreement (the “Commitment Letter”). As of the date hereof, the Commitment Letter is in full force and effect (assuming the due authorization, execution and delivery thereof by the Lenders) and has not been replaced, amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect. There are no conditions precedent related to the funding of the full amount of the financing contemplated by the Commitment Letter other than as set forth in or contemplated by the Commitment Letter. Assuming (i) the Company has at the Closing the amount of cash on hand contemplated by the Commitment Letter and (ii) the receipt of the full amount of funding contemplated by the Commitment Letter in accordance with its terms, the Surviving Corporation will have sufficient funds available to it at the Closing to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all fees and expenses to be paid by the Surviving Corporation or any of its Affiliates at Closing.

Section 4.05  Exchange Agreement; Guarantee.  Family LLC has delivered to the Company true and complete copies of the executed Exchange Agreement and the executed Guarantee. None of the Exchange Agreement and the Guarantee has been replaced, amended or modified. As of the date hereof, the Exchange Agreement and the Guarantee are in full force and effect.

Section 4.06  No Material Transactions.  Between October 8, 2006 and the date hereof, none of Family LLC, CVC MergerCo or any of their Affiliates (other than the Company and any of its Subsidiaries) has engaged in material negotiations, agreed in principle or executed any agreement pursuant to which at least 20.1% of the consolidated assets of the Surviving Corporation would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, including by way of merger, sale of equity securities or otherwise. As of the date hereof, none of Family LLC, CVC MergerCo or any of their Affiliates (other than the Company and any of its Subsidiaries) has any current plan to, directly or indirectly, offer, sell, lease, exchange or otherwise dispose of at least 20.1% of the consolidated assets of the Surviving Corporation.

Section 4.07  Subsidiaries.  CVC MergerCo is a direct wholly-owned Subsidiary of Family LLC. Family LLC and CVC MergerCo were formed specifically for the transactions contemplated by this Agreement and have conducted no operations and incurred no obligation other than in connection with the transactions contemplated by this Agreement and related to the Financing.

Section 4.08  Brokers.  No broker, finder or investment banker, other than Merrill Lynch & Co. and Bear, Stearns & Co. Inc., is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Family LLC, CVC MergerCo or their Affiliates (other than the Company and any of its Subsidiaries).

Section 4.09  No Other Representations or Warranties.  Family LLC and CVC MergerCo agree that except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither the Company nor any other Person on its behalf makes any other express or implied representation or warranty with respect to the Company or any information provided to Family LLC and/or CVC MergerCo by or on behalf of the Company.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01  Conduct of Business of the Company.  From the date of this Agreement until the Effective Time, unless Family LLC shall otherwise consent in writing or except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter as otherwise expressly provided for or otherwise expressly required or contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Family LLC, not to be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents other than the Charter Amendment;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than, subject to Section 5.01(l), dividends or distributions declared, set aside, made or paid by any Subsidiary wholly-owned by the Company or another Subsidiary to the Company or such other Subsidiary), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests other than pursuant to the Stock Plans;

(c) other than in the ordinary course of business consistent with past practice, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing options in accordance with their present terms, (ii) options authorized by the Compensation Committee or the Board of Directors as of the date hereof for grant to employees or (iii) options and RSUs issued to members of the Board of Directors pursuant to the Director Stock Plans.

(d) merge or consolidate with any other Person or, other than in the ordinary course of business consistent with past practice and in accordance with the 2007 Budget, acquire an amount of assets or equity of any other Person in excess of $25,000,000;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien or otherwise surrender, relinquish or dispose of any assets, property or rights (including, without limitation, capital stock of a Subsidiary of the Company) except (i) pursuant to existing written contracts or commitments, (ii) sales of network capacity in the ordinary course, consistent with past practice, (iii) sales of assets listed in Section 5.01(e) of the Company Disclosure Letter or (iv) in an amount not in excess of $25,000,000 individually or in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments (other than investments in the ordinary course of business consistent with past practice in wholly-owned Subsidiaries of the Company existing on the date hereof) in, any Person other than (x) pursuant to any contract or other legal obligation existing at the date of this Agreement, or (y) advances to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing in existence as of the date of this Agreement (including borrowings in the ordinary course of business consistent with past practices, under credit facilities of the Company or any of its Subsidiaries in existence as of the date of this Agreement), or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in the Company’s first quarter 2007 budget forecast by more than 10%;

(g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by applicable Law or an existing agreement or plan identified in Section 3.08(a) of the Company Disclosure Letter;

(h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, and in the aggregate not to exceed the amounts used in determining the 2007 Budget by more than 5%;

(i) other than in the ordinary course of business consistent with past practice, enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any Senior Officer, or any change of control, severance, consulting, retention or employment plan, program or arrangement;

(j) other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy material to the Business of the Company and its Subsidiaries, taken as a whole (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(j)) or that, individually or in the aggregate, are not material to the Business or the Company and its Subsidiaries, taken as a whole;

(k) other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed material election relating to Taxes or consent to any extension of the limitations period applicable to any material Tax claim or assessment, (ii) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability or (iii) change any material method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

(l) enter into any extraordinary transaction that would result in a material reduction of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity or the RNS Restricted Payment Capacity;

(m) enter into or renew or extend any agreements or arrangements that limit materially or otherwise materially restrict the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(n) materially change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or a change in applicable Law;

(o) other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q) take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VI not being satisfied or (ii) materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(r) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary herein, any action taken by either of Charles F. Dolan or James L. Dolan (or at either of such individual’s express direction) will not be deemed actions of the Company for purposes of this Section 5.01.

Section 5.02  Notification of Certain Matters.

(a) The Company shall give prompt notice to Family LLC, and Family LLC shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or CVC MergerCo or Family LLC, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties or agreements of the Parties or the conditions to the performance by the Parties hereunder.

(b) From the date hereof through the Closing, Family LLC shall notify the Company if it or any of its Affiliates (other than the Company) engages in material negotiations, agrees in principle or executes any agreement pursuant to which at least 20.1% of the consolidated assets of the Surviving Corporation would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, including by way of merger, sale of equity securities or otherwise.

Section 5.03  Indemnification; Directors’ and Officers’ Insurance.

(a) Family LLC and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Constituent Documents of the Company or any of such Subsidiaries, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Time, the Constituent Documents of the Surviving Corporation and the Constituent Documents of its Subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the Constituent Documents of the Surviving Corporation’s Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring prior to the Effective Time. Family LLC and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any of its Subsidiaries, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.

(b) The Surviving Corporation shall obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that (i) in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(b) any amount per annum in excess of 200% of the aggregate premiums currently paid or payable by the Company in 2007 (on an annualized basis) for such purpose (the “Cap”), and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.03. The Surviving Corporation shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.03. The provisions of this Section 5.03 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this

Section 5.03 shall be in addition to, and not a limitation of, any other rights such Indemnified Person may have under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise, and nothing in this Section 5.03 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

Section 5.04  Access and Information.  The Company shall afford to Family LLC and its representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including, without limitation, tax returns and work papers of the Company’s independent auditors), facilities, personnel, management reports and to such other information as Family LLC shall reasonably request, including, without limitation, all material information regarding the amount and calculation of each of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity and the RNS Restricted Payment Capacity, and all related worksheets and other materials with respect to such matters. All information obtained by Family LLC pursuant to this Section 5.04 shall continue to be governed by the Confidentiality Agreement.

Section 5.05  Publicity.  Family LLC and the Special Committee have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Law or any listing agreement with a national securities exchange to which the Company is a party (provided that, in any such event, the Company shall provide Family LLC a reasonable opportunity to review and comment on such public announcement).

Section 5.06  Reasonable Best Efforts; Financing.

(a) Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using its reasonable best efforts to (i) obtain all necessary Consents from other parties to material agreements, leases and other contracts, including those set forth in Section 3.04 of the Company Disclosure Schedule, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (ii) obtain all necessary Consents from Governmental Entities as are required to be obtained under any applicable Law, (iii) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect any necessary registrations and filings and submissions of information requested by Governmental Entities, including, without limitation, those contemplated by or required in connection with the performance of the obligations contained in Section 1.09, (v) complete the transactions contemplated by the Commitment Letter, including, without limitation, (w) providing all information reasonably requested by the Lenders in connection with the arrangement of such financing, (x) participating in due diligence sessions, management presentations, road show presentations, drafting sessions, syndication meetings and meetings with ratings agencies, (y) preparing such audited and unaudited financial statements (including those required by the SEC), offering, private placement and syndication memoranda, prospectuses and similar documents, and providing such financial and other information, necessary for the consummation of such financing within the time periods required by the Commitment Letter and (z) assisting in the preparation of, and executing and delivering in a timely manner, underwriting, purchase, placement, credit, indemnification, registration rights and other definitive financing agreements and other certificates and documents, including, without limitation, solvency certificates, comfort letters, officers’ certificates demonstrating compliance with restrictive covenants in the CVC Indentures, the CSC Indentures and the RNS Indentures, consents, pledge and security documents and perfection certificates, as may be reasonably requested in connection with the foregoing (the information and cooperation described in this clause (v), the “Required Information and Cooperation”), and (vi) fulfill all other conditions to this Agreement.

(b) Family LLC shall use its reasonable best efforts to arrange the financing contemplated by the Commitment Letter and may, in its sole discretion, replace, amend, modify, supplement or restate the Commitment Letter so long as the effect of doing so would not reasonably be expected to materially adversely impact the ability of Family LLC to consummate the transactions contemplated hereby. At the request of Family LLC, the Company shall, and shall cause its Subsidiaries to, take, solely under the direction and control of Family LLC, all action necessary or desirable in connection with the transactions contemplated by the Commitment Letter or such other financing transactions on terms and conditions no less favorable than those in the Commitment Letter as Family LLC may agree to in its sole discretion (subject to the foregoing sentence) or as may be required by Section 5.06(e) (collectively, the “Financing Transactions”), including, without limitation, being, and causing its Subsidiaries to be, issuers, borrowers and co-obligors in the Financing Transactions. The Company shall not, and shall cause its Subsidiaries not to, close or agree to close on any of the Financing Transactions other than pursuant to instructions from Family LLC.

(c) In the event that (i) any portion of the financing contemplated by the Commitment Letter that is structured as high yield financing has not been consummated, (ii) all closing conditions contained in Article VI shall have been satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing), and (iii) the Interim Loans (as defined in the Commitment Letter) are available on the terms and conditions described in the Commitment Letter, then Family LLC shall instruct the Company and its Subsidiaries to borrow under and use the proceeds of the Interim Loans in lieu of the proceeds that would have been obtained from such affected portion of the high yield financing no later than the last day of the Marketing Period or, if earlier, the Termination Date. For purposes of this Agreement, the “Marketing Period” shall mean a period of 30 days beginning after the date on which on all of the closing conditions contained in Article VI have been satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing) throughout which (x) Family LLC has all of the Required Information and Cooperation and (y) the conditions contained in Article VI continue to be satisfied or waived (other than Section 6.01(g) and any conditions that by their nature will not be satisfied until the Closing); provided that (A) the Marketing Period shall not be deemed to have commenced or occurred if, prior to the completion of the Marketing Period, any applicable auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information and Cooperation or the SEC Reports, and (B) if the Marketing Period would end during the period from August 20, 2007 through September 3, 2007, or the period from December 17, 2007 through January 1, 2008, the Marketing Period shall commence no earlier than September 3, 2007 or January 2, 2008, respectively.

(d) It is understood and agreed that Family LLC and the Company will both participate in the negotiation of the Financing Transactions (including but not limited to the negotiation of definitive financing documentation), with Family LLC having ultimate approval and control with respect to such matters, and that counsel for Family LLC will be primarily responsible for the negotiation of the terms of all definitive financing documentation; provided that, notwithstanding anything in this Section 5.06 to the contrary, the Company shall not be obligated to execute any definitive financing documentation if to do so, or to make borrowings thereunder, would be a violation of applicable law, and Family LLC and CVC MergerCo shall not be obligated to attempt to obtain financing if the execution of the related definitive documentation, or any borrowings thereunder, would be a violation of applicable law.

(e) If any portion of the financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions contemplated by the Commitment Letter (including, without limitation, as a result of the insufficiency of the CVC Restricted Payment Capacity, the CSC Restricted Payment Capacity or the RNS Restricted Payment Capacity), Family LLC shall use its reasonable best efforts to arrange for alternative financing in an amount sufficient to replace such portion of the financing contemplated by the Commitment Letter and the Company shall provide all reasonable assistance to Family LLC in connection therewith; provided that Family LLC shall be under no obligation to arrange for such alternative financing if (i) the terms and conditions thereof are materially less favorable to Family LLC or the Company than the terms and conditions contemplated by the Commitment Letter or (ii) such portion of the financing contemplated by the Commitment Letter has become unavailable as a result of the failure of the Company or any of is Subsidiaries to comply in any material respect with its obligations under this Agreement. Family LLC shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing Transactions and, upon the Company’s request, provide copies of all documents related thereto to the Company.

Section 5.07  No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to (and shall use its reasonable best efforts to cause such Persons not to), directly or indirectly (i) initiate, induce, solicit, facilitate or encourage any inquiry or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval and Minority Approval, the Company may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):

(x) furnish information or data with respect to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions not materially less restrictive than those contained in the Confidentiality Agreement, provided that (I) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Family LLC pursuant to Section 5.07(b), and (II) that all such information provided to such Person has previously been provided to Family LLC or is provided to Family LLC prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would reasonably be expected to constitute a breach of its fiduciary duties to the Public Stockholders under applicable Law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of its Subsidiaries whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.07 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by, or at the express direction of, Charles F. Dolan or James L. Dolan constitute a violation by the Company of this Section 5.07. Nothing contained in this Section 5.07 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.07.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide notice to Family LLC of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including, without limitation, any amendments or modifications thereto). The Company shall keep Family LLC informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof, and promptly provide Family LLC with copies of all written or e-mail correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions of such Takeover Proposal. Notwithstanding the foregoing, if any Takeover Proposal or inquiry is made, or any other information with respect to such Takeover Proposal or inquiry is provided, solely to Charles F. Dolan or James L. Dolan, the Company shall have no obligations to Family LLC under this Section 5.07(b) with respect to such Takeover Proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such Takeover Proposal, inquiry or other information.

(c) Neither the Board of Directors nor any committee thereof (including, without limitation, the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval or Minority Approval, the Special Committee may, subject to Section 5.7(d), in response to a Superior Proposal or an Intervening Event, effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger (it being understood and agreed that the condition contained in Section 6.01(b), as well as all of the other provisions of Article VI, shall continue to be conditions to the Parties obligations to consummate the transactions contemplated hereby to the extent set forth in Article VI).

(d) No Change in the Company Recommendation shall change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement. The Special Committee shall not effect a Change in the Company Recommendation pursuant to Section 5.07(c) unless the Company has (x) provided written notice to Family LLC (a “Notice of Superior Proposal or Intervening Event”) advising Family LLC that the Special Committee has received a Superior Proposal or an Intervening Event has occurred, which notice shall, in the case of a Superior Proposal, specify the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal or, in the case of an Intervening Event, describe such event and its effect on the Company in reasonable detail, (y) negotiated during the four Business Day period following Family LLC’s receipt of the Notice of Superior Proposal or Intervening Event in good faith with Family LLC (to the extent Family LLC wishes to negotiate) to enable Family LLC to make a proposal that renders the Superior Proposal no longer a Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be, and (z) determined in good faith, after consultation with its financial advisors of nationally recognized reputation, that any such proposal from Family LLC is not as favorable to the Public Stockholders as such Superior Proposal and does not obviate the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be.

(e) Nothing contained in this Section 5.07 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, provided, however that neither the Board of Directors nor any committee thereof shall, except as expressly permitted by Section 5.07(c), effect a Change in the Company Recommendation.

(f) For purposes of this Agreement:

“Intervening Event” means an event, fact, circumstance or development, unknown to the Special Committee as of the date hereof, which becomes known prior to the Company Stockholder Approval and Minority Approval.

‘‘Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company (any of the foregoing, a “Business Combination Transaction”) with any Person other than Family LLC or any Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including, without limitation, the issuance by the Company of more than 20% of any class of its equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the outstanding shares of Class A Stock or (ii) at least 66% of the consolidated assets of the Company and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and financial advisors of nationally recognized reputation, would result in a transaction that (A) if consummated, would be more favorable to the Public Stockholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and of this Agreement (including, without limitation, any proposal by Family LLC to amend the terms of this Agreement), and (B) is reasonably capable of being consummated on the terms so proposed, without significant incremental delay or cost, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.08  Stockholder Litigation.  The Company shall give Family LLC the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Family LLC, not to be unreasonably withheld, conditioned or delayed.

Section 5.09  Solvency Opinion.  The Company and Family LLC shall use their reasonable best efforts to retain an appraisal or valuation firm for purposes of obtaining from such firm its opinion as to whether each of the Company and each of its Subsidiaries that is contemplated to make a distribution in connection with the transactions contemplated by the Commitment Letter will (i) in the case of any such Person that is a corporation, have at the Closing sufficient surplus under Delaware law out of which to make such distribution, (ii) in the case any such Person that is a limited liability company, after giving effect to the transactions contemplated by the Commitment Letter, have at the Closing assets the fair market value of which exceeds its liabilities and (iii) in the case of all such Persons, after giving effect to the transactions contemplated by the Commitment Letter, (x) be able to pay its debts as they come due, (y) have assets the fair value and present fair salable value of which exceed its stated liabilities and identified contingent liabilities and (z) have remaining capital that is not unreasonably small for the business in which such Person is engaged and proposed to be engaged (a favorable opinion from such firm with respect to each of the foregoing, the “Solvency Opinion”).

ARTICLE VI

CONDITIONS

Section 6.01  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver (by mutual written consent of the Parties) at or prior to the Closing of each of the following conditions:

(a)  Stockholder Approval; Charter Amendment.  The Company Stockholder Approval shall have been obtained and the Charter Amendment shall have become effective.

(b)  Minority Approval.  The Minority Approval shall have been obtained.

(c)  Regulatory Approval.  The waiting period (and any extension thereof) applicable to the transactions contemplated by the Exchange Agreement under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated.

(d)  Proxy Statement.  No orders suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.

(e)  No Order.  No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(f)  Solvency Opinion.  The Company shall have received the Solvency Opinion.

(g)  Financing.  The Company and certain of its Affiliates shall have received the funding from the Financing Transactions, which, together with cash held by the Company and its Subsidiaries at the Closing, is sufficient to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the transactions contemplated hereby.

Section 6.02  Conditions to Obligation of Family LLC and CVC MergerCo.  The obligations of Family LLC and CVC MergerCo to effect the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver by Family LLC, at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation or warranty speaks as of another date), except where the failure of any such representation or warranty to be true and correct as so made, individually or in the aggregate with all other such failures, has had or would reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.02 and 3.03 shall be true in all respects (except, with respect to Section 3.02, for any de minimis failure of the representations and warranties contained therein to be true and correct). Family LLC shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).

(b)  Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Family LLC shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).

(c)  No Material Adverse Change.  Since January 1, 2007, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)  No Litigation.  There shall not be pending any suit, action or proceeding by any Governmental Entity or other Person (other than any suit, action or proceeding by any stockholder of the Company challenging the fairness of the transactions contemplated hereby or alleging a breach of the fiduciary duties of the members of the Board of Directors in connection herewith), in each case that has a reasonable likelihood of success as reasonably determined by Family LLC (provided that, in the case of any of the foregoing brought by any Person other than a Governmental Entity, the Company shall have reasonably agreed with such determination), challenging or seeking to restrain or prohibit any of the transactions contemplated hereby.

(e)  Tax Certification.  Family LLC shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the date of the Closing) a “United States real property holding corporation” within the meaning of Section 897 (c)(2) of the Code.

(f)  Dissenting Shares.  The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Class A Stock immediately prior to the filing of the Merger Certificate.

(g)  Third-Party Consents.  Each of the Consents required to be listed in Section 3.04(a) and (b) of the Company Disclosure Letter shall have been made or obtained, unless the failure to obtain such Consent would, individually or in the aggregate, not be reasonably expected to have a Material Adverse Effect; provided that each of the Consents listed on Section 6.02(g) of the Company Disclosure Letter shall have been obtained.

(h)  Ancillary Agreements.  The Company shall have duly executed and delivered to Family LLC a copy of each Ancillary Agreement to which it is party, each of which shall be in full force and effect.

Section 6.03  Conditions to Obligations of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction or waiver by the Company at or prior to the Closing, of the following additional conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of CVC MergerCo and Family LLC set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty speaks as of another date), except where the failure of any such representation and warranty to be true and correct as so made does not, individually or in the aggregate with all such failures, has had or could reasonably be expected to have a Family Material Adverse Effect, provided that the representations and warranties of Family LLC in Section 4.02 shall be true in all material respects. The Company shall have received a certificate of Charles F. Dolan or James L. Dolan to such effect (without any personal liability to such executive officer).

(b)  Performance of Obligations of CVC MergerCo and Family LLC.  Each of CVC MergerCo and Family LLC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing and the Company shall have received a certificate of the managing member or an executive officer of Family LLC to such effect (without any personal liability to such executive officer).

(c)  Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each party thereto other than the Company and shall be in full force and effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Family LLC and the Company (acting at the direction of the Special Committee);

(b) by either Family LLC or the Company (with the prior approval of the Special Committee), if:

(i) the Merger shall not have been consummated by March 31, 2008 (such date, the “Termination Date”), provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of the failure of the Merger to be consummated by such time;

(ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii) the Company Stockholder Approval and the Minority Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has not complied in all material respects with its obligations under Section 5.07;

(c) by Family LLC, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Termination Date, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b); or

(ii) a Change in the Company Recommendation shall have occurred;

(d) by the Company if CVC MergerCo or Family LLC shall have breached or failed to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CVC MergerCo or Family LLC, as the case may be, prior to the Termination Date or is not cured by the Termination Date and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b).

Section 7.02  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement.

Section 7.03  Expenses.  All Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that (i) Expenses associated with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, the solicitation of stockholder approvals and the Solvency Opinion shall be borne by the Company, and (ii) each of the Company and Family LLC shall pay one-half of any filing fees required to be paid in connection with any filing made under the HSR Act in connection with the transactions contemplated hereby.

Section 7.04  Amendment; Company Action.  This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Family LLC; provided, however, that following the Company Stockholder Approval and Minority Approval at the Company Stockholders Meeting, if applicable, no amendment may be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or CVC MergerCo without such further approval or authorization. From and after the date hereof, the Board of Directors shall act solely through the Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.05  Extension and Waiver.  At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:

(a) the Special Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of CVC MergerCo and Family LLC, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by CVC MergerCo or Family LLC pursuant hereto or (iii) waive compliance by CVC MergerCo or Family LLC with any of the agreements or with any conditions to the Company’s obligations.

(b) Family LLC may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or with any conditions to CVC MergerCo or Family LLC’s obligations.

(c) Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Article VIII shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. Upon any termination of this Agreement, the Guarantee shall terminate to the extent provided therein.

Section 8.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a) If to Family LLC or CVC MergerCo:

c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-1186
Attention: Brian G. Sweeney

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 909-6836
Attention: Richard D. Bohm

(b) If to the Company or the Special Transaction Committee:

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-2577
Attention: Victoria D. Salhus

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telecopier: (212) 728-9261
Attention: Daniel D. Rubino

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopier: (212) 558-3588
Attention: John P. Mead

Section 8.03  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.02 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 8.04  Entire Agreement; Assignment.  This Agreement (together with the Exhibits hereto and the Disclosure Letters), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that Family LLC may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Family LLC without the consent of the Company, but no such assignment shall relieve Family LLC of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.05  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.06  Headings.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that after the Effective Time the Public Stockholders shall be express third-party beneficiaries of the provisions of Section 1.07 and 2.02 to the extent such provisions obligate the Company to make payments to the Public Stockholders of the Merger Consideration and for no other purpose.

Section 8.08  Remedies.

(a) The Parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

(b) The Parties hereto further agree that (i) the current, former and prospective members of Family LLC and their respective Affiliates (other than Family LLC and CVC MergerCo) are not Parties to this Agreement, (ii) the Company shall not have any right to cause any monies or other assets to be contributed to Family LLC or CVC MergerCo by any current, former or prospective holder of membership interests in Family LLC or any of their respective Affiliates, trustees or beneficiaries, and (iii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective holder of membership interests in Family LLC or any Affiliate, trustee or beneficiary thereof (other than CVC MergerCo). Neither Family LLC nor CVC MergerCo shall have any liability to the Company in respect of any claims for monetary damages that the Company may bring against Family LLC and/or CVC MergerCo pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Family LLC or CVC MergerCo, in excess of $300,000,000 (the “Family Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Family Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Family Liability Cap to be exceeded. No Party shall be liable to any other Party hereunder for monetary damages except for a material breach of this Agreement.

Section 8.09  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.10  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11  Definitions.  As used in this Agreement:

“2007 Budget” means the budget of the Company for fiscal year 2007 as approved by the Board of Directors on December 19, 2006, as updated by the first quarter forecast.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Ancillary Agreements” means the Voting Agreement, the Exchange Agreement, the Guarantee, and any other agreements contemplated by this Agreement or the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business” means the business and operations of the Company and its Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Charter Amendment” means an amendment to the certificate of incorporation of the Company, substantially in the form of Exhibit G.

“Company Benefit Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, and each employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former stockholder, officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Person, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.

“Company Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 12, 2006, between Charles F. Dolan, James L. Dolan and the Company.

“Consents” means consents, approvals, waivers, authorizations, permits, filings or notifications.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the by-laws of such entity or any similar charter or other organizations documents of such entity.

“CSC” means CSC Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“CSC Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable CSC Indenture) that would be permitted as of such time by the most restrictive of the CSC Indentures.

“CVC Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable CVC Indenture) that would be permitted as of such time by the most restrictive of the CVC Indentures.

“DGCL” means the General Corporation Law of the State of Delaware.

“Equity Award Price Per Share” means the greater of (A) the Merger Consideration and (B) the highest fair market value per share of Class A Stock during the ninety-day period ending on the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means shares of Company Stock held by the Family Stockholders, Family LLC, any Subsidiary of Family LLC, the Company or any wholly-owned Subsidiary of the Company or held in the Company’s treasury.

“Expenses” of a Person means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Franchise Agreements” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Entity that are necessary or required to operate cable television services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company or would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions that does not disproportionately affect the Company or any Company Subsidiary, (B) any adverse effect arising from any action taken by the Company to comply with its obligations under this Agreement, (C) any adverse effect that results from any change in the Laws governing the Company’s Franchise Agreements, (D) any adverse effect that results from the matter set forth on Section 8.11 of the Company Disclosure Letter and (E) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company’s Subsidiaries operates that does not disproportionately affect the Company or any Company Subsidiary relative to the other participants in the industry or industry sectors in which the Company or such Company Subsidiary operates.

“NYSE” means The New York Stock Exchange.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Subsidiary.

“Other Dolan Entities” means Dolan Family LLC, the Charles F. Dolan Charitable Remainder Trust, the Dolan Family Foundation, the Marissa Waller 1989 Trust and the Dolan Children’s Foundation.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

“Restricted Shares” means shares of Class A Stock issued under the Stock Plans, which remain subject to vesting requirements under the applicable Stock Plan and award agreement as of the Closing.

“RNS” means Rainbow National Services, LLC, a Delaware limited liability company.

“RNS Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the applicable RNS Indenture) that would be permitted as of such time by the most restrictive of the RNS Indentures.

“SEC” means the United States Securities and Exchange Commission.

“Senior Officer” means any “executive officer” of the Company, as that term is defined in Rule 3b-7 of the Exchange Act.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements, schedules and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTRAL PARK HOLDING COMPANY, LLC

By:	/s/ CHARLES F. DOLAN
Name: Charles F. Dolan

Title:	President

CENTRAL PARK MERGER SUB, INC.

By:	/s/ CHARLES F. DOLAN
Name: Charles F. Dolan

Title:	President

CABLEVISION SYSTEMS CORPORATION

By:	/s/ MICHAEL P. HUSEBY
Name: Michael P. Huseby

Title:	Executive Vice President and
Chief Financial Officer

Exhibit A

Family Stockholders
Charles F. Dolan
James F. Dolan
Patrick F. Dolan
Thomas C. Dolan
Kathleen M. Dolan
Deborah A. Dolan-Sweeney
Marianne Dolan Weber
Dolan Grandchildren Trust
DC James Trust
DC Patrick Trust
DC Thomas Trust
DC Kathleen Trust
DC Deborah Trust
DC Marianne Trust
CFD Trust No. 1
CFD Trust No. 2
CFD Trust No. 3
CFD Trust No. 4
CFD Trust No. 5
CFD Trust No. 6
Tara Dolan 1989 Trust
Charles Dolan 1989 Trust
Ryan Dolan 1989 Trust
Charles F. Dolan 2001 Family Trust

EXECUTION COPY

Exhibit B

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of May 2, 2007, among Central Park Holding Company, LLC, a Delaware limited liability company (“Family LLC”), and the stockholders (“Stockholders”) of Cablevision Systems Corporation (the “Company”) listed on Annex A attached hereto.

WHEREAS, concurrently with the execution and delivery of this Agreement, Family LLC, Central Park Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Family LLC (“MergerCo”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, with the Company surviving as a wholly-owned subsidiary of Family LLC (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, that number of shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Stock”) and that number of shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Stock” and together with Class A Stock, “Common Stock”), set forth opposite such Stockholder’s name on Annex A hereto;

WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time (i) each Stockholder desires to exchange that number of shares of Common Stock set forth opposite such Stockholder’s name on Annex A hereto (such Stockholder’s “Rollover Shares”), and (ii) Family LLC desires to issue to such Stockholder, in exchange (the “Exchange”) for such Rollover Shares, limited liability company interests in Family LLC (“Family LLC Units”) as set forth opposite each Stockholder’s name on Annex A hereto.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.  Share Exchange.

(a) Immediately prior to the Effective Time (as defined in the Merger Agreement), each Stockholder will assign, transfer, convey and deliver such Stockholder’s Rollover Shares to Family LLC and, in exchange for such Rollover Shares, Family LLC shall issue and deliver to such Stockholder the number of Family LLC Units set forth opposite such Stockholder’s name on Annex A. If any Rollover Shares are held in “street name” by the Stockholder, such Stockholder agrees to arrange for appropriate transfer to Family LLC hereunder.

(b) In the event that the Exchange is consummated but the Merger Agreement is terminated in accordance with its terms, then the Exchange will be void ab initio and deemed not to have occurred and each Stockholder will deliver to Family LLC the number of Family LLC Units received by such Stockholder pursuant to paragraph (a) of this Section 1 and Family LLC will deliver to each Stockholder the Rollover Shares previously delivered by such Stockholder to Family LLC.

2.  Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Exchange Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately prior to the Closing (as defined in the Merger Agreement).

(b) At the Exchange Closing, each Stockholder will deliver to Family LLC stock certificates duly endorsed for transfer to Family LLC, or accompanied by stock powers duly endorsed in blank, and representing each such Stockholder’s Rollover Shares, and Family LLC will reflect on its books and records such Stockholder’s ownership of the number of Family LLC Units set forth opposite such Stockholder’s name on Annex A.

3.  Representations and Warranties of the Investors.  Each Stockholder represents and warrants, severally but not jointly, as follows:

(a)  Binding Agreement.  Each Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)  Ownership of Shares.  Such Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole or shared power to vote and dispose of the number of shares of Common Stock set forth opposite such Stockholder’s name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of this Agreement, any margin loan, any agreement among the Stockholders or pursuant to applicable law. Except as provided for in this Agreement, there are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any of such shares.

(c)  No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Rollover Shares, or (b) require any material consent, authorization or approval of any person, entity or governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Stockholder or such Stockholder’s Rollover Shares.

(d)  Accredited Investor.  Such Stockholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(e)  Investor’s Experience.  (A) Such Stockholder’s financial situation is such that the Stockholder can afford to bear the economic risk of holding the Family LLC Units to be received by such Stockholder, (B) such Stockholder can afford to suffer complete loss of his investment in such Family LLC Units, and (C) such Stockholder’s knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder’s investment in such Family LLC Units.

(f)  Investment Intent.  Such Stockholder is acquiring Family LLC Units solely for the Stockholder’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Stockholder agrees that the Stockholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Family LLC Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Family LLC Units), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any other agreement entered into among the Stockholders.

4.  Conditions Precedent.  The obligations of each Stockholder to consummate the transactions contemplated hereby are subject to the conditions set forth in Article VI of the Merger Agreement being satisfied or waived by the Company or Family LLC, as the case may be.

5.  Certain Approvals.  Family LLC shall not agree to any material amendment to the Merger Agreement, including, without limitation, any increase in the Merger Consideration (as defined in the Merger Agreement), or the Commitment Letter (as defined in the Merger Agreement) without the consent of the holders of two-thirds of the aggregate number of shares of Common Stock set forth on Schedule A.

6.  Operating Agreement.  Simultaneously with the Closing (as defined in the Merger Agreement), the Stockholders, including Charles F. Dolan in his capacity as a Stockholder and the sole member of Family LLC, shall enter into an Amended and Restated Limited Liability Company Agreement of Family LLC, substantially on the terms contained in Annex B hereto.

7.  Miscellaneous.

(a)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to any Stockholder at the address of such Stockholder set forth on Annex A (or at such other address as shall be specified by such Stockholder by like notice) and to Family LLC at the following addresses or at such other address as shall be specified by Family LLC by like notice:

to:

Central Park Holding Company, LLC
c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-1186
Attention: Brian G. Sweeney

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 909-6836
Attention: Richard D. Bohm

(b)  Binding Effect; Benefits.  This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party will have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

(c)  Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

(d)  Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Stockholder without the prior written consent of Family LLC.

(e)  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7(a) of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(f)  Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(g)  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(h)  Waiver.  Any party to this Agreement may waive any condition to their obligations contained herein.

(i)  Termination.  This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger pursuant to the Merger Agreement. Termination will not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTRAL PARK HOLDING COMPANY, LLC

By:	/s/ Charles F. Dolan
Name: Charles F. Dolan
Title: President

/s/  Charles F. Dolan
Charles F. Dolan

/s/  James L. Dolan
James L. Dolan

/s/  Thomas C. Dolan
Thomas C. Dolan

/s/  Patrick F. Dolan
Patrick F. Dolan

/s/  Deborah A. Dolan-Sweeney
Deborah A. Dolan-Sweeney

/s/  Marianne Dolan Weber
Marianne Dolan Weber

/s/  Kathleen Dolan
Kathleen Dolan, individually and as a Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust, the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6 and as Trustee of the Charles Dolan 1989 Trust, the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

/s/  Paul J. Dolan
Paul J. Dolan, not individually, but solely as a Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Kathleen Trust, the CFD Trust No. 1 and the CFD Trust No. 6

/s/  Mary S. Dolan
Mary S. Dolan, not individually, but solely as a Trustee of the DC Deborah Trust, the DC Patrick Trust, the CFD Trust No. 2 and the CFD Trust No. 4

/s/  Matthew J. Dolan
Matthew J. Dolan, not individually, but solely as a Trustee of the DC Marianne Trust, the DC Thomas Trust, the CFD Trust No. 3 and the CFD Trust
No. 5

/s/  Lawrence J. Dolan
Lawrence J. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

/s/  David M. Dolan
David M. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

Exhibit C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 2, 2007, is entered into by and among Cablevision Systems Corporation, a Delaware corporation (“CVC”), and each of the stockholders of CVC listed on Annex A hereto (each a “Stockholder” and collectively, the ‘‘Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Central Park Holding Company, LLC, a Delaware limited liability company (“Parent”), Central Park Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), and CVC are entering into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into CVC, with CVC surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, the number of shares of Class A common stock of CVC (the “Class A Shares”) and shares of Class B common stock of CVC (the “Class B Shares” and together with the Class A Shares, the “Shares”) set forth opposite such Stockholder’s name on Annex A hereto;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CVC has required that each of the Stockholders agree, and each of the Stockholders is willing to agree, to the matters set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.  Voting of Shares.

1.1  Voting Agreement.  From the date hereof, and until the termination of this Agreement pursuant to Section 5, each Stockholder hereby agrees to vote (or cause to be voted) all of its Shares, at any annual, special or other meeting of the stockholders of CVC, and at any adjournment or adjournments or postponement thereof, or pursuant to any consent in lieu of a meeting or otherwise, which such Stockholder has the right to so vote in favor of the approval of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof, including the adoption of the Charter Amendment (as defined in the Merger Agreement).

1.2  Irrevocable Proxy.  Each Stockholder constitutes and appoints CVC and each of Charles F. Dolan and James L. Dolan, from and after the date hereof until the earlier to occur of the Effective Time (as defined in the Merger Agreement) and the termination of this Agreement pursuant to Section 5 (at which point such constitution and appointment shall automatically be revoked), as such Stockholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Shares at any annual, special or other meeting of the stockholders of CVC, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the stockholders of CVC, on the matters and in the manner specified in Section 1.1. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 1.1, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 1.1. All authority herein conferred or agreed to be conferred by any Stockholder shall survive the death or incapacity of such Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. It is agreed that CVC will not use the Irrevocable Proxy granted by any Stockholder unless such Stockholder fails to comply with Section 1.1 and that, to the extent CVC uses any such Irrevocable Proxy, it will only vote the Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 1.1.

1.3  Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

1.4  Stop Transfer.  Each Stockholder agrees that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing such Stockholder’s Shares, unless such Transfer (as defined below) is made in compliance with this Agreement.

2.  Representations and Warranties of Each Stockholder.

Each Stockholder, severally, as to itself, represents and warrants to CVC as follows:

2.1  Binding Agreement.  Such Stockholder has the capacity or trust power, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

2.2  No Conflict.  Neither the execution and delivery of this Agreement, the consummation by such Stockholder of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Shares, (b) require any consent, authorization or approval of any Person or (c) violate or conflict with any law, writ, injunction or decree applicable to such Stockholder or such Stockholder’s Shares.

2.3  Ownership of Shares.  Such Stockholder is the owner of the number of Shares set forth opposite such Stockholder’s name on Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except, in each case, as may exist by reason of this Agreement, in connection with any margin loan, pursuant to applicable law or under the Stockholders Agreement, dated as of March 19, 2004, as amended, by and among each of the holders of Cablevision NY Group Class B common stock of CVC listed on Schedule A thereto.

3.  Transfer and Other Restrictions.

Until the termination of this Agreement pursuant to Section 5:

3.1  Certain Prohibited Transfers.  Each Stockholder agrees not to, except as provided for in the Exchange Agreement (as defined in the Merger Agreement),

(a) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (each a “Transfer”), any of its Shares or any interest contained therein, other than pursuant to this Agreement;

(b) with respect to any of its Shares, grant any proxy or power of attorney or enter into any voting agreement or other arrangement relating to the matters covered by Section 1.1, other than this Agreement; or

(c) deposit any of its Shares into a voting trust;

provided that, notwithstanding the foregoing, the Stockholders, in the aggregate, shall be entitled to Transfer up to 250,000 Shares between the date hereof and the Closing.

3.2  Additional Shares.  Without limiting any provisions of the Merger Agreement, in the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of CVC on, of or affecting any Stockholder’s Shares, then the terms of this Agreement shall apply to the shares of capital stock or other such securities of CVC held by such Stockholder immediately following the effectiveness of such event.

4.  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

5.  Termination.  This Agreement shall terminate on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) a written agreement between CVC and any Stockholder to terminate this Agreement, provided that any such termination shall be effective only with respect to such Stockholder and (c) the consummation of the transactions contemplated by the Merger Agreement. The termination of this Agreement in accordance with this Section 5 shall not relieve any party from liability for any willful breach of its obligations hereunder committed prior to such termination.

6.  Survival.  The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement, provided, however, that no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement.

7.  Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to CVC, to:

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier:
Attention:

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telecopier: (212) 728-9261
Attention: Daniel D. Rubino

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopier: (212) 558-3588
Attention: John P. Mead

If to any Stockholder, to the address of such Stockholder set forth opposite such Stockholder’s name on Annex A hereto, with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Richard D. Bohm
Fax: (212) 909-6836
Email: rdbohm@debevoise.com

8.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.  Amendment; Release.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement between CVC and any Stockholder, provided that any such modification, amendment, alteration or supplement shall be effective only with respect to such Stockholder; and provided further that no such written agreement shall be binding on CVC unless approved by the Special Committee (as defined in the Merger Agreement).

10.  Successors and Assigns.

10.1 This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of CVC and each Stockholder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

10.2 Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, other than any Shares transferred in accordance with Section 3.1.

11.  Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.  Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

13.  Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

15.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of CVC and each Stockholder, on the day and year first written above.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ Michael P Huseby
Name: Michael P. Huseby

Title:	Executive Vice President and
Chief Financial Officer

STOCKHOLDERS:

/s/  Charles F. Dolan
Charles F. Dolan

/s/  James L. Dolan
James L. Dolan

/s/  Thomas C. Dolan
Thomas C. Dolan

/s/  Patrick F. Dolan
Patrick F. Dolan

/s/  Deborah A. Dolan-Sweeney
Deborah A. Dolan-Sweeney

/s/  Marianne Dolan Weber
Marianne Dolan Weber

/s/  Kathleen Dolan
Kathleen Dolan, individually and as a Trustee of
the Dolan Grandchildren Trust, the DC James Trust, the DC Thomas Trust, the DC Patrick Trust, the DC Kathleen Trust, the DC Marianne Trust, the DC Deborah Trust, the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6 and as Trustee of the Charles Dolan 1989 Trust, the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

/s/  Paul J. Dolan
Paul J. Dolan, not individually, but solely as a Trustee of the Dolan Grandchildren Trust, the DC James Trust, the DC Kathleen Trust, the CFD Trust No. 1 and the CFD Trust No. 6

/s/  Mary S. Dolan
Mary S. Dolan, not individually, but solely as a Trustee of the DC Deborah Trust, the DC Patrick Trust, the CFD Trust No. 2 and the CFD Trust No. 4

/s/  Matthew J. Dolan
Matthew J. Dolan, not individually, but solely as a Trustee of the DC Marianne Trust, the DC Thomas Trust, the CFD Trust No. 3 and the CFD Trust No. 5

/s/  Lawrence J. Dolan
Lawrence J. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

/s/  David M. Dolan
David M. Dolan, not individually, but solely as a Trustee of the Charles F. Dolan 2001 Family Trust

Exhibit D

GUARANTEE

Guarantee, dated as of May 2, 2007 (this “Guarantee”), by Charles F. Dolan and James L. Dolan (each a “Guarantor” and collectively, the “Guarantors”) in favor of Cablevision Systems Corporation (the “Guaranteed Party”).

1.  GUARANTEE.  To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), among Central Park Holding Company, LLC, a Delaware limited liability company (“Family LLC”), Central Park Merger Sub, Inc., a Delaware corporation (“MergerCo”, and together with Family LLC, “Buyers”) and the Guaranteed Party, pursuant to which Family LLC will acquire 100% of the outstanding common stock of the Guaranteed Party through the merger of MergerCo with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving corporation, the Guarantors hereby absolutely, unconditionally and irrevocably guarantee, on a joint and several basis, to the Guaranteed Party, the due and punctual payment of any obligation or liability payable by Buyers as a result of a breach by Buyers of their obligations under the Merger Agreement (collectively, the “Obligation”); provided, that in no event shall the Guarantors’ liability under this Guarantee exceed $300,000,000, in the aggregate (the “Cap”).

2.  NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that either Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3.  CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantors agree that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of the Obligation, and may also make any agreement with Buyers or any Person liable with respect to the Obligation or interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyers or any such other Person without in any way impairing or affecting the Guarantors’ obligations under this Guarantee. The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, among other things, (a) the failure (or delay) on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyers or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Ancillary Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Obligation; (d) any change in the existence, structure or ownership of Buyers or any other Person liable with respect to the Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyers or any other Person liable with respect to the Obligation; (f) the existence of any claim, set-off or other right which the Guarantors may have at any time against Buyers or the Guaranteed Party or any of its Affiliates, whether in connection with the Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (h) the death, disability or incapacity of any Guarantor or (i) any other act or omission which might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a release or discharge of the Guarantors. To the fullest extent permitted by law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyers or any other Person primarily or secondarily liable with respect to the Obligation, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyers under the Merger Agreement or a breach by the Guaranteed Party of the Guarantee). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against Buyers or any other Person liable with respect to the Obligation that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyers or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyers or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Obligation thereafter arising. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent any of Buyers’ representations, warranties, covenants or agreements contained in the Merger Agreement are waived by the Guaranteed Party, then such waiver shall extend to the Guarantors.

4.  NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of its rights against, either Buyer or any other Person liable for any Obligations prior to proceeding against either Guarantor. No amendment or waiver of any provision of this Guarantee shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Guaranteed Party, or in the case of waiver, by the party or parties against whom the waiver is sought to be enforced. Notwithstanding anything contained herein to the contrary, the Guaranteed Party shall act solely at the direction of the Special Committee with respect to any amendment or waiver hereunder.

5.  REPRESENTATIONS AND WARRANTIES.  The Guarantors hereby represent and warrant to the Guaranteed Party that:

a. each of the Guarantors has the legal capacity to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantors do not contravene any agreement or other document to which either Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on a Guarantor or a Guarantor’s assets;

b. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantors have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

c. this Guarantee constitutes a legal, valid and binding obligation of the Guarantors enforceable against each Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

d. the Guarantors, together, have the financial capacity to satisfy the Obligation to the extent of the Cap, and all funds necessary for the Guarantors to fulfill their obligations under this Guarantee shall be available to the Guarantors for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6.  NO ASSIGNMENT.  Neither Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except in the case of an assignment by the Guaranteed Party by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by either Guarantor) or the Guarantors (in the case of an assignment by the Guaranteed Party).

7.  NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a) if to the Guaranteed Party, to it at:

Cablevision Systems Corporation or the Special Transaction Committee
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: Victoria D. Salhus
Attention: (516) 803-2577

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telecopier: (212) 728-9261
Attention: Daniel D. Rubino

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopier: (212) 558-3588
Attention: John P. Mead

(b) if to the Guarantors, to them at:

Charles F. Dolan
c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-1179

and

James L. Dolan
c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714
Telecopier: (516) 803-1181

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopier: (212) 909-6863
Attention: Richard D. Bohm

or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery.

8.  CONTINUING GUARANTEE.  This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, their heirs, estates, survivors, conservators, personal representative, successors and assigns until the Obligation is satisfied in full or the Cap has been reached. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantors shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time and (ii) any termination of the Merger Agreement in accordance with its terms other than pursuant to Section 7.01(d) of the Merger Agreement; provided that it shall survive any other termination with respect to any liability or damages arising out of any claim made within 90 days of the termination of the Merger Agreement to the extent a claim for such liabilities or damages is permitted under Section 7.02.

9.  NO RECOURSE.  The Guaranteed Party acknowledges that recourse against the Guarantors under this Guarantee constitutes the sole and exclusive remedy of the Guaranteed Party against the Guarantors and all other direct and indirect current and prospective holders of membership interests in Family LLC in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement and the transactions contemplated thereby. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, except as set forth in Section 8, no Person other than the Guarantors shall have any obligation hereunder and that no recourse hereunder or under the Merger Agreement shall be had against any Affiliate of either Guarantor, including, without limitation, Family LLC or MergerCo or any of their respective current, former or prospective stockholders, partners, members, directors, officers, Affiliates, agents, trustees or beneficiaries, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law.

10.  GOVERNING LAW.  This Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7 of this Guarantee; provided, however, that nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Law.

11.  Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.

12.  COUNTERPARTS.  This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

13.  EXPENSES.  In the event that a party hereto brings an action, suit or proceeding in respect of this Guarantee, the prevailing party in such action, suit or proceeding shall be entitled to recover from the other party all reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the prevailing party in connection therewith.

14.  ENTIRE AGREEMENT.  This Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except for the Merger Agreement and the Ancillary Agreements.

15.  SEVERABILITY.  If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantors have caused this Guarantee to be executed and delivered as of the date first written above.

/s/  Charles F. Dolan
Charles F. Dolan

/s/  James L. Dolan
James L. Dolan

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ Michael P. Huseby
Name: Michael P. Huseby

Title:	Executive Vice President and Chief
Financial Officer

Annex B

Excerpts from the Delaware General Corporation Law Relating to the Rights of Dissenting
Stockholders to Seek Appraisal of the Value of Their Cablevision Class A Common Stock

Section 262
Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsection (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

Opinion of Lehman Brothers Inc.

[Lehman Brothers letterhead]

May 2, 2007

The Special Transaction Committee of the Board of Directors
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Members of the Special Transaction Committee:

We understand that Cablevision Systems Corporation, a Delaware corporation (the “Company”), Central Park Holding Company, LLC, a Delaware limited liability company (“Family LLC”), Central Park Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Family LLC (“CVC MergerCo”), intend to enter into an Agreement and Plan of Merger, substantially in the form of the draft with the caption “Executed Copy” (the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of CVC MergerCo with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger, the Company (i) will become a wholly owned subsidiary of Family LLC, (ii) each issued and outstanding share of Cablevision NY Group Class A common stock, par value $.01 per share, of the Company (“Class A Common Stock”), other than Excluded Shares, Restricted Shares and any Dissenting Shares will be converted into the right to receive $36.26 cash, and (iii) each issued and outstanding share of Class A Stock held by the Family Stockholders, Family LLC, any Subsidiary of Family LLC, the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) and each issued and outstanding share of Cablevision NY Group Class B common stock, par value $.01, of the Company (“Class B Common Stock”, and together with Class A Common Stock, “Company Common Stock”) will be cancelled. The Merger Agreement contemplates that the Family Stockholders will contribute their shares of Class A Common Stock and Class B Common Stock in exchange for limited liability company interests of Family LLC immediately prior to the effective time of the Merger pursuant to an exchange agreement (the “Exchange Agreement”) to be entered into by and among such stockholders and Family LLC. The Merger Agreement also contemplates that the Family Stockholders and the Company will enter into a voting agreement (the “Voting Agreement”) under which the Family Stockholders will vote their shares of Class A Common Stock and Class B Common Stock in favor of the adoption of the Merger Agreement and that Charles F. Dolan and James L. Dolan will execute a guarantee (the “Guarantee”) with respect to the obligations of Family LLC under the Merger Agreement. The Merger Agreement also provides that the Merger is subject to the unwaivable condition that the Public Stockholders holding more than 50% of the outstanding shares of Class A Common Stock (other than executive officers and directors of the Company and its Subsidiaries) shall have voted in favor of the adoption of the Merger Agreement.

The terms and conditions of the Merger are set forth in more detail in the Merger Agreement, and capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

We have been requested by the Special Transaction Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of any consideration to be received by any stockholder of the Company except the Public Stockholders, the underlying business decision to proceed with or effect the Merger as compared to the alternative transactions or strategies that might be available to the Company. In addition, this opinion is not a solvency opinion and in no way addresses the solvency or financial condition of the Company, either as a result of incurrence of indebtedness by the Company necessary to consummate the Merger or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the Exchange Agreement, the Voting Agreement, the Guarantee and the Commitment Letter, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10 K for the fiscal year ended December 31, 2006, (3) financial and operating information with respect to the business,

C-1

operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from January 1, 2005 to May 1, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical and projected financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) published estimates of independent research analysts with respect to the future financial performance of the Company, and (7) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed that the only class of Company Common Stock held by Public Stockholders is Class A Common Stock. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have also considered sensitivities prepared by the management of the Company in respect of such projections, which sensitivities reflect alternative competitive scenarios.

We have assumed that the executed Merger Agreement will conform in all material respects with the draft of the Merger Agreement reviewed by us, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, that the financing for the Merger will be obtained in accordance with the Commitment Letter and that the transactions contemplated by the Exchange Agreement will be consummated in accordance with their terms. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders.

We have acted as financial advisor to the Special Transaction Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon our notification to the Special Transaction Committee that we are prepared to provide an opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Transaction Committee of the Board of Directors of the Company and is rendered to the Special Transaction Committee of the Board of Directors in connection with its consideration of the Merger, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

LEHMAN BROTHERS

/s/  Lehman Brothers

C-2

Annex D

Opinion of Morgan Stanley

[Morgan Stanley letterhead]

May 2, 2007

Special Transaction Committee of the Board of Directors
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Members of the Special Transaction Committee of the Board:

We understand that Cablevision Systems Corporation (the “Company”), Central Park Holding Company, LLC (the “Parent”) and Central Park Merger Sub, Inc., a wholly owned subsidiary of the Parent (the “Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft with the caption “Execution Copy” provided on May 2, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent and each outstanding share of Cablevision NY Group Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”) of the Company, other than Restricted Shares, Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $36.26 per share in cash. We note that the Family Stockholders (as defined in the Merger Agreement) will contribute their shares of the Company Class A Common Stock and Cablevision NY Group Class B common stock, par value $0.01 per share (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”) to the Parent in exchange for membership interests of the Parent pursuant to the Exchange Agreement (as defined in the Merger Agreement) between the Family Stockholders and the Parent immediately prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We also note that the Family Stockholders and the Company intend to enter into a voting agreement (the “Voting Agreement”) and that Charles F. Dolan and James L. Dolan intend to execute a guarantee (the “Guarantee”) in connection with the Merger. We further understand that, in the aggregate, the Family Stockholders and the Other Dolan Entities own approximately (i) 21% of the aggregate number of outstanding shares of the Company Common Stock, and (ii) 74% of the voting rights of the Company Common Stock, in the aggregate, on matters in which holders of the Company Common Stock vote together as a single class.

You have asked for our opinion as to whether the consideration to be received by the Public Stockholders (as defined in the Merger Agreement) pursuant to the Merger Agreement is fair from a financial point of view to such stockholders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v) reviewed the reported prices and trading activity for the Company Class A Common Stock;

vi) compared the financial performance of the Company and the prices and trading activity of the Company Class A Common Stock with that of certain other comparable publicly traded companies and their securities;

vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii) participated in discussions and negotiations among representatives of the Company, the Parent and their financial and legal advisors;

ix) reviewed the Merger Agreement, the Guarantee, the Exchange Agreement and the Voting Agreement, each in the form of the drafts attached to the Merger Agreement, a draft of the Commitment Letter (as defined in the Merger Agreement) dated May 2, 2007, and certain related documents; and

x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the only class of Company Common Stock held by the Public Stockholders is the Company Class A Common Stock. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the Merger Sub will obtain financing for the Merger in accordance with the terms set forth in the Commitment Letter and that the transactions contemplated by the Exchange Agreement will be consummated in accordance with their terms. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.

This opinion addresses only the fairness of the consideration to be received by the Public Stockholders pursuant to the Merger Agreement, and does not address the underlying business decision of the Company to enter into the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, either as a result of debt incurred by the Company necessary to consummate the Merger or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any parties, other than the Parent, which may have expressed interest in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Special Transaction Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering of this financial opinion. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, the Parent, affiliates of the Parent or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Special Transaction Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Public Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such stockholders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Richard S. Brail
Richard S. Brail
Managing Director

Appendix I

Vote by Internetwww.cesvote.com
Use the Internet to transmit your proxy until 6:00 a.m. EDT on the morning of the Special Meeting. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

Vote by Telephone1-888-693-8683
Use any touch-tone telephone to transmit your proxy until 6:00 a.m. EDT on the morning of the Special Meeting. Have your proxy card in hand when you call and follow the instructions provided.

Vote by Mail
Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Cablevision Systems Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230 to ensure that your vote is received prior to the Special Meeting on October 24, 2007.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com
Vote by Mail
Sign and return your proxy
in the postage-paid
envelope provided.

 Control Number: è

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê  PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Cablevision Systems Corporation	Special Meeting Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints HANK J. RATNER, JONATHAN D. SCHWARTZ and VICTORIA D. SALHUS and each of them, jointly and severally, as proxies with full power of substitution, and hereby authorizes them to vote as indicated on the reverse side all shares of Class A common stock and Class B common stock owned of record by the undersigned on the October 4, 2007 record date at the special meeting of Cablevision’s stockholders, to be held at 1111 Stewart Avenue, Bethpage, New York, at 11:00 A.M., New York time, on October 24, 2007, and any adjournment(s) or postponement(s) thereof.

,2007

Stockholder Sign Here	Date
,2007

Co-Stockholder Sign Here	Date
Please sign exactly as name appears hereon. Joint stockholders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.
☐ To change your address, please mark this box.

CABLEVISION SYSTEMS CORPORATION
VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE

Dear Stockholder:

Your vote is important. Cablevision Systems Corporation encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours per day, seven days per week. If you vote your proxy by Internet or telephone, you do NOT need to mail your proxy card.

•	To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card.

•	To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card.

If you have any questions or need assistance in voting, please call D. F. King & Co., Inc., which is assisting Cablevision, toll-free at 1-800-758-5880.

Thank you for your prompt attention to this request.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê  PERFORATION, DETACH AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.  ê

Cablevision Systems Corporation	Special Meeting Proxy Card

WHEN PROPERLY EXECUTED, ASSUMING THE UNDERSIGNED IS A RECORD OWNER ON THE RECORD DATE, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.	To adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Central Park Holding Company, LLC, Central Park Merger Sub, Inc. and Cablevision Systems Corporation as it may be amended from time to time, which, among other things, provides for the merger of Central Park Merger Sub, Inc. with and into Cablevision Systems Corporation, with Cablevision Systems Corporation continuing as the surviving corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve an amendment to Cablevision Systems Corporation’s Amended and Restated Certificate of Incorporation, which would make Section A.X. of Article Fourth of the Amended and Restated Certificate of Incorporation inapplicable to the merger and the other transactions contemplated by the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 or Proposal 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxies are authorized to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

(Continued, and please sign on reverse side)

Vote by Internetwww.cesvote.com
Use the Internet to transmit your voting instructions until 5:00 p.m. EDT on October 19, 2007. Have your voting instruction card in hand when you access the website listed above and follow the instructions provided.

Vote by Telephone1-888-693-8683
Use any touch-tone telephone to transmit your voting instructions until 5:00 p.m. EDT on October 19, 2007. Have your voting instruction card in hand when you call and follow the instructions provided.

Vote by Mail
Please mark, sign, date and promptly mail your voting instruction card using the postage-paid envelope provided or return your voting instruction card to: Cablevision Systems Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230 to ensure that your vote is received by the independent tabulator of Mellon Bank, NA before 5:00 p.m. EDT on October 19, 2007.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com
Vote by Mail
Sign and return your voting
instructions in the postage-
paid envelope provided.

Control Number: è

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê  PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Cablevision Systems Corporation	Confidential Voting Instruction Card

The undersigned hereby instructs Mellon Bank, NA, as Trustee of the Cablevision Choice 401 (k) Savings Plan (“Plan”), to vote in person or by proxy, all shares of stock of Cablevision Systems Corporation, which the undersigned beneficially owns and shall be entitled to vote as reflected in the records of the Plan’s recordkeeper as of the October 4, 2007 record date at the Special Meeting of Stockholders of the Company, to be held on October 24, 2007 and at any adjournments or postponements thereof, in the manner specified on the reverse side. Please read the enclosed Proxy Statement for more information. Mellon Bank, NA will vote the shares represented by this Voting Instruction Form if it is properly completed, signed, and received by the independent tabulator of Mellon Bank, NA before 5:00 p.m. EDT on October 19, 2007. Mellon Bank, NA will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. Mellon Bank, NA shall not vote shares allocated to a Participant’s account for which it has not received instructions from the Participant.

,2007

Participant Sign Here	Date
Please sign exactly as name appears hereon.

Your vote is important.
Please provide your voting instructions today.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Cablevision Systems Corporation	Confidential Voting Instruction Card

WHEN PROPERLY EXECUTED, THESE VOTING INSTRUCTIONS WILL BE IMPLEMENTED FOR THE SHARES ALLOCATED TO THE PLAN PARTICIPANT’S ACCOUNT AS OF THE RECORD DATE IN THE MANNER DIRECTED HEREIN BY THE PLAN PARTICIPANT. IF YOU RETURN THESE VOTING INSTRUCTIONS SIGNED BUT NO DIRECTION IS GIVEN, THE TRUSTEE WILL VOTE YOUR SHARES “FOR” THE PROPOSALS SET FORTH HEREIN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.	To adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2007, by and among Central Park Holding Company, LLC, Central Park Merger Sub, Inc. and Cablevision Systems Corporation as it may be amended from time to time, which, among other things, provides for the merger of Central Park Merger Sub, Inc. with and into Cablevision Systems Corporation, with Cablevision Systems Corporation continuing as the surviving corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve an amendment to Cablevision Systems Corporation’s Amended and Restated Certificate of Incorporation, which would make Section A.X. of Article Fourth of the Amended and Restated Certificate of Incorporation inapplicable to the merger and the other transactions contemplated by the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 or Proposal 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxies will be authorized to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

(Continued, and please sign on reverse side)

IMPORTANT

Your vote is important.  Regardless of the number of shares of Cablevision common stock that you own, please sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of Cablevision common stock in the name of a broker, bank or other nominee, only it can vote your shares of Cablevision common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy or telephone or via Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares of Cablevision common stock, please call:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll-Free: 1-800-758-5880